UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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INTERSIL CORPORATION
(Name of Registrant as Specified In Its Charter)

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DEAR FELLOW SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders (“Annual Meeting”) of Intersil Corporation (“Intersil”), to be held at our corporate headquarters located at 1001 Murphy Ranch Road, Milpitas, CA 95035 on May 2, 2012 at 8:00 a.m. Pacific Time. At this meeting you will be asked to vote on several proposals recommended unanimously by our Board of Directors. In this letter, I am highlighting the importance of Proposal 4 – our 2008 Equity Compensation Plan proposal and Proposal 5 – the compensation of our Named Executive Officers.

Under Proposal 4 we are requesting that you approve an amendment to our 2008 Equity Compensation Plan which would result in an increase to the number of shares authorized for issuance under the plan by 5.5 million shares (4.3% of our total shares outstanding). The competition for recruiting and retaining outstanding talent necessary to execute our business plans continues to be fierce. Our ability to increase shareholder value is heavily dependent upon our ability to retain key employees as well as attract new employees to support growth. It is vital that we continue to utilize equity grants to motivate our executive, engineering, operations and sales teams as we continue in our efforts to build a great company and increase shareholder value.

Under Proposal 5 we are requesting that you approve the compensation of our Named Executive Officers (commonly referred to as “Say-on-Pay”). Although Say-on-Pay is a non-binding proposal, we realize the importance of the Say-on-Pay vote. As a result, we have taken proactive steps to address the concerns of our shareholders regarding executive compensation. During the past year, we have communicated directly with several top shareholders regarding executive compensation. We have also closely reviewed compensation analyses we received from organizations that monitor corporate governance. We continue to compare our executive compensation programs with our peer companies to ensure our executive compensation is appropriately positioned in the marketplace. As a result of these actions, we have taken specific steps to address your concerns, including:

•	Developed and implemented a formal Clawback Provision regarding executive compensation;

•	Created a new performance-based equity program focused on Total Shareholder Return;

•	At least 50% of the annual equity grants issued to our Named Executive Officers are performance-based equity;

•	Removed excise tax provisions from our future executive compensation-related agreements beginning with executives hired in 2011; and

•	Removed the automatic renewal provision in the CEO’s employment agreement.

More extensive information regarding our executive compensation program and actions to address your concerns regarding executive compensation are outlined in our Compensation Discussion and Analysis (“CD&A”). We have proactively communicated with our shareholders and corporate governance organizations, and we believe we have appropriately addressed specific topics pertaining to executive compensation.

We provide access to our proxy materials over the Internet, which we believe expedites delivery of proxy materials, lowers the costs associated with our Annual Meeting and helps conserve natural resources. The Notice you received in the mail contains instructions on how to access this Proxy Statement and the 2011 Annual Report on Form 10-K (“2011 Annual Report”) and vote online. We also encourage you to read our 2011 Annual Report, which includes our audited financial statements and provides information about our business and products. The Notice also provides instructions on how to receive a paper copy of this Proxy Statement and the 2011 Annual Report.

Your vote is important. Please review the instructions described in this Proxy Statement as well as in the Notice you received in the mail.

We look forward to seeing you at the Annual Meeting and appreciate your support and continued interest in Intersil Corporation.

David B. Bell	Milpitas, California
CEO, President and Director	March 13, 2012

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 2, 2012
Time:	8:00 a.m. Pacific Time
Place:	Intersil Corporation’s Headquarters, 1001 Murphy Ranch Road, Milpitas, California 95035

Purpose of the Meeting:

1.	To elect nine directors to serve on our Board of Directors until the next Annual Meeting, or until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm;

3.	To approve an amendment to The Intersil Corporation Employee Stock Purchase Plan to increase the number of shares authorized for issuance to 6,533,334, an increase of 2,000,000 shares;

4.
To approve an amendment to the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan to increase the number of shares authorized for issuance to 34,352,316, an increase of 5,500,000 shares; and

5.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (”NEOs”).

Shareholders will also act on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed in the Notice of Availability of Proxy Materials.

You are entitled to vote if you were a shareholder at the close of business on Thursday, March 8, 2012.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote your shares over the Internet, by telephone, or by requesting and mailing a proxy card. Please review the instructions on the Notice of Availability of Proxy Materials concerning each of these voting options in detail.

Should you receive more than one Notice of Availability of Proxy Materials, please be sure to vote each in response to every proposal so that all your shares will be voted. If your shares are held of record by a broker, bank, or other nominee, you will not be able to vote in person at the Annual Meeting unless you first obtain a ballot issued in your name from the record holder, which you may receive by declaring your intention to vote in person on the website designated in the Notice of Internet Availability of Proxy Materials. Your proxy will not be used if you revoke it either before or at the Annual Meeting.

By Order of the Board of Directors,

Thomas C. Tokos	Milpitas, California
Senior Vice President, General Counsel and Secretary	March 13, 2012

Admittance to the Annual Meeting will be limited to shareholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

INTERSIL CORPORATION
1001 MURPHY RANCH ROAD
MILPITAS, CA 95035

PROXY STATEMENT

The proxy materials, including this proxy statement, proxy card or voting instruction card and our Annual Report will be mailed on or about March 23, 2012 to owners of shares of Intersil Corporation Class A Common Stock. This proxy statement contains information for you to consider when deciding how to vote on the matters brought before the meeting. The Board of Directors encourages you to read this document thoroughly and take the opportunity to vote on these matters.

The enclosed proxy is being solicited upon the order of the Board of Directors (the “Board”) and we will incur costs in conjunction with such solicitation. Such costs include the charges of brokerage houses and their custodians, nominees or fiduciaries for forwarding documents to shareholders. We retained Phoenix Advisory Partners, a division of American Stock Transfer and Trust Company, LLC, to assist in soliciting proxies for a fee of $6,000, plus other costs and expenses. In addition, certain of our officers, directors and regular employees, may solicit proxies by mail, in person, by telephone or fax.

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most shareholders have a choice of voting by the Internet, a toll-free telephone number or requesting and completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice of Availability of Proxy Materials to see which options are available to you. Proxies submitted by telephone or online must be received by 12:00 midnight, EDT, on Tuesday, May 1, 2012.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to our Secretary, (b) submitting a proxy bearing a later date, or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If you submit a proxy without providing directions, your shares will be voted by the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote? Shareholders of record as of the close of business on March 8, 2012 are entitled to vote. On that day, 126,643,320 shares of Common Stock were outstanding and eligible to vote. A list of shareholders eligible to vote will be available at our headquarters, located at 1001 Murphy Ranch Road, Milpitas, CA, 95035, beginning April 18, 2012. Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board recommend I vote? The Board recommends a vote “FOR” each Board nominee (Item 1), “FOR” the ratification of the Board of Directors’ appointment of KPMG LLP as our independent registered public accountants for the upcoming year (Item 2), “FOR” the approval of an amendment to The Intersil Corporation Employee Stock Purchase Plan to increase the number of shares authorized for issuance to 6,533,334, an increase of 2,000,000 shares (Item 3), “FOR” the approval of an amendment to our Amended and Restated 2008 Equity Compensation Plan to increase the number of shares authorized for issuance to 35,352,316, an increase of 5,500,000 shares (Item 4), and “FOR” approval of the compensation of our NEOs (Item 5).

What shares are included in the proxy card? The proxy card represents all the shares of voting stock registered to your account. Each share is entitled to one vote on each matter presented other than in the election of Directors. Our Amended and Restated Certificate of Incorporation provides for cumulative voting for Directors. With cumulative voting, at each election of Directors, each holder of Class A Common Stock is entitled to votes equal to the number of shares they hold multiplied by the number of Directors to be elected. The holder may cast all of their votes for a single candidate or may distribute them among any number of candidates.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum has been reached. The affirmative vote of a majority of eligible shares present, in person or by proxy, at the Annual Meeting, and actually cast, is required to approve all matters. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners, the nominees may vote those shares only on routine matters such as the ratification of the appointment of independent accountants. On all non-routine matters, such as the election of Directors, nominees who have not received instructions from beneficial owners cannot vote and there is a so-called “broker non-vote” on that matter. Broker non-votes and abstentions are not counted in tabulations of the votes cast by shareholders and will have no effect in determining whether there has been an affirmative majority vote on a particular matter.

Who will count the vote? Broadridge Financial Solutions, Inc. will tally the vote, which will be certified by the Inspector of Elections.

Is my vote confidential? Proxies, ballots and voting tabulations are available for examination only by the Inspector of Elections and tabulators. Your vote will not be disclosed to the Board of Directors or to our management other than the Inspector of Elections and except as may be required by law.

CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. The Board has responsibility for reviewing our overall performance rather than day-to-day operations. Its primary responsibility is to oversee the actions of our management, and in so doing, serve the best interests of Intersil and its shareholders. The Board selects and provides for the succession of executive officers, and subject to recommendations by the Nominating and Governance Committee, nominates individuals to serve as directors upon election at our Annual Meeting or to fill any vacancies on the Board. The Board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. The Board participates in decisions that could have a significant economic impact on Intersil. Management keeps the Directors informed of corporate activities through regular written reports and presentations at Board and committee meetings.

The Board believes that good corporate governance practices are essential to fostering good shareholder relations and creating shareholder value. We continually review our governance practices to ensure their relevance and appropriateness for Intersil and all of our shareholders. The Board’s corporate governance guidelines (which includes director independence criteria), the charters of each of the Board’s committees, our code of corporate conduct, and our code of ethics for our Chief Executive Officer and senior financial officers are available on the Investor Relations pages of our website at www.intersil.com. Shareholders may request copies of these documents free of charge by writing to Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035, Attn: Investor Relations.

Board Leadership Structure. The roles of Chief Executive Officer (“CEO”) and Chairman of the Board are separate in recognition of the differences between the two roles. The CEO provides the strategic direction and the day-to-day leadership and performance of the Company, while the Chairman of the Board is an independent director with well-defined roles and responsibilities. This leadership structure is appropriate given that, among other things, the Chairman provides guidance to the CEO, presides over Board meetings and executive sessions which take place at each regularly scheduled Board meeting, acts as the liaison between the independent directors and the CEO, and facilitates full and open discussion among management and the independent directors. We believe that this structure allows the Board to fulfill its duties effectively and efficiently.

Members of the Board and its Committees. Each of the incumbent Directors attended at least 83% of the total number of Board and Committee meetings on which they served.

Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee
David B. Bell (CEO)	Robert W. Conn1	James V. Diller1	James V. Diller1
Robert W. Conn1	Mercedes Johnson1	Gary E. Gist1	Jan Peeters1
James V. Diller1	Jan Peeters1, 2	Gregory Lang1	Robert N. Pokelwaldt1, 2
Gary E. Gist (Chairman)1	Robert N. Pokelwaldt1	James A. Urry1, 2	James A. Urry1
Mercedes Johnson1
Gregory Lang1
Jan Peeters1
Robert N. Pokelwaldt1
James A. Urry1

Seven meetings were held in 2011	Nine meetings were held in 2011	Ten meetings were held in 2011	Four meetings were held in 2011
Nine actions were taken by unanimous written consent	No actions were taken by unanimous written consent	Five actions were taken by unanimous written consent	No actions were taken by unanimous written consent

1)	The Board has determined that these Directors are independent under the listing standards of The NASDAQ Stock Market.
2)	Chairman of the Committee.

Directors Attendance at the Annual Meeting. We strongly encourage each of our Directors to attend the Annual Meeting. Last year, each of the incumbent Directors attended the Annual Meeting.

Committees of the Board. The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The charter of each committee is available on the Investor Relations section of our website at www.intersil.com.

Audit Committee—maintains the sole responsibility to appoint, approve engagements of, and oversee the independence and performance of our independent accountants. In addition, the Audit Committee oversees the integrity of our financial reporting and compliance with laws and regulations related to our financial reporting. They also have the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial reporting, internal accounting controls or other related auditing matters. The Audit Committee has the authority to engage counsel and other advisors to assist in carrying out its responsibilities. Messrs. Peeters and Pokelwaldt, and Ms. Johnson qualify as “financial experts” according to applicable securities laws and SEC regulations, and each has been designated by the Board as a financial expert.

Compensation Committee—reviews and approves the compensation of executive officers and certain other highly compensated individuals. In addition, the Compensation Committee administers certain benefit plans and makes recommendations to the Board regarding compensation of Board members. They also have the authority to administer, grant and issue awards under the Company’s equity compensation plan. The Compensation Committee has delegated limited authority to a subcommittee to grant and issue certain awards to employees who are not executive officers. The Board has determined that each member, other than Mr. Diller, is an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”.)

Nominating and Governance Committee—identifies, reviews, evaluates and recommends potential candidates to serve on the Board, as Chairman and as members of committees. In addition, the Nominating and Governance Committee serves as a focal point for communication between such candidates, our Directors who are not members of the Nominating and Governance Committee, and our management. They also monitor, evaluate and recommend corporate governance guidelines.

The Board’s Role in Risk Oversight. The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic risks. The Audit Committee of the Board regularly reviews areas of material risk through an ongoing process of Enterprise Risk Management (“ERM”) to understand the Company’s risk identification, risk management and risk mitigation strategies. The ERM process reviews areas of material risk at least annually and such reviews are discussed with the Audit Committee on a regular basis. The Chairman of the Audit Committee reports on the discussion during the next full Board meeting. The Board provides management guidance through the ERM process. This process enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. We believe that the practices described above combined with our current leadership structure facilitate effective Board oversight of our significant risks.

Shareholder Communications. Parties interested in communicating directly with any of the individual Directors or the Board as a group may do so by writing to Investor Relations via e-mail at investorrelations@intersil.com, or by mail to Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035. Our policy is to deliver such communications directly to the Board.

Director Compensation and Related Party Transactions. Outside Directors are compensated in quarterly installments at the below annual amounts. These amounts are paid directly to each Director with the exception of Mr. James A. Urry, an employee of Augusta Columbia Capital Group LLC, whose cash compensation payable for Board and committee memberships was paid directly to Augusta Columbia Capital Group LLC beginning in the fourth quarter of 2011.

	Chairman	Members
Board Members	$75,000	$45,000
Audit Committee	$20,000	$10,000
Compensation Committee	$12,000	$6,000
Nominating and Governance Committee	$10,000	$5,000

Director compensation is generally reviewed annually. In order to enhance alignment of interest between Directors and shareholders, Directors are required to own a certain minimum dollar value of Intersil common stock. In 2011, the common stock ownership requirement was twice the value of the annual retainer, which must be attained by the fifth anniversary of the date of the Director’s initial election to the Board .

Outside Directors also receive equity compensation consisting of a one-time appointment grant of 4,000 deferred stock units (“DSUs”) and stock options to purchase 25,000 shares of Intersil common stock. Thereafter, Outside Directors receive an annual grant of 4,000 DSUs and stock options to purchase 5,000 shares of Intersil common stock.

Directors are reimbursed for travel expenses incurred while attending Board and committee meetings. Related party transactions, if any, are reviewed by the Audit Committee. There were no related party transactions during fiscal year 2011.

Compensation Committee Interlocks and Insider Participation. During fiscal year 2011, no member of the Compensation Committee was an officer or employee of Intersil, or any of its subsidiaries, or was formerly an officer of Intersil or any of its subsidiaries, other than Mr. Diller, who was formerly the CEO of Elantec Semiconductor, Inc., a Company subsidiary. No member of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 or Item 402(j)(3) of Regulation S-K.

Submission of Director Nominations. The Nominating and Governance Committee will consider director nominees submitted by shareholders in accordance with the procedures set forth in our Restated Bylaws. Those procedures require a shareholder to deliver notice to our Secretary or Assistant Secretary at our principal executive offices. Delivery generally must be not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. If the date of the Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be delivered between 90 and 120 days prior to the Annual Meeting or, if the first public announcement of the date of the Annual Meeting is less than 100 days prior to the Annual Meeting, the 10th day following the public announcement.

Such notice must be in writing and must include:

(i)	the name and address of the nominating shareholder, as they appear in shareholder listings,

(ii)	the class and number of shares of Intersil stock which are owned beneficially and of record by the nominating shareholder,

(iii)	the nominee’s written consent to being listed in the proxy statement as a nominee and to serving as a director if elected, and

(iv)
any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of Directors. Candidates recommended by the shareholders are evaluated on the same basis as other candidates (other than Directors standing for re-election) recommended by our Directors, officers, third party search firms or other sources.

Criteria and Diversity. Among the minimum qualifications, skills, and attributes that the Nominating and Governance Committee looks for in nominees are the following:

(a)	integrity, competence, and judgment essential to effective decision-making,

(b)	ability and willingness to commit the necessary time and energy to prepare for, attend, and participate in meetings of the Board and one or more of its standing committees,

(c)	freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director,

(d)	background and experience that complements or supplements the background and experience of other Board members,

(e)	freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of Intersil, and

(f)
a proven record of accomplishment through demonstrated leadership in business, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance Board effectiveness.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews with members of the Board and the Nominating and Governance Committee, and a thorough review by the Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. In addition, the Nominating and Governance Committee considers cultural and geographical diversity in the director identification and nomination process as described in our Corporate Governance Guidelines. If the Committee determines that a candidate should be nominated for election to the Board of Directors, it will present its findings and recommendation to the full Board for approval.

Majority Voting for Directors. In February 2012, our Board of Directors amended our Bylaws to provide for a majority voting standard for the election of our directors in uncontested elections. Previously, our Bylaws were silent as to the voting standard for directors, and directors were elected using a plurality standard set forth in the Delaware General Corporation Law. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors. To be elected in an uncontested election, the votes “for” a director must exceed the votes “against” the director. Abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will act on the recommendation within 90 days following receipt of the tender. After coming to a decision, the Board of Directors will publicly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable). If the Board of Directors does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier resignation, removal or death. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors. The election of directors at the Annual Meeting is an uncontested election and thus the majority voting standard applies.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY BALLOT

Directors are elected at each Annual Meeting and hold office until the election held at the following Annual Meeting. A majority of the votes of eligible shares present in person or by proxy and actually cast is required for the election of directors. Our Amended and Restated Certificate of Incorporation, and our Restated Bylaws, provide for a Board of not fewer than five and not more than eleven members. The Board currently consists of nine Directors.

Director candidates are nominated by the Board upon the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee has recommended the nine nominees below, each of whom is currently a Director. Shareholders are also entitled to submit the names of director candidates for consideration by the Nominating and Governance Committee in accordance with the procedures set forth in our Restated Bylaws and summarized under the heading “Corporate Governance—Submission of Director Nominations.”

The person named on the form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board. Shareholders may cumulate their votes for Directors, and the Director elections are then determined by a majority of the votes cast.

Director Qualifications

Our Director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each Director has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of services to Intersil and our Board. Finally, we value their significant experience on other boards of directors.

The following biographies provide a brief description of each nominee’s age, principal occupation and business experience, (as of March 8, 2012) and Directorships held in other corporations.

Nominees	Positions and Offices Held with Intersil
David B. Bell	CEO, President, and Director
Robert W. Conn	Director
James V. Diller	Director
Gary E. Gist	Chairman of the Board
Mercedes Johnson	Director
Gregory Lang	Director
Jan Peeters	Director
Robert N. Pokelwaldt	Director
James A. Urry	Director

Business Experience of Directors

   David B. Bell, CEO, President, and Director. Mr. Bell, age 55, has served as our CEO, President and Director since February 13, 2008. Prior to this, Mr. Bell served as President, Chief Operating Officer, and Director of Intersil from April 2, 2007 to February 12, 2008. Prior to joining Intersil, Mr. Bell was employed for 12 years with Linear Technology Corporation (“LTC”), most recently, from June 2003 to January 2007, as its President. Prior to becoming President of LTC, from January 2002 to June 2003, Mr. Bell served as LTC’s Vice President and General Manager of Power Products and, from February 1999 to January 2002, as LTC’s General Manager of Power Products. From June 1994 to January 1999, he held the position of LTC’s Manager of Strategic Product Development. Mr. Bell has served on the Board of Directors of the Semiconductor Industry Association since March 2008, the Board of Open-Silicon, Inc., a semiconductor design and manufacturing company since March 2010, and the Board of the Global Semiconductor Alliance since November 2011. Mr. Bell joined the Board of the Silicon Valley Leadership Group in September 2011. Mr. Bell’s qualifications to serve as a Director include his more than 30 years of management experience at analog companies in positions including CEO, President, Chief Operating Officer and Research and Development Manager.

Robert W. Conn, Director. Dr. Conn, age 69, has been a Director since April 2000. Dr. Conn was appointed President and director of the Kavli Foundation, a philanthropic organization, in April 2009. Dr. Conn has been President of Conn Engineering & Consulting, Inc. since 2002. In addition, he has been a Professor and Dean of Engineering, Emeritus, at the University of California, San Diego since 2004. From 2002 to 2008, Dr. Conn was Managing Director of Enterprise Partners Venture Capital. From 1994 to July 2002, Dr. Conn was the Dean of the Jacobs School of Engineering, University of California, San Diego, and the Walter J. Zable Endowed Chair in Engineering. Dr. Conn served on the Board of Directors of ChipPAC, Inc. from 2002 through 2004, and on the Board of Directors of STATS ChipPAC, Inc. from 2004 through 2007. Presently, he is a member of the National Academy of Engineering. Dr. Conn has previously served on the Board of Directors of several privately-held companies. Dr. Conn’s qualifications to serve as a Director include his academic experience as Professor of Engineering and Dean of a major university engineering department and his experience as a venture capitalist specializing in technology companies.

James V. Diller, Director. Mr. Diller, age 76, has been a Director since May 2002. Mr. Diller is a retired Chairman of the Board of Elantec Semiconductor, Inc., a post he held from 1997 to May 2002. Mr. Diller served as a Director of Elantec Semiconductor, Inc. from 1986 to May 2002 when Elantec was acquired by Intersil. From November 1998 to July 2000, he served as Elantec’s President and CEO. Mr. Diller is a founder of PMC-Sierra, Inc., a company that engages in the design, development, marketing, and support of communications semiconductors, storage semiconductors, and microprocessors and was its President and CEO from 1983 to 1997; he is currently Vice Chairman of the Board of Directors. In addition, Mr. Diller became Chairman of the Board of Avago Technologies Limited, a leading global manufacturer of optoelectronics and analog interface components, in January 2010 and previously served on the Board of Avago since December 2005. He was a Director of Sierra Wireless, Inc. from 1993 through 2003. Mr. Diller also serves on the Board of Directors of a privately-held company. Mr. Diller’s qualifications to serve as a Director include his extensive analog IC company management experience in positions such as Chairman of the Board, CEO, President and General Manager, and his experience as a product development engineer.

Gary E. Gist, Director. Mr. Gist, age 65, has been Chairman of the Board since May 2005. Prior to this, Mr. Gist served as a Director since our inception in August 1999. Mr. Gist has served as vice president of Palomar Display Products, a privately held company that engages in the development and integration of displays and computer systems for demanding applications used in harsh environments, since January 2009. He has also served as a member of the Board of Directors of Palomar Display Products since May 2009. From 1995 to 2008, Mr. Gist served as the President and CEO of Palomar Technological Companies. Mr. Gist also serves on the Board of Directors of a privately-held company. Mr. Gist’s qualifications to serve as a Director include his management experience as Director, CEO and President of a technology company providing products to the semiconductor industry and his financial experience as a CPA with a prominent public accounting firm.

Mercedes Johnson, Director. Ms. Johnson, age 58, has been a Director since August 2005. Ms. Johnson was previously the Senior Vice President of Finance and Chief Financial Officer (“CFO”) at Avago Technologies from November 2005 until her retirement in August 2008. Prior to her employment with Avago, Ms. Johnson worked for Lam Research Corporation, serving as its Senior Vice President of Finance from June 2004 to January 2005, and as its CFO from April 1997 to May 2004. Ms. Johnson has served as a member of the Board of Directors of Micron Technology, Inc. since June 2005 and has served as a member of the Board of Directors of Juniper Networks since May 2011. She also served on the Board of Directors for Storage Technology Corporation from January 2004 to August 2005. Ms. Johnson’s qualifications to serve as a Director include her experience as a senior financial executive at semiconductor and semiconductor equipment companies, and as a board member of a publicly-traded semiconductor company.

Gregory Lang, Director. Mr. Lang, age 48, has been a Director since February 2006. Mr. Lang has served as President, CEO and Director of PMC-Sierra, Inc., a company that engages in the design, development, market and support of semiconductor solutions for storage, mobile and optical networks, since May 2008. In March 2008, Mr. Lang resigned his position as President, CEO and Director of Integrated Device Technology Inc. (“IDT”). Mr. Lang joined IDT as President in October 2001, was appointed CEO in January 2003 and elected to the IDT Board of Directors in September 2003. Prior to joining IDT, Mr. Lang held the position of Vice President and General Manager of Intel’s platform networking group. Previously he managed Intel’s Ethernet, storage I/O processing, home networking and broadband businesses. Mr. Lang’s qualifications to serve as a Director include his 25 years of experience in the semiconductor industry in positions including CEO, President and Vice President and General Manager.

Jan Peeters, Director. Mr. Peeters, age 60, has been a Director since April 2000. Mr. Peeters is Chairman and CEO of Olameter Inc., a meter asset and data management company, which he formed in 1998. He presently serves, since 1998, as Chairman of Cogeco Inc. and Cogeco Cable Inc., publicly-traded Canadian companies in the areas of broadcasting and cable. In addition, Mr. Peeters serves as Chairman, since 2009, on the Board of GFFI, a small-cap financing company. Mr. Peeters served as Chairman on the Board of iNovia Capital, a venture capital company from 1999 to 2011. He also served as Governor of McGill University from 1999 to 2009 and he served on the Board of Directors of Call-Net, a publicly-traded Canadian telecommunications company, from 1999 to 2002. He was previously founder, vice-chairman, president and CEO of Fonorola Inc., a facilities-based long-distance telephone company from 1988 to 1998, at which time it was acquired by Call-Net Enterprises Inc. Mr. Peeters’ qualifications to serve as a Director include his senior executive experience at public and private companies in positions such as Chairman, Director and CEO.

Robert N. Pokelwaldt, Director. Mr. Pokelwaldt, age 75, has been a Director since April 2000. Mr. Pokelwaldt was previously Chairman and CEO of YORK International Corporation, a manufacturer of air conditioning and cooling systems from January 1993 until his retirement in October 1999. While at YORK International Corporation, he also served as President, CEO and Director from June 1991 to January 1993 and was President and Chief Operating Officer from January 1990 to June 1991. Mr. Pokelwaldt retired from the Board of Directors of Carpenter Tech in May 2004 and he retired from the Board of Directors of Mohawk Industries, Inc. in May 2011. Mr. Pokelwaldt’s qualifications to serve as a Director include his senior executive experience at public and private companies in positions such as Chairman, Director and CEO.

James A. Urry, Director. Mr. Urry, age 58, has been a Director since our inception in August 1999. Mr. Urry has served as Chief Investment Officer and Managing Partner at Augusta Columbia Capital Group LLC since May 2011. Prior to this, Mr. Urry was a Partner at Court Square Capital Partners, a private equity firm from July 2007 to May 2011. Court Square Capital Partners was established as a result of a spin-off from Citigroup Venture Capital Ltd. in 2007. Previous to this, Mr. Urry was a Partner at Citigroup Venture Capital Ltd. from 1989 to June 2007. Mr. Urry served on the Board of Directors of Lyris, Inc. from June 2007 to August 2011 He also served as a Director of AMI Semiconductor prior to the merger of AMI and ON Semiconductor on March 12, 2008. Mr. Urry’s qualifications to serve as a Director include his experience as a senior executive at private equity firms, and as a Director at a public semiconductor firm.

The Board of Directors recommends a vote “FOR” each of the nominees listed.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY BALLOT

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the shareholders ratify the selection of KPMG LLP as Intersil’s independent registered public accounting firm to audit and report upon our financial statements for the 2012 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting in person or by proxy and actually cast. Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of KPMG LLP as our independent accountants.

In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of Intersil and our shareholders.

One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of the selection of KPMG LLP to serve as Intersil’s independent registered public accounting firm for the 2012 fiscal year.

APPROVAL OF AN AMENDMENT TO
THE INTERSIL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

ITEM 3 ON PROXY BALLOT
    The Board of Directors has approved, subject to shareholder approval, an amendment to increase the number of shares of Common Stock reserved for issuance under The Intersil Corporation Employee Stock Purchase Plan (the “ESPP”) by 2,000,000 shares to a total of 6,533,334 shares. The affirmative vote of the majority of shares present at the Annual Meeting in person or by proxy, and actually cast is required for approval of the amendment to the ESPP.

    Prior to the effectiveness of the proposed amendment, a total of 4,533,334 shares of Common Stock had been reserved for issuance under the ESPP. As of March 8, 2012, approximately 508,165 shares were available for purchase under the ESPP.

    A summary description of the ESPP is provided below. This summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this Proxy Statement as Exhibit A. The closing price of our Common Stock on March 8, 2012 was $11.00 per share.

    The Board of Directors believes that the proposed amendment to the ESPP will permit us to continue to offer a competitive compensation package.

The Board of Directors recommends that the shareholders vote “FOR” the amendment to
The Intersil Corporation Employee Stock Purchase Plan.

Summary of the Employee Stock Purchase Plan

    Purpose. Our Board of Directors adopted the ESPP to provide eligible employees with the opportunity to acquire an ownership interest through participation in a payroll deduction based employee stock purchase plan designed to qualify under Section 423 of the Internal Revenue Code (the “Code”).

Eligibility and Participation. Generally, any employee, including of our affiliates, on active payroll status who customarily works more than 20 hours per week for more than five months each calendar year is eligible to participate in the ESPP. However, employees who are five-percent owners are not eligible to participate in the ESPP. An election to participate in the ESPP must be made during a semi-annual enrollment period, in accordance with the enrollment procedures prescribed by the ESPP’s administrator. The semi-annual enrollment periods will occur at the times specified by the ESPP’s administrator. As of March 8, 2012, there were approximately 1,652 employees were eligible to participate in the ESPP.

Administration. The ESPP is administered by our Board of Directors or by a committee appointed by the Board (the “Committee”). The Committee consists of at least two individuals, all of whom qualify as “outside directors” and “non-employee directors,” as those terms are defined by section 162(m) of the Code and Rule 16b-3 of the Securities Exchange Act of 1934, respectively.

The Committee may make such rules and regulations and establish such procedures for the administration of the ESPP, as it deems appropriate. The Committee has the authority to interpret the ESPP, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law. Additionally, the Committee may take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the ESPP or the administration or interpretation thereof.

Shares of Stock Available Under the ESPP. A total of 4,533,334 shares of Common Stock are currently reserved for issuance under the ESPP.  As of March 8, 2012, approximately 508,165 shares remained available for purchase. If the proposed amendment to the ESPP is approved, both the shares reserved under the ESPP and the shares available for purchase under the ESPP will increase by 2,000,000 shares to a total of 6,533,334 shares. Available shares are authorized but unissued or reacquired Common Stock, including Common Stock purchased on the open market. The number of available shares is subject to adjustment in the event of a stock dividend, stock split, combination of shares, exchange of shares or other similar changes affecting the outstanding Common Stock.

Purchase of Common Stock. Shares of Common Stock will be offered to eligible employees during the purchase periods established by the ESPP. There are two six-month purchase periods: (1) beginning with the first trading day in April and ending on the last trading day in September, and (2) beginning with the first trading day in October and ending on the last trading day in March.

Each participant enrolls in the ESPP for a given purchase period by authorizing payroll deductions designating a percentage of compensation – from 1% to 10%, in 1% increments – to be withheld and credited to an account in his or her name. These contributions are made on an after-tax basis. No interest is credited to this account. An election to participate in the ESPP for a particular purchase period applies to subsequent purchase periods, unless it is revoked as described below. A participant may revoke the election entirely in accordance with the procedure described below, but otherwise may not change his or her elected payroll deduction percentage during a purchase period.

Participants have the right to purchase shares of Common Stock on the purchase date occurring at the end of each purchase period during which they participated in the ESPP. On the purchase date, the participant’s accumulated payroll deductions are used to purchase shares of Common Stock. The purchase price of each share of Common Stock will be eighty-five percent (85%) of the fair market value per share of Common Stock on the applicable purchase date. The number of shares of Common Stock which will be purchased on behalf of a participant on the purchase date will be that whole and fractional number of shares obtained by dividing the total amount of the participant’s payroll deductions for that purchase period by the purchase price in effect for that purchase date. The maximum number of shares of Common Stock which may be purchased is subject to the limitations described below. Any payroll deductions not used because of these limitations are refunded to the participant or rolled over for subsequent purchase periods at the discretion of the ESPP’s administrator.

Stock Purchase Limits. The Code and the ESPP impose certain limits on the amount of Common Stock that can be purchased with payroll deductions under the ESPP. Under the Code and the ESPP, a participant may not purchase Common Stock under the ESPP in an aggregate amount which exceeds $25,000 in fair market value of Common Stock (determined as of the first trading day of the relevant purchase period) during a calendar year. The ESPP also limits the maximum number of shares that may be purchased by a single participant on any one purchase date to 16,667 shares. Such limitation is subject to adjustment for stock dividends, stock splits, combinations of shares, exchanges of shares or other similar changes affecting the outstanding Common Stock.

Termination of Participation. A participant may revoke a payroll deduction election at any time before the last two weeks of the purchase period. Participants who make this revocation will not be allowed to purchase shares on the purchase date. In addition, no further payroll deductions will be collected with respect to that purchase period, and any payroll deductions already collected will be refunded to the participant without interest. A revocation is irrevocable with respect to a particular purchase period. However, a participant may choose to begin participating again by enrolling during the semi-annual enrollment period occurring before the start date of the next purchase period for which he or she is eligible to participate.

If a participant is on a leave of absence, the participant will be deemed to be an employee for a period of up to 90 days. If the leave of absence is paid, the participant’s payroll deduction election in effect at the time of leave will continue. If the leave is unpaid, no deductions or contributions will be permitted during the leave. If the participant returns to work within 90 days after the leave of absence, payroll deductions under the ESPP will automatically resume at the rate in effect at the time the leave began. If the participant’s leave lasts longer than 90 days, the participant will cease to be an eligible employee under the ESPP.

Should a participant cease to be an eligible employee for any reason (including being on leave of absence for more than 90 days, death, long-term disability or lay-off) during any purchase period for which the participant has made an election, his or her payroll deductions with respect to that purchase period will terminate and the participant’s previous payroll deductions will be refunded in cash (without interest).

Shareholder Rights. Participants have all of the rights and privileges of a stockholder with respect to the shares of Common Stock purchased under the ESPP. A participant will only receive dividends paid on the Common Stock purchased if the purchase occurred before the applicable record date for such dividend.

Amendment. The Board of Directors may amend the ESPP at any time and for any reason. However, unless approved by our stockholders, no amendment can:

•	Increase the maximum number of shares of Common Stock that may be purchased under the ESPP or the maximum number of shares that may be purchased by a participant on any one purchase date;

•	Change the purchase price formula so as to reduce the purchase price; or

•	Materially increase the benefits payable under the ESPP or materially modify the requirements for eligibility to participate under the ESPP.

Effective Date and Termination. The effective date of the ESPP was March 1, 2000 and our shareholders approved an amendment of the ESPP on May 6, 2009 to extend the term of our ESPP by an additional nine years.  The ESPP is scheduled to terminate on February 28, 2019; however, the Board of Directors may earlier terminate the ESPP at any time at its discretion.

Plan Benefits

The number of shares of Common Stock that will be purchased or received in the future by participants in the ESPP is not currently determinable. Since benefits to be received in the future are not determinable, the below table reflects the benefits received by the stated individual(s) under the ESPP in the 2011 fiscal year.

All shares that are currently outstanding under the ESPP are reflected in the Equity Compensation Plan Information table in this Proxy Statement.

Intersil Corporation Employee Stock Purchase Plan 2011
Name	Dollar Value	Number of Units
David B. Bell	$—	—
Jonathan A. Kennedy	$14,659	1,532
Susan J. Hardman	$21,153	2,124
Peter R. Oaklander	$23,066	2,180
Andrew M. Cowell	$—	—
Executive Group	$44,840	4,322
Non-Executive Officer Employee Group	$6,490,319	682,548

Summary of U.S. Federal Income Tax Consequences

Federal Tax Treatment. A participant recognizes no taxable income and Intersil is not entitled to a deduction for the year in which the participant enrolls in the ESPP nor for the year in which he or she purchases stock under the ESPP.

Section 423 of the Code establishes a holding period which is important in determining how any gain or loss on disposition of shares acquired under the ESPP is to be treated. This holding period is effectively two years from the beginning of the purchase period for shares purchased at the end of such period. If a participant sells or otherwise disposes of shares prior to the expiration of the required holding period (a “disqualifying disposition”), the participant will recognize compensation income at that time equal to the excess of the fair market value of the shares on the purchase date over the purchase price of the shares. Any amount recognized upon a disqualifying disposition in excess of the fair market value of the shares on the purchase date will be treated as short-term or long-term capital gain, depending on whether the shares have been held for more than one year. If the sale price is less than the sum of the purchase price and the amount included in income as a result of the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year.

If a participant sells his or her shares after the holding period described above, he or she will recognize compensation income in an amount equal to the lesser of (i) 15% of the fair market value of the Common Stock determined as of the first day of the purchase period or (ii) the excess, if any, of the fair market value of the Common Stock on the date of sale over the purchase price. If the purchase price exceeds the fair market value on the date of sale, no amount is reported as compensation income. If the fair market value of the Common Stock on the date of sale exceeds the sum of the purchase price plus any amount recognized as compensation income, as described above, the amount of such excess is recognized as a long-term capital gain. If the purchase price exceeds the fair market value on the date of sale, such excess is a long-term capital loss.

Withholding. We deduct from participants’ payroll checks all federal, state, local and other taxes required by law to be withheld with respect to any income attributed to participants as a result of their participation in the ESPP.

If a participant makes a disqualifying disposition, and, if we have a tax-withholding obligation because of such disposition, the participant must reimburse Intersil an amount equal to any such withholding tax.

The foregoing discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to an ESPP participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

APPROVAL OF AN AMENDMENT TO THE INTERSIL CORPORATION AMENDED AND RESTATED
2008 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR
ISSUANCE TO 34,352,316, AN INCREASE OF 5,500,000 SHARES.

ITEM 4 ON PROXY BALLOT

The Board of Directors has approved, subject to shareholder approval, an amendment to increase the number of shares of Common Stock authorized for issuance under the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan, as amended and restated from time to time (the “2008 Equity Plan”) by 5,500,000 shares to a total of 34,352,316 shares. As of the date of this Proxy Statement, 28,852,316 shares are reserved for issuance under the 2008 Equity Plan and approximately 8,396,666 of these shares remain available for future awards. If this Proposal is approved by our shareholders, approximately 13,896,666 shares will be available for awards under the 2008 Equity Plan. The affirmative vote of the majority of shares present at the Annual Meeting in person or by proxy and actually cast is required for approval of the amendment to the 2008 Equity Plan.

A summary description of the 2008 Equity Plan is provided below. This summary is qualified in its entirety by the full text of the 2008 Equity Plan, a copy of which is attached to this Proxy Statement as Exhibit B.

The Board of Directors believes that approval of the proposed amendment to the 2008 Equity Plan is necessary to permit Intersil to continue to offer a competitive compensation package.

The Board of Directors recommends that the shareholders vote “FOR” the amendment to the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan.

Summary of the 2008 Equity Plan

Purpose. The Board adopted the 2008 Equity Plan to enable key employees, directors and consultants to participate in the equity ownership of Intersil through awards of options, restricted stock, stock appreciation rights, deferred stock units, phantom shares and other stock-based awards. The purpose of the 2008 Equity Plan is to (i) align the interests of the eligible individuals with the interests of our shareholders, (ii) provide incentives for eligible individuals to exert maximum efforts for our success, (iii) attract and retain the best available talent, and (iv) reward key personnel for their part in increasing shareholder value.

Effective Date and Termination. Our Board adopted the 2008 Equity Plan on February 9, 2011, and our shareholders approved an amendment and restatement of the 2008 Equity Plan on May 4, 2011 at our 2011 Annual Meeting. The 2008 Equity Plan will terminate on May 4, 2021, unless earlier terminated by the Board.

Administration. The 2008 Equity Plan is administered by a sub-committee of our Compensation Committee of the Board (the “Committee”). The Committee is currently composed of three members, each of whom is a “non-employee director” as defined under Rule 16b-3(b)(3) promulgated by the SEC under the Exchange Act and an “outside director” as defined under Section 162(m) of the Code and the regulations thereunder. The Board has designated certain members or officers to serve as a Secondary Committee and has delegated to the Secondary Committee authority to grant awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or section 162(m) of the Code, subject to compliance with all legal requirements. The Secondary Committee has the same authority with respect to selecting the individuals to whom awards are granted and establishing the terms and conditions of awards as the Committee has under the terms of the 2008 Equity Plan.

The Committee has the following powers and authority with regard to the 2008 Equity Plan:

(i)	to interpret and administer the 2008 Equity Plan;

(ii)	to select the employees, directors and consultants to receive awards under the 2008 Equity Plan;

(iii)	to determine the type and amount of awards to be granted to participants;

(iv)	to determine the times at which awards will be granted;

(v)
to determine the terms and conditions of awards granted under the 2008 Equity Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an award and waivers or accelerations thereof, and waivers of or modifications to performance goals relating to an award, based in each case on such considerations as the Committee shall determine) and the terms of agreements which will be entered into with participants with respect to the 2008 Equity Plan;

(vi)	to adopt regulations for carrying out the 2008 Equity Plan and make changes in such regulations as it shall from time to time, think advisable; and

(vii)	to amend the 2008 Equity Plan if such power is so delegated by the Board.

Participation. All of our employees and consultants and all of our Directors are eligible to participate in the 2008 Equity Plan.

Shares of Stock Available for Grant. The 2008 Equity Plan currently authorizes 28,852,316 shares for issuance under our general share pool, 23,728,692 shares of which have been issued as of the date of this Proxy Statement. If the amendment to the 2008 Equity Plan is approved, the number of shares authorized for issuance under our general share pool will increase to 34,352,316 shares, which represents an increase of 5,500,000 shares. Each share issued pursuant to an award other than a stock option or stock appreciation right (“SAR”) will reduce the number of shares available for issuance by 2.33 shares. For example, if all awards under the 2008 Equity Plan are made in the form of restricted stock grants, approximately 14,743,483 shares will be available for issuance pursuant to such grants. The shares may be treasury shares or authorized but unissued shares. The maximum number of shares that may be granted to any one individual may not exceed 666,667 during any calendar year, or in the case of awards payable in cash, $2,000,000.

Term of Awards. The maximum term of any option or stock appreciation right granted under the 2008 Equity Plan is seven years from the date of grant.

Certain Vesting Requirements. Subject to the terms of the 2008 Equity Plan, awards of deferred stock units, other stock-based awards, phantom shares and restricted stock shall vest ratably over a period of not less than three years unless the vesting of such awards is based upon the achievement of performance criteria, in which case such awards will vest over a period of not less than one year. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant awards of deferred stock units, other-stock-based awards, phantom shares and restricted stock representing, in the aggregate, not more than 10% of the number of shares reserved for issuance under the 2008 Equity Plan that are not subject to any minimum vesting period requirement.

Changes in Capital Structure. In the event of certain changes in our capital structure, such as a merger, consolidation, reorganization, share exchange, sale of substantially all of our assets or stock, stock dividend, stock split or other similar event, the Committee will make appropriate adjustments in the number and kind of shares authorized by the 2008 Equity Plan and other adjustments to outstanding awards as it deems appropriate.

Change of Control. In the event of a change in control (as defined in the 2008 Equity Plan), the Committee may, at its discretion (i) cancel any outstanding vested options and SARs in exchange for a cash payment of an amount equal to the difference, if any, between the then fair market value of the stock underlying the award less the exercise price of the award, (ii) after having given the award holder a chance to exercise any outstanding options or SARs, terminate any or all of the award holder’s unexercised options or SARs, (iii) where we are not the surviving corporation, cause the surviving corporation to assume or replace all outstanding options or SARs with awards involving the common stock of the successor corporation on terms necessary to preserve the rights of award holders, (iv) accelerate the vesting of options, SARs, restricted stock and other awards made under the 2008 Equity Plan, or (v) take any other actions it deems appropriate. In addition, unless otherwise provided by the Committee, all phantom shares, deferred stock units and other stock-based awards will generally be settled in a lump sum payment upon a change in control.

Amendment and Termination of the 2008 Equity Plan. The Board (or the Committee, if such power is so delegated by the Board) may amend, modify, suspend or terminate the 2008 Equity Plan, provided that shareholder approval of any amendment is obtained as required by applicable laws or regulations. The Committee may also amend any outstanding award without a participant’s consent, but an amendment to a participant’s award may not adversely impact the participant without his or her consent unless the amendment is required by law. However, neither the Board nor the Committee may, without approval of our shareholders, implement a program that provides for the repricing, replacing or cash buy-back, of underwater awards.

Performance Goals. Awards may be granted or vested contingent upon attaining goals related to our performance or the performance of any of our subsidiaries, divisions or business units (including divisions and business units of subsidiaries). Performance goals will be based upon one or more of the following: revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction.

Options. The Committee may grant options that are intended to be incentive stock options under Section 422 of the Code and non-qualified stock options. The price per share at which our common stock may be purchased upon exercise of an option may not be less than the fair market value of a share of common stock on the date of grant (or 110% of the fair market value of a share of common stock on the date of grant in the case of an incentive stock option granted to a more than 10% shareholder). The option price of an option awarded under the 2008 Equity Plan may not be reduced after the grant of such option except in the case of a change in our capital structure, unless the reduction is approved by a majority of the shares present and voted at a duly called meeting of the shareholders. The maximum term of an option is seven years from the date of grant (or 5 years from the date of grant in the case of an incentive stock option granted to a more than 10% shareholder).

A participant may pay the option price: (i) in cash or with a certified or bank cashier’s check at the time of exercise, (ii) with the consent of the Committee, by delivery of an assignment of a sufficient amount of the proceeds from the sale of shares of common stock to be acquired pursuant to such exercise, or (iii) with the consent of the Committee, in whole or in part in common stock held by the participant and valued at their fair market value on the date of exercise. The ability of a participant to exercise his or her options following termination of employment is addressed in the relevant award agreements.

The Committee may include in an option agreement a provision enabling the participant to exercise shares subject to options prior to the full vesting of the option. Any shares so acquired will remain subject to the vesting schedule of the underlying option and, prior to the time those shares become vested and following the participant’s termination of employment, we will be permitted to repurchase any shares so acquired for an amount equal to the lesser of the exercise price paid or the fair market value of the shares on the date of the repurchase.

Stock Appreciation Rights. A SAR allows a recipient to receive, upon exercise of the right, the increase in the fair market value of a specified number of shares of common stock from the date of grant to the date of exercise. Payment upon exercise of a SAR may be made in cash or common stock (including restricted stock). The ability of a participant to exercise his or her SARs following termination of employment is addressed in the relevant award agreements.

Restricted Stock. In a restricted stock award, the Committee grants to a participant shares of common stock that are subject to forfeiture upon specified events and/or the failure to achieve specified performance goals during a specified restriction period. During the restriction period, holders of restricted stock have the right to receive dividends from (which dividends are subject to the same restrictions as the underlying shares) and to vote the shares of restricted stock. Unless otherwise determined by the Committee, shares of restricted stock that have not yet become vested will be forfeited when a participant’s service is terminated for any reason.

Phantom Shares. The award of a phantom share gives a participant the right to receive payment of the fair market value of a share of common stock (or such lesser amount as determined by the Committee) upon the vesting of such phantom share award (or such later date as may be elected by the participant). The Committee establishes the terms and conditions of a phantom share award in an award agreement at the time the award is granted, including when such shares vest. Phantom shares will be settled upon vesting or at the end of a deferral period, either in cash or in shares of common stock or in any combination of the foregoing, as determined by the Committee. Payment will generally be made in a single lump sum, except that the Committee may allow a participant to elect to receive payment in installments over a period not to exceed 10 years. Unless otherwise determined by the Committee, phantom shares that are not vested upon a participant’s separation from service will be forfeited.

Deferred Stock Units. In a deferred stock unit (“DSU”) award, we will deliver, subject to certain conditions, a fixed number of shares of common stock to the participant at the end of a vesting period, or if elected by the participant, at the end of a deferral period which occurs after the award has vested. During the vesting and deferral period(s), the participant has no voting rights with respect to any shares deliverable in connection with the DSU. Amounts equal to any dividends declared prior to vesting, and post-vesting during the deferral period(s), will be paid to the participant, without interest, at the time when the shares are no longer subject to vesting or a deferral period(s). Unless otherwise determined by the Committee, all unvested DSUs will be forfeited upon a participant’s separation from service.

Other Stock-Based Awards. The Committee is authorized to grant any other type of stock-based award that is payable in, or valued in whole or in part by reference to, shares of our common stock and that is deemed by the Committee to be consistent with the purposes of the 2008 Equity Plan.

New Plan Benefits. Because grants of awards will be made from time to time by the Committee to those persons whom the Committee determines in its discretion should receive grants of awards, the benefits and amounts that may be received in the future by persons eligible to participate in the 2008 Equity Plan are not presently determinable.

Summary of U.S. Federal Income Tax Consequences

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the 2008 Equity Plan. The discussion is for general informational purposes only and does not purport to be complete or address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE 2008 EQUITY PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE OR LOCAL INCOME TAX OR OTHER TAX CONSIDERATIONS.

Incentive Stock Options

Upon the grant of an incentive stock option (as defined in Section 422(b) of the Code), the option holder does not recognize any income and the Company (or a subsidiary, as applicable) is not entitled to a deduction. In addition, no income for regular income tax purposes will be recognized by an option holder upon the exercise of an incentive stock option if the requirements of the 2008 Equity Plan and the Code are satisfied, including, without limitation, the requirement that the option holder remain employed by the Company or a subsidiary during the period beginning on the date of grant and ending on the day three months (or, in the case of the option holder’s disability, one year) before the date the option is exercised. If an option holder has not remained an employee of the Company or a subsidiary during the period beginning on the date of grant of an incentive stock option and ending on the day three months (or one year in the case of the option holder’s disability) before the date the option is exercised, the exercise of such option will be treated as the exercise of a non-qualified stock option and will have the tax consequences described below in the section entitled “Non-Qualified Stock Options.”

The federal income tax consequences of a disposition of the shares of common stock acquired pursuant to the exercise of an incentive stock option depends upon when the disposition of such shares occurs.

If the disposition of such shares occurs more than two years after the date of grant of the incentive stock option and more than one year after the date of exercise, any gain or loss recognized upon such disposition will be long-term capital gain or loss and neither the Company nor a subsidiary, as applicable, will be entitled to any income tax deduction with respect to such incentive stock option.

If the disposition of such shares occurs within two years after the date of grant of the incentive stock option or within one year after the date of exercise (a “Disqualifying Disposition”), the excess, if any, of the amount realized over the option price will be treated as taxable ordinary income to the option holder and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder on such disposition. The amount of ordinary income recognized by the option holder in a Disqualifying Disposition (and the corresponding deduction, if any, to the Company or a subsidiary, as applicable) is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares on the date of exercise and the option price. Any gain realized in excess of this amount will be treated as short-term or long-term capital gain (depending upon whether the shares have been held for more than one year). If the option price exceeds the amount realized upon such a disposition, the difference will be short-term or long-term capital loss (depending upon whether the shares have been held for more than one year).

If a participant is subject to the Alternative Minimum Tax (“AMT”), the tax consequences to the participant may differ than provided above. Under the AMT, a taxpayer will be required to pay an alternative minimum tax if the taxpayer’s “tentative minimum tax” (as defined in Section 55(b)(1) of the Code) exceeds his or her regular tax for the year in question. For purposes of calculating the AMT, upon the exercise of an incentive stock option, a taxpayer is required to include in his “alternative minimum taxable income” (as defined in Section 55(b)(2) of the Code) for the taxable year in which such exercise occurs an amount equal to the amount of income the taxpayer would have recognized if the option had not been an incentive stock option (i.e., the difference between the fair market value of the shares of common stock on the date of exercise and the option price). As a result, unless the shares of common stock acquired upon the exercise of the incentive stock option are disposed of in a taxable transaction in the same year in which such option is exercised, the option holder may incur AMT as a result of the exercise of an incentive stock option.

Except as provided in the paragraph immediately below, if an option holder elects to tender shares of common stock in partial or full payment of the option price for shares to be acquired upon the exercise of an incentive stock option, the option holder will not recognize any gain or loss on such tendered shares. No income will be recognized by the option holder in respect of the shares received by the option holder upon the exercise of an incentive stock option if the requirements of the 2008 Equity Plan and the Code described above are met. The number of shares received equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. Shares of common stock received in excess of the number of shares surrendered will have a tax basis of zero. The holding period of the shares received equal to the number of shares tendered will be the same as such tendered shares’ holding period, and the holding period for the excess shares received will begin just after the date of exercise. Solely for purposes of determining whether a Disqualifying Disposition has occurred with respect to such shares received upon the exercise of the incentive stock option, all shares are deemed to have been acquired on the date of exercise.

If an option holder tenders shares of common stock that were previously acquired upon the exercise of an incentive stock option in partial or full payment of the option price for shares to be acquired upon the exercise of another incentive stock option, and the tender of such shares occurs within two years after the date of grant of the first such incentive stock option or within one year after such shares were transferred to the option holder on the exercise of such incentive stock option, the tender of such shares will be a Disqualifying Disposition with the tax consequences described above regarding Disqualifying Dispositions. The shares of common stock acquired upon such exercise will be treated as shares of common stock acquired upon the exercise of an incentive stock option, with an aggregate tax basis equal to the option price, and the holding period of such shares for capital gains purposes will begin just after the date of exercise.

Non-Qualified Stock Options

Upon the grant of a non-qualified stock option, an option holder does not recognize taxable income, and the Company (or a subsidiary, as applicable) is not entitled to a deduction. Upon the exercise of a non-qualified stock option, an option holder will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the shares received over the option price of the non-qualified stock option and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. An option holder’s tax basis in the shares of common stock received upon the exercise of a non-qualified stock option will be equal to the amount paid for such shares plus the amount required to be included in income, and the option holder’s holding period for such shares will begin at the date just after such exercise. Upon the sale of the shares received from the exercise of a non-qualified stock option, the option holder will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the option holder’s tax basis in such shares.

If a non-qualified stock option is exercised in whole or in part with shares of common stock held by the option holder, the option holder will not recognize any gain or loss on such tendered shares. The number of shares received by the option holder upon such an exchange that are equal in number to the number of tendered shares will retain the tax basis and the holding period of the tendered shares for capital gain purposes, and the number of shares received by the option holder upon such exchange that are in excess of the number of shares tendered will have a tax basis equal to the fair market value of such shares on the date of exercise (and the holding period of such shares will begin just after the exercise date).

Stock Appreciation Rights

Upon the grant of a stock appreciation right, a participant does not recognize taxable income, and the Company (or a subsidiary, as applicable) is not entitled to a deduction. Upon exercise or settlement of a stock appreciation right, a participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received upon the exercise of a stock appreciation right will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin just after the exercise or settlement date. Upon the sale of shares of common stock received in exercise of a stock appreciation right, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Restricted Stock

Restricted stock will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such restricted stock does not make the election described below, the participant will not recognize any taxable income upon the grant of restricted stock and the Company or a subsidiary, as applicable, is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to the fair market value of such restricted stock on the date on which the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin just after such date. Upon a sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the participant’s tax basis in such shares.

Participants granted restricted stock may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income with respect to the shares when such shares are received rather than when the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares on the date of grant (valued without taking into account restrictions other than restrictions that by their terms will never lapse), less any amount paid for the shares. Subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. By making a Section 83(b) election, the participant will recognize no additional ordinary compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize short-term or long-term capital gain or loss with respect to the shares when they are sold, depending upon whether the shares have been held for more than one year. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value on the date of grant, and the participant’s holding period for such shares will begin just after that date. If the shares are subsequently forfeited, the participant will not be entitled to a deduction as a result of such forfeiture, but will be entitled to claim a short-term or long-term capital loss (depending upon whether the shares have been held for more than one year prior to forfeiture) with respect to the shares, but only to the extent of the consideration paid, if any, by the participant for such shares.

Generally, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation taxable as ordinary income (not dividend income) received by the participant and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will receive a corresponding deduction. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made or which are paid after the restriction period lapses generally will be treated and taxed as dividend income.

Deferred Stock Units

Upon the grant of a deferred stock unit award, a participant does not recognize taxable income and the Company (or a subsidiary, as applicable) is not entitled to a deduction. When the award is settled (either upon vesting or when the deferral period for the award ends) and the participant receives shares of common stock, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares on the settlement date and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received at the end of a deferral period will be equal to the fair market value of such shares, and the participant’s holding period will begin just after such date. Upon the sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares. Dividend equivalents will be taxable to participants upon distribution as compensation, and accordingly, the participant will recognize compensation taxable as ordinary income (not dividend income) in such amount and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. In addition, as discussed below, some deferred stock unit awards may be considered deferred compensation and must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion, additional taxes and interest.

Phantom Shares

Upon the grant of a phantom share award, a participant does not recognize taxable income and the Company (or a subsidiary, as applicable) is not entitled to a deduction. When a participant receives payment of a phantom share award (which may occur on the vesting date or a later date), the participant will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the shares received and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. If a participant receives shares of common stock in settlement of phantom shares, the participant will have a tax basis in such shares equal to their fair market value on the date of settlement and the participant’s holding period with respect to such shares will begin just after such date. Upon the sale of shares received by the participant in settlement of phantom shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares. In addition, as discussed below, some phantom share awards may be considered deferred compensation and must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion, additional taxes and interest.

Other Stock-Based Awards

The tax treatment of other stock-based awards will generally be governed by the principles set forth in Sections 61, 83 and 451 of the Code. This tax treatment will vary depending on the type of award but should generally be analogous to the tax treatment of stock options, stock appreciation rights, restricted stock, deferred stock units and phantom shares, as described above, as the case may be. Accordingly, in most cases, an other stock-based award, if payable in shares, will be subject to ordinary income taxation when the forfeiture restrictions, if any, in respect of any such award lapse and the shares are transferred to the participant, whichever occurs later, and, if an other stock-based award is payable in cash, such award will be taxable upon the actual or constructive receipt of any such cash payment. Generally, subject to Code Section 162(m), the Company (or a subsidiary, as applicable) will be entitled to a deduction at the time the participant recognizes ordinary income in respect of an other stock-based award, equal to the amount of ordinary income recognized by the participant. A participant’s tax basis in any shares received will generally be equal to the fair market value of such shares when the forfeiture restrictions lapse or the shares are transferred, whichever occurs later. The participant’s holding period for the shares will generally begin when the forfeiture restrictions lapse or when the Shares are transferred, whichever occurs later. Upon the sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares.

Please see the section above entitled “Restricted Stock” for the general federal income tax treatment of common stock that is received in settlement of other stock-based awards and which is subject to a substantial risk of forfeiture for federal income tax purposes upon receipt.

Section 162(m)

Under Section 162(m) of the Code, the Company (or a subsidiary, as applicable) generally may not deduct remuneration paid to the Chief Executive Officer of the Company and the three next highest paid executive officers other than the Chief Financial Officer (as disclosed on the Company’s proxy statement) to the extent that such remuneration exceeds $1,000,000, unless such remuneration is performance-based compensation. Under the 2008 Equity Plan, the Committee may, in its discretion, grant awards that are intended to qualify as performance-based compensation.

Section 409A

Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation, such as phantom shares or deferred stock units that are settled more than two and one-half months after the end of the year in which they vest, must comply with Section 409A of the Code in order to avoid the adverse tax consequences set forth below. If the requirements of Section 409A of the Code are not met, all amounts deferred under the 2008 Equity Plan during the taxable year and all prior taxable years (to the extent not already included in gross income) will generally be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually paid to the participant. In addition, such violation will result in an additional tax to the participant of 20% of the deferred amount plus interest computed from the date the award was earned, or if later, the date on which it vested. Participants are urged to consult their tax advisors to determine if Code Section 409A is applicable to their awards.

Section 280G

If the vesting and/or payment of an award made to a “disqualified individual” (as defined in Section 280G of the Code) occurs in connection with a change in control of the Company, such vesting and/or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Section 280G of the Code would prevent the Company or a subsidiary, as applicable, from deducting such “excess parachute payment.”

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

ITEM 5 ON PROXY BALLOT

The Board is seeking a non-binding shareholder advisory vote on the compensation of our CEO, our CFO, and our three other most highly compensated executive officers (collectively, our “Named Executive Officers” or NEOs”) as set forth on the Summary Compensation Table in the Compensation Discussion and Analysis (the “CD&A”) below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed in the Executive Compensation section and accompanying tables and narrative disclosures of this Proxy Statement.

The Compensation Committee considers your vote when evaluating our compensation programs and practices applicable to the ”NEOs” and in determining future compensation. During our 2011 Annual Shareholder Meeting, 88% of our shareholders voted in favor of having an advisory vote on the compensation of our NEOs on an annual basis. Although that vote was non-binding, our management agreed and adopted an annual vote frequency.

During our 2011 Annual Shareholders’ Meeting, approximately 56% of our shareholders voted against our 2010 NEOs’ compensation arrangement (commonly referred to as “Say-on-Pay” vote). In an effort to address shareholder concerns associated with Say-on-Pay, we have taken significant measures, as noted below, to address issues that may have impacted this negative vote. We met with many of our largest shareholders, including T. Rowe Price Associates, Inc., Fidelity Management and Research Company (FMR LLC), JP Morgan Asset Management, DePrince, Race and Zollo, Inc. and Wellington Management Company, LLC. Jonathan Kennedy, our CFO; Brendan Lahiff, our Senior Manager of Investor Relations; and Helene Sanford, our Director of Compensation met with individuals responsible for the proxy voting as well as other analysts in each of these organizations. Our discussions centered on first understanding the negative vote from 2011 and the individual concerns of each shareholder. We then discussed changes in our pay practices to address the concerns of our shareholders and the organizations that monitor corporate governance such as Institutional Shareholder Services (“ISS”) and Glass Lewis.

Based on the discussions that we had with our shareholders in response to the Say-on-Pay vote at our 2011 Annual Shareholders’ Meeting, members of our Board spent considerable time reviewing our compensation components, including examining benchmark data and compensation practices with Compensia, the Compensation Committee’s independent compensation consultant, as well as considering input from Radford, management’s compensation consultant. As a result, we made the following key changes to our executive compensation program:

•
In 2011, we modified our annual performance-based equity program for our NEOs and executive leadership team and implemented a Market Stock Units Program (“MSU Program”) comprised of performance-based equity grants in the form of Market Stock Options (“MSOs”) and Market Stock Units (“MSUs”). In order for executives to receive a 100% MSU Program payout, our TSR must be at the 75th percentile rank in performance compared to our peer group of companies.

The MSU Program ensures that (a) at least 50% of our NEOs annual equity grants are performance-based (versus a majority of the annual equity grants being time-based options or DSUs); and (b) the performance metric (i.e., operating income vs. TSR) for our short-term and long-term incentive compensation programs are not the same.

•	We added Clawback provisions that went into effect in 2011 for all Section 16 officers. Further discussion on this matter is included in our CD&A.

•	We removed the automatic renewal clause from the employment agreement of our CEO.

•
Future executive change in control agreements, beginning with that of Andrew Cowell, who was hired in May 2011, and the Executive Change in Control agreement for our CEO, David Bell, do not include a provision for payment of taxes imposed under Section 4999 of the Internal Revenue Code, as amended.

•
No discretionary bonuses were awarded to our NEOs with respect to 2011, except for a $1,500 bonus awarded to Mr. Cowell in recognition of his performance in resolving a business issue associated with one of our recent acquisitions.

•	Based on feedback received, we have further improved the transparency and quality of our disclosures in our Proxy Statement to provide better insight into the compensation of our executives.

•
We revised our peer group based on analyses provided by both ISS and Glass Lewis as well as one of our major shareholders, Fidelity Management and Research Company, LLC. As a result, we made some changes to our peer group this year by including Cypress Semiconductor, Standard Microsystems and Avago Technologies – which are more closely sized to our company, resulting in our overall peer group including companies that are approximately 50% larger than us and companies that are 50% smaller than us. We continue to believe that some of the larger peer companies in our compensation peer group need to be included as we tend to compete with these companies for executive talent as well as compete with them in the markets we serve.

•	Finally, we continually analyze our pay structure to assure it appropriately aligns with the performance of our company.

The chart below shows our annual expense associated with compensation of our CEO. It compares the actual CEO fiscal year expense with the CEO compensation published in the Summary Compensation Table included in the CD&A as well as compared to our TSR and our sector TSR as reported by ISS.

It is important to note that performance-based deferred stock units (PDSUs) granted in 2007 vested at only 75% and our 2008 PDSUs resulted in no distribution of shares. Although total fair value (equity compensation expense) was reported in the Summary Compensation Table in the year of grant, the actual performance metrics used to calculate the payout to NEOs resulted in a reduced or 0% payout which reduced our equity compensation expense in subsequent years. The Summary Compensation Table reflects the fair value of performance-based grants in the year they are issued but does not reflect the reversal of the compensation expense in subsequent years if the grant expires without a payout due to failure to achieve minimum performance metrics. As a result, we are providing the chart below to illustrate the expense associated with the compensation for our CEO and the corresponding TSR. In addition, we believe the chart illustrates a more accurate portrayal of our pay-for-performance policy.

As can be seen on the chart above, our 2011 TSR was -9.80%. Consistent with the Compensation Committee’s philosophy of rewarding only superior performance, our CEO’s 2011 compensation, as reported on the Summary Compensation Table, was approximately 33% less than his 2010 compensation.

Our compensation program is designed to pay our NEOs for performance. As described in the Compensation Discussion and Analysis (“CD&A”), our compensation program for our NEOs is heavily weighted toward “at-risk” performance-based pay. For example, in 2011, 64% of our CEO’s compensation and approximately 61% of our other NEOs compensation was performance-based. Such compensation included participation in performance-based cash incentive plans, grants of stock options which only have value if our stock price increases and participation in our new MSU Program, which are performance-based options and deferred stock units that are earned only if our TSR increases by at least 10% and is greater than our peers. Further, as described in the CD&A, our ”NEOs” 2011 cash incentives were based entirely on our operating income results, because we believe that operating income is an important factor in the creation of shareholder value.

Our compensation program is designed to align our NEOs interests with our shareholders’ interests. Equity awards granted to our NEOs comprise a substantial portion of their annual compensation. Performance-based equity grants, in the form of PDSUs, and market stock units (MSUs) and market stock options (MSOs) issued under our MSU Program, is generally subject to vesting over a period of three years. Time-based equity, in the form of deferred stock units (DSUs), restricted stock units (RSUs) and stock options, is generally subject to vesting over a period of four years.

Moreover, our CEO and CFO are required to maintain certain levels of ownership of our stock (exclusive of stock options). We believe that by focusing our CEO and CFO on the creation of long-term value, these two elements serve to align their interests with those of our shareholders.

Our compensation program is designed to be fair and competitive. Our Compensation Committee, which is responsible for establishing the compensation of our NEOs, is comprised solely of independent directors. In addition, our Compensation Committee retains an independent compensation consultant to advise it on competitive market practices and other areas of NEO compensation. We consistently benchmark our compensation against our peer companies to ensure our compensation program is fair and competitive.

Based on the foregoing, the Board encourages shareholders to approve the following resolution (the “Executive Compensation Resolution”):

RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The Board of Directors recommends that the shareholders vote “FOR” approval of the Executive Compensation Resolution.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The shareholder meeting for the next fiscal year will be held on or about May 8, 2013. Shareholders wishing to have a proposal included in our 2013 Proxy Statement must submit the proposal so that our Secretary receives it no later than November 13, 2012, which is 120 days prior to the first anniversary of the date this Proxy Statement was released to shareholders. The SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described above) but is instead sought to be presented directly at next year’s Annual Meeting, SEC rules permit management to vote proxies in our discretion if (a) we receive notice of the proposal before the close of business on February 1, 2013 and we advise shareholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on February 1, 2013. Notices of intention to present proposals at the 2013 Annual Meeting should be addressed to the Senior Vice President, General Counsel and Secretary of Intersil Corporation.

AUDIT COMMITTEE REPORT

Report of the Audit Committee to the Full Board of Directors of Intersil Corporation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm, which reports directly to the Audit Committee, to audit our financial statements. The Audit Committee consults with, and reviews recommendations made by, the accounting firm with respect to our financial statements, financial records and financial controls and makes recommendations to the Board as it deems appropriate from time to time. Pre-approving both audit and non-audit engagements with the independent accountants is also the responsibility of the Audit Committee. The Board adopted a written charter setting forth the functions the Audit Committee is to perform and this report is made pursuant to that charter.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for the financial reporting process including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee met with management periodically during fiscal year 2011 to consider the adequacy of our internal controls, and discussed these matters and the overall scope and plans for the audit with KPMG LLP, our independent accountants during that time period. The Audit Committee also discussed with senior management and KPMG LLP our disclosure controls and procedures and the certifications by our CEO and CFO, which are required by the SEC.

The Audit Committee established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2011 Annual Report on Form 10-K with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 114. The Audit Committee has received the written disclosures as well as the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence. In addition, the Audit Committee reviewed auditor independence with KPMG LLP, including the compatibility and effect on their independence of non-audit services performed.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit. The Audit Committee met with KPMG LLP with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting. The Audit Committee held nine (9) meetings and took no action by unanimous written consent in fiscal year 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2011 for filing with the SEC.

The Audit Committee has appointed the firm of KPMG LLP, independent registered public accountants, to audit and report upon our financial statements for the fiscal year ending December 28, 2012. We are requesting shareholder ratification of the appointment of KPMG LLP. In appointing KPMG LLP as our auditors for fiscal year 2012, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

AUDIT COMMITTEE

Jan Peeters, Committee Chairman
Robert W. Conn
Mercedes Johnson
Robert N. Pokelwaldt

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS—This CD&A provides an overview of our executive compensation programs, describes the material factors underlying our 2011 compensation provided to our NEOs, and provides greater clarity to the information presented in the tables which follow this CD&A. This CD&A contains statements regarding certain performance targets and goals we have used or may use to determine appropriate compensation. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

Our compensation program is designed to motivate and retain our officers to increase shareholder value and balance short-term and long-term performance. We accomplish this goal by employing a “pay-for-performance” approach to NEO compensation. As a result, a significant portion of the compensation of our NEOs is “at-risk,” as their compensation is specifically dependent upon the short-term and long-term performance of Intersil. For example, in 2011, approximately 64% of the compensation of our Chief Executive Officer (“CEO”) and approximately 61% of the compensation of our other NEOs was “at risk.”

In addition to performance, the Compensation Committee places an emphasis on retention. Equity-based awards granted to NEOs generally have a vesting period of two to four years. The Compensation Committee has also established stock ownership guidelines for our CEO and CFO to ensure that their net worth is meaningfully tied to the value of our company.

During 2011, the Compensation Committee engaged Compensia, an independent compensation consultant, to provide non-biased advice regarding executive compensation. In addition, in setting NEO compensation, the Compensation Committee reviews compensation information from peer companies as well as other companies that compete with us for talent. Generally, base salary is targeted at or near the 50th percentile of our peer group, total cash compensation is targeted at or near the 60th percentile of our peer group and time-based equity compensation is targeted at or near the 50th percentile of our peer group. The Compensation Committee believes that providing compensation within these ranges relative to our peer groups allows us to attract and retain the talent necessary to execute our business plans and achieve our goals.

Below is a description, purpose and expected performance relationship of the primary elements of NEO compensation. This table is a summary description and should be reviewed in conjunction with the remainder of this CD&A.

Compensation Type	Purpose and Value	Performance Relationship
Short Term Compensation:
Base Salary	To provide a competitive source of income throughout the year.	Merit-based increases in base salary are provided in recognition of individual performance and contributions to our success.
Semi-Annual Cash Bonuses
To motivate and reward for achieving operating income performance goals. The use of two six-month performance periods during each fiscal year focuses the NEOs on achieving the desired operating income performance goals.
Semi-annual cash bonuses are provided under our Executive Incentive Plan only if minimum levels of performance are attained during the relevant six-month performance period.
Long-Term Compensation:
Performance-Based Deferred Stock Units (“PDSUs”) and Performance-Based Market Stock Units Program (“MSU Program”)
PDSUs – to retain and motivate executives to out-perform a group of peer companies in revenue and operating income over a three-year period.
MSU Program – for 2011 the goal was to motivate executives to out-perform the average TSR of our peer companies.

PDSUs were issued from 2006 to 2010 and were earned only in the event that our revenue and operating income over a three year period exceeded certain levels relative to our peer group. The number of PDSUs earned (which are settled in common stock) varies depending on the extent to which we out-perform our peer group. MSUs, granted in 2011 are earned only in the event that (a) our TSR is greater than 10%; and (b) our TSR is greater than the 50th percentile rank in performance compared to our peer group of companies. In order for executives to receive a 100% MSU payout, our TSR must be at the 75th percentile rank in performance compared to our peer group of companies.

Time-Based Stock Options	To retain and motivate executives to increase shareholder value.
Because the strike price of stock options granted equals the fair market value of our Common Stock on the grant date, value is realized with respect to stock options only if our share price increases after grant. Stock options are inherently “performance based compensation.”

Time-Based Restricted Stock Units (“RSUs”) and Time-Based Deferred Stock Units (“DSUs”)	To retain and motivate executives to increase shareholder value.	Because each RSU and DSU has a value equal to one share of our Common Stock, the value of an award will increase after grant only if shareholder value is created.

In addition, as described below in the section titled “Compensation Committee Consideration of 2011 Shareholder Vote on Executive Compensation,” the Compensation Committee made several changes to our executive compensation program with respect to the 2011 fiscal year in response to our 2011 Say-on-Pay vote.

Compensation Committee Consideration of 2011 Shareholder Vote on Executive Compensation

During our 2011 Annual Shareholders’ Meeting, approximately 56% of our shareholders voted against our 2010 NEOs’ compensation arrangement (commonly referred to as “Say-on-Pay” vote). In an effort to address shareholder concerns associated with Say-on-Pay, we have taken significant measures, as noted below, to address issues that may have impacted this negative vote. We met with many of our largest shareholders, including T. Rowe Price Associates, Inc., Fidelity Management and Research Company (FMR LLC), JP Morgan Asset Management, DePrince, Race and Zollo, Inc. and Wellington Management Company, LLC. Jonathan Kennedy, our CFO; Brendan Lahiff, our Senior Manager of Investor Relations; and Helene Sanford, our Director of Compensation met with individuals responsible for the proxy voting as well as other analysts in each of these organizations. Our discussions centered on first understanding the negative vote from 2011 and the individual concerns of each shareholder. We then discussed changes in our pay practices to address the concerns of our shareholders and the organizations that monitor corporate governance such as ISS and Glass Lewis.

Based on the discussions that we had with our shareholders in response to the Say-on-Pay vote at our 2011 Annual Shareholders’ Meeting, members of our Board spent considerable time reviewing our compensation components, including examining benchmark data and compensation practices with Compensia, the Compensation Committee’s independent compensation consultant, as well as considering input from Radford, management’s compensation consultant. As a result, we made the following key changes to our executive compensation program:

•
In 2011, we modified our annual performance-based equity program for our NEOs and executive leadership team and implemented a Market Stock Units Program (“MSU Program”) comprised of performance-based equity grants in the form of Market Stock Options (“MSOs”) and Market Stock Units (“MSUs”). In order for executives to receive a 100% MSU Program payout, our TSR must be at the 75th percentile rank in performance compared to our peer group of companies.

The MSU Program ensures that (a) at least 50% of our NEOs annual equity grants are performance-based (versus a majority of the annual equity grants being time-based options or DSUs); and (b) the performance metric (i.e., operating income vs. TSR) for our short-term and long-term incentive compensation programs are not the same.

•	We added Clawback provisions that went into effect in 2011 for all Section 16 officers. Further discussion on this matter is included in our CD&A.

•	We removed the automatic renewal clause from the employment agreement of our CEO.

•
Future executive change in control agreements, beginning with that of Andrew Cowell, who was hired in May 2011, and the Executive Change in Control agreement for our CEO, David Bell, do not include a provision for payment of taxes imposed under Section 4999 of the Internal Revenue Code, as amended.

•
No discretionary bonuses were awarded to our NEOs with respect to 2011, except for a $1,500 bonus awarded to Mr. Cowell in recognition of his performance in resolving a business issue associated with one of our recent acquisitions.

•	Based on feedback received, we have further improved the transparency and quality of our disclosures in our Proxy Statement to provide better insight into the compensation of our executives.

•
We revised our peer group based on analyses provided by both ISS and Glass Lewis as well as one of our major shareholders, Fidelity Management and Research Company, LLC. As a result, we made some changes to our peer group this year by adding Cypress Semiconductor, Standard Microsystems and Avago Technologies – which are more closely sized to our company, resulting in our overall peer group including companies that are approximately 50% larger than us and companies that are 50% smaller than us. We continue to believe that some of the larger peer companies in our compensation peer group need to be included as we tend to compete with these companies for executive talent as well as compete with them in the markets we serve.

•	Finally, we continually analyze our pay structure to assure it appropriately aligns with the performance of our company.

Role of Compensation Committee

The Compensation Committee:

•	Reviews and approves our executive compensation philosophy;

•	establishes, oversees and directs our executive compensation programs and policies;

•	reviews and approves the salary and other compensation (such as incentive pay) of our officers and other key executives (including the NEOs);

•	administers our 2008 Equity Plan.

In determining the forms and amount of compensation to be provided to our executive officers, the Compensation Committee seeks to align executive compensation with the Company’s financial performance in order to enhance shareholder value. The Compensation Committee also considers our overall business plan (which is established on a semi-annual basis by the Board of Directors) in setting the NEOs’ compensation to ensure that our compensation practices and policies remain consistent with our business goals. The Compensation Committee consists of four non-employee directors: James A. Urry, Gary E. Gist, Gregory Lang and James V. Diller. The full background of each member of the Compensation Committee can be found under the “Business Experience of Directors” section.

In 2011, the Compensation Committee engaged Compensia to act as an independent compensation advisor. Compensia only performs duties at the direction of the Compensation Committee and does not perform any duties for our management team. Compensia was engaged to provide non-biased guidance to the Compensation Committee – often providing guidance and opinion on data, information or recommendations provided by management to the Compensation Committee. Compensia provided no non-executive services to us in 2011. We paid $45,000 in fees to Compensia in 2011.

We engaged Radford to provide market data and analysis which could be used to present information to the Compensation Committee and to determine management recommendations on certain compensation decisions. Radford provides strategic guidance and acts as an advisor to our management team by leveraging its extensive database and significant industry expertise. Through Radford’s services, we are able to not only compare our practices with the high technology industry but can specifically use their data and expertise to compare our compensation practices with an identified list of peer semiconductor industry companies. We paid $113,100 in fees to Radford in 2011.

In 2011, the Compensation Committee held ten (10) meetings with the management team and acted by Unanimous Written Consent five (5) times. Generally, the management team, consisting of the Senior Vice President of Human Resources, the Corporate Compensation Director and the CEO, reviews data from Radford and prepares recommendations for the Compensation Committee related to cash and equity compensation for the NEOs, as well as for the overall employee population. The Compensation Committee, the management team and Radford then meet to discuss these recommendations or specific compensation issues.

Final decisions on compensation matters are then made by the Compensation Committee with Compensia, the committee’s independent advisor, participating in the discussion. The Compensation Committee, at times, met in executive sessions without the management team. Compensia was generally present at the executive sessions to provide unbiased guidance on any material or data presented, including advice on decisions, guidance on executive compensation trends or interpretation of complex data. The Compensation Committee also met regularly with Radford and key executives, such as the Senior Vice President, Human Resources and the Corporate Compensation Director, to review best practices and marketplace trends in order to remain educated on compensation issues, and to review recommendations from Radford and/or management regarding compensation and equity for executives and other employees. In addition, each year, the management team works with the Chairman of the Compensation Committee to establish a full compensation agenda for the following year to be approved by the Compensation Committee.

Compensation Philosophy and Objectives

Our compensation philosophy consists of developing programs and practices that:

(i)	attract and retain exceptional executives;

(ii)	motivate and reward behavior consistent with our values that will yield desired financial results;

(iii)	maximize shareholder value by emphasizing both the short-term and long-term focus of the business;

(iv)	are highly responsive to our performance; and

(v)	facilitate congruence between shareholder interests and employee interests through ownership of the common stock.

Consistent with this philosophy, the Compensation Committee believes that a substantial percentage of our NEOs compensation should be in the form of incentive compensation and long-term equity awards that are tied directly to performance and the value of our common stock. The Compensation Committee believes that tying the NEOs compensation to our performance will better align the interests of the NEOs with our shareholders.

Compensation Analysis

The Compensation Committee engages in significant market analysis to determine appropriate compensation in our industries. In determining appropriate compensation, Radford and the Compensation Committee use a comparative framework to identify peer companies and utilize data sources to assess job levels and compensation programs and practices. This framework draws information primarily from the semiconductor industry, but also considers a broader base from the overall high technology industry. The information utilized in making these determinations is provided by Radford through its extensive survey network, as well as from public filings of peer companies regarding executive pay. The following factors are used to establish an appropriate group of peer companies within our industry in comparing compensation, benefits and equity information:

(i) company revenue (typically considering companies in the $500 million – $2.0 billion range);

(ii) company size (typically 500 – 4,000 employees);

(iii) company products (specifically if there is a significant analog chip component to their business); and

(iv) labor competition (if Intersil (at times) competes with the organization for labor).

    The aforementioned criteria was designed to identify companies that are similar in revenue and employee population with Intersil and that would typically compete for talent with Intersil, making them appropriate for measuring compensation practices. In 2011, our peer group included the following companies:

Analog Devices	Maxim Integrated Products	National Semiconductor
Fairchild Semiconductor	Micrel	Power Integrations
Integrated Device Technology	Microchip Technology	Atheros Communications
International Rectifier	Microsemi	Semtech
Linear Technology	ON Semiconductor	Silicon Laboratories

For determining 2012 compensation, in November 2011, the Compensation Committee approved modifications to our peer group of companies by adding Avago Technologies, Cypress Semiconductor and Standard Microsystems to our peer group based on their revenue and relative size. In addition, during 2011, Atheros Communications and National Semiconductor were removed from our peer group of companies due to the acquisition of Atheros Communications by Qualcomm and the acquisition of National Semiconductor by Texas Instruments.

Compensation Components

Overview

We utilize three main components to compensation: base pay, incentive pay and equity compensation. Our philosophy is to pay base salary at market rates and provide above market total cash earning opportunities when individual and company performance meets or exceeds specified targets. We believe this strengthens our ability to attract and retain talent from both larger and smaller peer companies. This philosophy is applied consistently to executives and non-executives alike. In addition to comparing compensation to our peer group, an individual’s incentive and equity compensation is based upon individual and company performance for a defined performance period, as explained below.

Base Salary

The annual base salaries are set at levels designed to provide the NEOs with a competitive source of income throughout the year, while recognizing that a substantial portion of their compensation will be contingent on performance, generally in the form of semi-annual cash incentives and equity-based awards. Mr. Bell’s base salary is determined in accordance with his employment agreement. Base salaries of other NEOs are recommended by Mr. Bell, reviewed and approved annually by the Compensation Committee and may be adjusted in accordance with the following:

•	Base salary data provided by Radford regarding our defined peer group and larger industry market.

•	Internal review performed by the Senior Vice President of Human Resources and CEO and presented to the Compensation Committee both individually and relative to our other executives.

•	Individual performance of the executive, expected future contributions, and the scope and nature of responsibilities.

With respect to 2011, merit increases in base salary, to reward the NEOs for their contributions towards our success, were as follows:

		Annual Salary
NEO	Percent Increase	Beginning	Ending
David B. Bell	3.3%	$600,000	$620,000
Jonathan A. Kennedy[1]	9.0%	$323,000	$352,000
Susan J. Hardman	6.2%	$325,000	$345,000
Peter R. Oaklander	2.0%	$355,000	$362,000
Andrew M. Cowell[2]	n/a	$310,000	$310,000

[1]
The Compensation Committee issued Mr. Kennedy an increase larger than others due to his position in the market. When he was promoted into the CFO position, he was given a cash compensation package slightly below market, subsequent to this it was determined that his contributions warrant adjusting his compensation closer to market.

[2]	Mr. Cowell joined Intersil on May 31, 2011 and as a result, he did not receive a merit increase during our merit increase cycle which took place in April 2011.

With respect to 2012, the following merit increases in base salary will be effective March 24, 2012:

		Annual Salary
NEO[1]	Percent Increase	Beginning	Ending
David B. Bell	3.2%	$620,000	$640,000
Jonathan A. Kennedy	5.1%	$352,000	$370,000
Susan J. Hardman	4.3%	$345,000	$360,000
Andrew M. Cowell	2.3%	$310,000	$317,000

[1]	Mr. Oaklander is excluded from the above table since he will not be receiving a merit increase in 2012. His employment with the company is terminating on April 2, 2012.

Semi-Annual Cash Incentive

Our compensation philosophy supports that a substantial portion of the NEOs’ annual compensation should be tied to our financial results in order to reward only exceptional individual performance and overall company success. Cash incentive compensation for NEOs is delivered through our Executive Incentive Plan (“EIP”). EIP payouts are based on a fixed percentage of adjusted operating income (“AOI”) which is GAAP operating income excluding amortization of purchased intangibles, costs associated with restructuring, asset impairment charges, acquisition related expenses, significant unforeseen legal costs or settlements, other adjustments deemed appropriate by the Compensation Committee of the Board of Directors, as well as individual performance. Payout amounts are directly tied to Intersil’s operating profitability. Actual AOI must meet at least 50% of Intersil’s bi-annual operating plans in order for executives to receive any payout. At maximum, the plan pool pays out 11.5% of AOI.

For 2011, EIP bonuses were based on 7.5% of AOI. The Sub-Committee of the Compensation Committee (the “Sub-Committee”) determined that rewarding the NEOs based upon AOI ensures that executive incentive pay is tied to Intersil’s operating profitability. Operating income goals for 2011 were as follows (in millions):

Operating Income	Threshold	Target
First Half 2011	$38.97	$77.93
Second Half 2011	$42.03	$84.06

In order to earn an incentive payout, we must reach 50% of our operating income goal for each semi-annual performance period. A pool is then created by multiplying the AOI x 7.5%. That pool is compared to the target pool which is the target bonuses of not only our NEOs but all employees participating in our Success Sharing and Leadership Incentive Plans. By comparing those two pools, a payout factor is determined and applied to each individuals’ target payout.

The table below shows the amount of incentive bonuses paid to the NEOs under the EIP for 2011. These bonuses are listed in the Summary Compensation Table (see the column titled “Non-Equity Incentive Plan Compensation”) and the Grants of Plan-Based Awards Table. For 2011, the first half incentive payout was 65.49% and the second half incentive payout was 40.31%.

NEO	First Half 2011 Incentive Payout	Second Half 2011 Incentive Payout	Total 2011 Incentive Payout
David B. Bell	$216,117	$143,705	$359,822
Jonathan A. Kennedy	$65,490	$50,388	$115,878
Susan J. Hardman	$78,588	$55,426	$134,014
Peter R. Oaklander	$84,605	$52,242	$136,847
Andrew M. Cowell	$14,969	$58,208	$73,177

Mssrs. Bell, Kennedy and Cowell and Ms. Hardman are eligible to participate in the EIP with respect to 2012. The performance target for 2012 will be AOI; the pool available for payout will be determined by a percentage of AOI. A threshold of 50% of target AOI has been established in order to activate the plan and payout any bonuses. Because this plan is based on a percentage of AOI, the maximum payout for any individual in the plan is based on a payout factor determined by dividing the payout pool (a percentage of AOI) by the target pool for all participants. Participants in this plan include the NEOs as well as all employees not covered by our Sales or Designer Incentive Plans. At target, the plan pool pays out 7.5% of AOI. At maximum, the plan pool pays out 11.5% of AOI.

NEO[1]	First Half 2012 Target Bonus	Second Half 2012 Target Bonus
David B. Bell	$368,000	$368,000
Jonathan A. Kennedy	$145,000	$145,000
Susan J. Hardman	$144,000	$144,000
Andrew M. Cowell	$133,500	$133,500

[1]	Mr. Oaklander is excluded from the above table. His employment with the company is terminating on April 2, 2012.

Please note that each NEO’s target bonus opportunity may change throughout 2012 based on several factors, including increases in base salary.

Total Cash Compensation

Our philosophy is to target executive cash compensation at or near the 50th percentile of market for base salary and at or near the 60th percentile of market for total cash compensation. In 2011, our NEOs received, in aggregate, base pay at the 50th percentile of market and slightly below the 50th percentile of market for total cash compensation due to our cash incentive payouts resulting in approximately 50% of target. We expect to continue with this general philosophy for base salary and total compensation in 2012. The Compensation Committee believes that providing base salary and total cash compensation within this range relative to our peer group will allow us to attract and retain the talent necessary to execute our business plans and achieve our goals.

Equity Compensation

Our equity compensation philosophy takes into account factors such as employee participation rate, performance and retention. Equity compensation is distributed to a majority of our exempt employees and to a limited number of non-exempt employees. Grants of equity-based awards are intended to reward performance, and as a result, emphasis is placed on distributing the appropriate amount of grants to individuals who can have a direct impact on our performance. During the annual review of executive compensation, the Compensation Committee reviews the mix of time-based and performance-based equity and, in 2011, used a mix of performance-based and time-based equity awards for both executives and non-executives.

We believe that long-term performance is supported through an equity ownership culture that utilizes performance-based and time-based stock option grants and performance-based and time-based full value awards to encourage sustained performance by executive officers. Our equity compensation program for our NEOs is a combination of DSUs, PDSUs, MSUs, RSUs, employee stock options and MSOs, all of which are granted under our 2008 Equity Plan. From time to time, the Compensation Committee considers alternative measures that best align pay-for-performance and strategic objectives. For example, as described above, in 2011, the Compensation Committee implemented our new MSU Program which uses grants of performance-based DSUs and stock options.

The Sub-Committee authorizes the issuance of equity grants and awards under our 2008 Equity Plan. Similar to base salary considerations, the Sub-Committee considers market and compensation data, as well as each NEO’s overall equity compensation position, existing long-term incentives, retention and performance, when determining the number of equity awards to grant to an NEO. Generally, we aim to deliver time-based equity compensation to executives at the 50th percentile versus the peer group and overall industry market described above. The Compensation Committee believes that granting equity-based awards within this range relative to our peer group will allow us to attract and retain the talent necessary to execute our business plans and achieve our goals.

For 2011, in the aggregate, annual equity grants were generally granted at the 75th percentile to the NEOs, half of which were performance-based grants. Our 2011 annual equity awards exceeded our general benchmark due to the number of purely performance-based awards that we granted, as described below. Performance-based awards are not ultimately paid out unless we meet certain company performance metrics. Time-based equity grants were delivered at approximately the 50th percentile.

Timing of awards—The NEOs annual grants, whether stock options or stock awards, are typically awarded at the same time that annual grants are distributed to non-executive employees unless the award is connected to another significant event such as new hire, recognition, retention, promotion or contractual agreement. Annual grants for all employees are awarded during our annual performance management and salary review cycle which typically occurs in the March/April timeframe.

Executive Ownership Requirements—The Compensation Committee has established minimum ownership requirements for certain senior executives. The ownership requirements, expressed as a multiple of base salary, are shown in the table below. Executive ownership is calculated using the fair value of full value awards granted (vested and unvested) and the cost basis of shares purchased through option exercise, our employee stock purchase plan or in the open market. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned.

Position	Multiple of Base Salary	Time to Attain
CEO	4X	2013
CFO	2X	2014

Each NEO listed above is on track to meet the goal within the timeframe indicated. In order to further ensure that the financial interests of the NEOs are aligned with the interests of shareholders, we prohibit NEOs and certain other employees from taking a short position in our stock. In addition, they are prohibited from trading our stock beginning three weeks or more prior to scheduled earnings announcements until two trading days following scheduled earnings announcements. Trading restrictions are also placed prior to unscheduled significant/material announcements.

Time-Based Stock Options—Time-Based Stock Options granted by the Sub-Committee have an exercise price equal to the fair market value of our common stock on the date of grant. They typically vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter based upon continued employment over a four year period. They generally expire seven years after the date of grant. The Compensation Committee approves the pool of stock options to be distributed during the year to all employees, including the NEOs, whether in the form of annual, recognition, retention, promotion, and new hire grants. Annually, the Compensation Committee reviews and approves specific guidelines under which stock option grants may be made. The Compensation Committee also receives a quarterly summary of stock options and other awards granted during each quarter. The Company generally issues annual grants of time-based stock options on the first trading day of April each year.  Stock options awards to NEOs are as follows:

	2011 Grants		Expected 2012 Grants
NEO	Options	Exercise Price	Options
David B. Bell	179,190	$12.35	179,190
Jonathan A. Kennedy	61,225	$12.35	82,000
Susan J. Hardman	67,025	$12.35	82,000
Peter R. Oaklander[1]	57,500	$12.35	—
Andrew M. Cowell	75,000	$13.75	38,000

[1]
Mr. Oaklander is no longer SVP, Power Management Products Group, but he will remain employed by Intersil through a transition period that will end on April 2, 2012. He will not be receiving any equity grants in 2012.

These stock options vest over four years at the rate of 25% on the first anniversary of the date of grant and 6.25% per quarter thereafter. They expire seven years from the date of grant.

Time-Based Deferred Stock Units—Time-based DSUs typically vest annually at 25% per year beginning on the first anniversary of the date of grant and become fully vested in 4 years subject to continued employment on the vesting date. The use of time-based DSUs has been incorporated into our overall equity compensation philosophy and practices for stock eligible employees across our organization.

NEO	2011 Grants	Expected 2012 Grants
David B. Bell	63,750	63,750
Jonathan A. Kennedy	21,000	25,000
Susan J. Hardman	22,500	25,000
Peter R. Oaklander[1]	19,000	—
Andrew M. Cowell	30,000	12,700

[1]
Mr. Oaklander is no longer SVP, Power Management Products Group, but he will remain employed by Intersil through a transition period that will end on April 2, 2012. He will not be receiving any equity grants in 2012.

PDSUs—To reinforce our high-performance, results-oriented culture, prior to 2011, we issued PDSUs, which vest based upon our performance in revenue growth and operating income growth compared to a peer group of companies. The actual number of PDSUs issued depends on such performance. PDSUs were structured in this manner so that our performance would be measured relative to peers, assuming that industry wide economic fluctuations would be normalized by using a “relative-to-peer” measurement for both operating income and revenue growth. In order to determine the actual payout, the calculation compares base revenue and operating income at the beginning of the performance period to the Cumulative Average Growth Rate (CAGR) during a subsequent three year period. For 2009 grants, performance is measured over the entire three year period. At the time of this filing, it is projected that the 2009 PDSUs will have 0% payout, subject to change. For 2010 grants, performance is measured on a year-to-year basis over the three-year cliff vesting schedule, thereby “locking in” the performance of one-third of the grant each year. Payout is based on how the our revenue and operating income growth rank compares to the peer group, as determined in accordance with a performance matrix. The actual number of shares ultimately awarded may range from 0% – 150% of the original grant based upon our performance. Based on our first year of performance for the 2010 PDSUs, a 50% payout has been determined on the first year of performance due to revenue and operating income being in the third quartile vs. peers and is likely to payout 0% for the second and third years of the 2010 grants, subject to change.

Operating Income	Revenue
	Bottom Quartile	Third Quartile	Second Quartile	Top Quartile
Top Quartile	25%	75%	125%	150%
Second Quartile	0%	75%	100%	125%
Third Quartile	0%	50%	75%	75%
Bottom Quartile	0%	0%	0%	25%

Recipients may elect to defer receipt of the common stock represented by the award for a deferral period, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting and/or deferral period and are paid out following the vesting date or the expiration of the deferral period.

PDSUs were granted to our NEOs in each of 2008, 2009 and 2010. Based on company results compared to our peers, the 2008 and 2009 PDSUs granted to Mr. Bell, Mr. Oaklander and Ms. Hardman on April 1, 2008 and April 1, 2009 did not result in a payout in 2011. Mr. Kennedy did not receive PDSU grants in 2008 and Mr. Cowell did not receive PDSU grants in 2008 or 2009.

The group of companies against which our revenue growth and operating income growth is compared for the purposes of PDSUs is listed in the CD&A section of the Proxy Statement for the applicable year of grant.

MSU Program —In 2011, the Sub-Committee approved the redesign of the performance-based elements of our equity compensation program for executives, which includes the NEOs along with other members of the executive leadership team. As a result of this redesign, the MSU Program, comprised of performance-based stock options and DSUs, replaced PDSUs as our performance-based equity awards. The MSU Program includes a component based upon our TSR compared to the TSR of our group of peer companies, thus, the amount of equity awarded will be based upon our total shareholder return compared to the total shareholder return of our peers. We believe this change in the performance-based equity program more closely aligns the interests of our shareholders and Intersil’s management team, given that management will only be rewarded for performance that results in an increase in our stock price.

For 2011, the MSU Program will only payout if (a) our TSR is greater than 10%; and (b) our TSR is greater than the 50th percentile rank in performance compared to our peer group of companies. In order for executives to receive a 100% MSU Program payout, Total Shareholder Return must be at the 75th percentile rank in performance compared to our peer group of companies.

Equity grants issued to executives in 2011 under the MSU Program will vest 50% on April 1, 2013 and the remaining 50% will vest on April 1, 2014, subject to continued employment and attainment of the applicable performance goals. In response to the negative Say-on-Pay vote at our 2011 Annual Shareholders’ Meeting, the Compensation Committee amended the mix of time-based and performance-based equity awards to NEOs in 2011, thus ensuring that the NEOs had 50% or greater of their 2011 equity awards in performance-based equity. The measurement period of the 2011 MSU Program is two years and performance is evaluated as of April 1, 2013 for both vesting periods.

The matrix below indicates the TSR parameters that will determine the percentage of the MSU Program target grant that will be paid out.

Percentile Rank	Payout
90.0th	150.0%
75.0th	100.0%
62.5th	50.0%
50.0th	0.0%
Minimum ISIL TSR 10%

Results will be linearly interpolated within the payout grid.
The maximum payout is 150% of target.

The actual target number of MSU Options and MSU DSUs granted under the MSU Program was determined based upon a grant date target value. The value of the 2011 grants equaled 2x each executive’s annual incentive plan target. The 2x annual incentive target value results in a total long-term incentive payout for each executive at approximately the 75th percentile of the long-term incentive market value. Below is a summary of grants issued to our NEOs under the MSU Program:

NEO	2011 MSU Options Granted	2011 MSU DSUs Granted
David B. Bell	185,258	57,733
Jonathan A. Kennedy	62,004	20,243
Susan J. Hardman	67,277	22,267
Peter R. Oaklander	69,960	23,320
Andrew M. Cowell	87,690	30,000

For 2012, the MSU program has been modified. The threshold of 10% TSR growth was removed, but the payout has been capped at 50% if TSR is below zero. We have also slightly modified the payout matrix as follows:

Percentile Rank	Payout
90.0th	150.0%
75.0th	100.0%
62.5th	75.0%
50.0th	50.0%
40.0th	25.0%
30.0th	0%

Results will be linearly interpolated within the payout grid.
The maximum payout is 150% of target.

Equity Run Rate—The Compensation Committee periodically reviews both the gross and the net run rate for equity compared to both our peer group and the broader industry practices when reviewing recommendations for the annual stock pool to be distributed to employees. Run rate is defined by total shares granted divided by total shares outstanding.

Other Compensation

401(k)—In 2011, the NEOs were eligible to participate in the Intersil Corporation Retirement Plan (the “401(k) Plan”). All Intersil employees may begin participation in the 401(k) Plan on their first day of employment. For employees who reach their one-year anniversary, we match 100% of contributions on the first 6% of compensation deferred under the 401(k) Plan. Matching contributions are subject to a five-year vesting schedule based upon an individual’s tenure at Intersil. The 401(k) Plan also has an after-tax provision for all employees that allows additional after-tax dollars to be contributed to the 401(k) Plan.

Non-Qualified Deferred Compensation Plan—We have made available certain Non-Qualified Deferred Compensation Plans (“DCP”) which allow our executives and directors who earn compensation greater than $150,000 per year to defer up to 100% of their base salary and up to 100% of their cash incentive bonus on a pre-tax basis. Effective January 1, 2008, we adopted the Intersil Corporation Deferred Compensation Plan (the “Deferral Plan”), which provides benefits that are substantially similar to the Non-Qualified DCP previously in force. Upon enrollment, participants select from a number of investment choices selected by our Retirement Committee, and the investment performance of the selected funds, net of fees, is thereafter credited to the participant’s account. Under the Deferral Plan, we have the option to make discretionary contributions to the accounts of the participants which shall vest on such schedule as the Compensation Committee may determine at the time such contributions are made. In 2011, none of the NEOs made contributions to the Deferral Plan and we did not make any discretionary contributions to the Deferral Plan on behalf of any NEO.

Benefits under the DCP (other than the Deferral Plan) will be paid no earlier than the month following the participant’s termination or retirement subject to any requirement of Section 409A of the Code. However, our Retirement Committee can, in its sole discretion, pay the benefit earlier in the event of an unforeseen financial hardship. Benefits can be received in a lump sum or annual installments as elected by the participant. In the event of death, the benefits will be paid as soon as practical to the participant’s beneficiary.

Under the Deferral Plan, participants can elect to receive in-service distributions no earlier than two years from the beginning of the plan year in which deferrals are made. Subject to Section 409A of the Code, participants can also elect to receive lump sum or annual installments in the event of termination, death, or change in control.

Perquisites—To ensure that our executives have the best information available to maintain their health, the NEOs are eligible to receive an annual reimbursement up to a maximum of $2,500 for executive physical examinations. The NEOs are also eligible for reimbursement for personal tax preparation up to a maximum reimbursement of $3,000. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our NEOs; however, the Compensation Committee in its discretion may revise, amend or add to a NEO’s executive benefits and perquisites as it deems advisable. We believe these benefits and perquisites are competitive with peer companies.

In 2011, the NEOs received other compensation as follows:

NEO	401(k) Match	Company Paid Life Insurance Premium	Dividends Paid	Other	Aggregate Earnings of NQDC	Total
David B. Bell	$14,700	$1,968	$19,440	$2,487	$—	$38,595
Jonathan A. Kennedy	$14,700	$1,322	$7,158	$—	$(565)	$22,615
Susan J. Hardman	$14,700	$1,696	$8,712	$134	$—	$25,242
Peter R. Oaklander	$14,700	$1,778	$8,880	$1,689	$11,781	$38,829
Andrew M. Cowell	$—	$1,559	$—	$1,623	$—	$2,016

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

David B. Bell—Mr. Bell and Intersil are parties to an employment agreement dated May 4, 2010. In response to our negative Say-on-Pay vote at our 2011 Annual Shareholders’ Meeting, and in order to address the concerns raised by some of our shareholders, Mr. Bell’s 2010 employment agreement was amended on December 20, 2011 to remove the provision associated with automatic renewal of his employment agreement. Accordingly, when the term of his employment agreement expires, Mr. Bell will be considered an “at will” employee unless and until another agreement is entered into with the Company. The terms of Mr. Bell’s 2010 employment agreement are very similar to his previous employment agreement, and was entered into primarily to (i) extend the term of Mr. Bell’s employment, (ii) reflect Mr. Bell’s current base salary and bonus opportunity, and (iii) conform to certain laws and guidance that became effective after the previous employment agreement was entered into.

Mr. Bell’s 2010 employment agreement has a term of three years ending on May 4, 2013. Pursuant to the terms of his 2010 employment agreement, Mr. Bell is entitled to receive an annual base salary at the rate of $600,000 (subject to review by the Compensation Committee) and is eligible to earn an annual bonus with a target amount of $660,000, as determined by the Compensation Committee.

During employment and for a period of two years thereafter, Mr. Bell is prohibited from competing against Intersil or soliciting our employees. Mr. Bell is also required to repay any improperly received incentive compensation in the event that he commits a fraud that directly contributes to, or causes, a restatement of our financial statements. In addition, Mr. Bell is entitled to severance benefits in the event that his employment is terminated for certain reasons, as described in the section titled “Severance and Change-in-Control Benefits.”

In addition to the employment agreement, in 2010, Mr. Bell and Intersil entered into an amended and restated Executive Change in Control Severance Benefits Agreement. The material terms of this agreement are described in the section titled “Severance and Change-in-Control Benefits.”

All Other NEOs—We are party to an Executive Change in Control Severance Benefits Agreement with each of Messrs. Kennedy, Oaklander and Cowell, and Ms. Hardman. The material terms of these agreements are described in the section titled “Severance and Change-in-Control Benefits.”

Accounting and Tax Treatment

Deductibility of Executive Compensation—As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation is performance-based. We believe that compensation paid under the EIP and 2008 Equity Plan is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements (such as discretionary bonuses and time-vested RSUs and DSUs) in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Equity-Based Compensation—We amortize the fair value of all stock options, MSOs, DSUs, RSUs, PDSUs, and MSUs over their vesting life in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). We estimate prospective forfeitures as required under the guidance. Generally, we do not make compensation decisions based on the tax or accounting treatment of any particular form of compensation.

Risk Considerations in our Compensation Program. The Compensation Committee has reviewed compensation-related risks and does not believe that our compensation programs encourage excessive or inappropriate risk-taking, or are otherwise reasonably likely to have a material adverse effect for the following reasons:

•
We structure our compensation program to consist of both fixed (base salary) and variable (cash and equity) components. Base salary is designed to provide income independent of our stock price or financial performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. Cash bonuses and equity grants are designed to reward both short and long-term performance, which we believe discourages employees from taking actions that focus only on the short-term success of Intersil. For short-term performance, cash incentive awards are generally awarded based on semi-annual operating income performance. For long-term performance, we grant various equity-based awards that are designed to promote our sustained success. Time-based stock option awards generally vest over four years and are only valuable if our stock price increases over time. Awards granted under our MSU Program generally vest in three years based on our TSR performance relative to an identified group of peer companies. RSUs generally vest over a period of two to four years. We feel that the variable elements motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element is sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

•
Because operating income performance is generally the measure for determining incentive award payments, the Compensation Committee believes that executives and other employees are encouraged to take a balanced approach that focuses on generating revenue while controlling operating expenses. If we are not profitable at a reasonable level, there are no payouts under the short term incentive award program. Our operating income performance targets are applicable to executives and employees alike, regardless of their role in our company. The Compensation Committee believes that this encourages consistent behavior and focus across our organization, rather than establishing different performance metrics depending on an employee’s position.

We have strict internal controls over the measurement and calculation of revenue and operating income, designed to keep them from being manipulated by any employee, including our executives. All employees are required to be familiar with our Code of Corporate Conduct, which covers among other things, accuracy in keeping our books and records. Our CEO is also required to repay any improperly earned incentive compensation in the event that he commits fraud that results in the restatement of our financial statements.

•
As part of our Insider Trading and Tipping Policy, we prohibit all hedging transactions involving Intersil stock so executives and other employees cannot insulate themselves from the effects of poor Intersil stock price performance.

•
Our CEO and CFO are subject to minimum stock ownership requirements that are designed to ensure that a meaningful portion of their net worth consists of Intersil stock. The Compensation Committee believes that this reduces their incentive to engage in excessively risky behavior.

•
In 2011, Intersil formally adopted a Clawback Policy that applies to all our executive officers. The Clawback Policy remains in full force and affect for a period of three years after an executive officer leaves the Company. The Clawback procedures would be activated in the event of a restatement of the Company’s financial results due to material noncompliance with reporting requirements under securities laws.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis and, based on this review and discussion, recommends to the Board that the Compensation Discussion and Analysis be incorporated by reference in Intersil’s annual report on Form 10-K for the fiscal year ended December 30, 2011 and included in and this Proxy Statement.

COMPENSATION COMMITTEE

James A. Urry, Committee Chairman
Gregory Lang
James V. Diller
Gary E. Gist

SUMMARY COMPENSATION

The following table sets forth information regarding compensation for the 2009, 2010 and 2011 fiscal years for our NEOs.

Summary Compensation Table
Name and Principal Position	Calendar Year	Salary[1]	Bonus[2]	Stock Awards[3]		Option Awards [3]		Non-Equity Incentive Plan Compensation [4]	All Other Compensation [5]	Total
David B. Bell, President and Chief Executive Officer	2011	$609,231	$—	$1,086,947	[6]	$937,827	[6]	$359,822	$38,595	$3,032,422
	2010	$594,231	$267,387	$2,013,238	[7]	$1,045,889		$427,863	$98,028	$4,446,636
	2009	$575,000	$—	$1,442,400	[8]	$942,298		$181,531	$21,448	$3,162,677

Jonathan A. Kennedy, Senior Vice President and Chief Financial Officer	2011	$336,385	$—	$364,411	[6]	$315,426	[6]	$115,878	$22,615	$1,154,715
	2010	$317,692	$106,026	$509,400	[7]	$261,472		$129,656	$23,302	$1,347,548
	2009	$265,673	$50,000	$336,963	[8]	$342,173		$56,827	$17,370	$1,069,006

Susan J. Hardman, Senior Vice President, Analog and Mixed-Signal Products Group	2011	$334,231	$—	$393,441	[6]	$343,292	[6]	$134,014	$25,242	$1,230,220
	2010	$320,031	$112,232	$509,400	[7]	$261,472		$136,886	$25,143	$1,365,164
	2009	$293,308	$—	$360,600	[8]	$235,574		$58,406	$36,778	$984,666

Peter R. Oaklander, Senior Vice President, Power Management Products Group	2011	$358,231	$—	$355,681	[6]	$320,699	[6]	$136,846	$38,829	$1,210,286
	2010	$355,000	$107,360	$599,750	[7]	$274,546		$171,793	$25,340	$1,533,789
	2009	$355,000	$—	$384,640	[8]	$251,279		$77,348	$53,949	$1,122,216

Andrew M. Cowell, Senior Vice President, Consumer Products Group	2011	$171,692	$1,500	$533,138	[6]	$458,001	[6]	$73,177	$2,016	$1,239,524

[1]	Represents the total amount of base salary earned for the applicable year.
[2]
Represents performance and relocation bonuses paid to the NEOs. In 2011, only Mr. Cowell received $1,500 in a recognition bonus for his performance on a business matter related to one of our recent acquisitions.

[3]
Represents the grant date fair value of equity-based awards granted by the Company during each indicated year, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award without regard to estimate for forfeitures. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to Note 15 of Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 30, 2011 filed with the SEC on February 24, 2012.

[4]	Represents the 2009, 2010 and 2011 plan year payouts as part of the Executive Incentive Plan (EIP) documented in the CD&A.
[5]
Represents additional compensation related to benefits and perquisites received by the NEOs including 401(k) matching contributions, life insurance, executive tax preparation,executive physicals, dividends and aggregate fiscal year earnings on the Non-Qualified Deferred Compensation Plan. See above section on Other Compensation.

[6]	If the 2011 MSUs paid out at their maximum amount of 150% of target, the grant date value of each NEO’s MSUs would increase as follows:

	MSU Options			MSU DSUs
NEO	Minimum	At Target	At Maximum	Minimum	At Target	At Maximum
David B. Bell	$—	$410,430	$615,645	$—	$299,634	$449,451
Jonathan A. Kennedy	$—	$135,227	$202,841	$—	$105,061	$157,592
Susan J. Hardman	$—	$146,023	$219,035	$—	$115,566	$173,349
Peter R. Oaklander	$—	$151,463	$227,195	$—	$121,031	$181,547
Andrew M. Cowell	$—	$200,863	$301,295	$—	$120,638	$180,957

[7]	If the 2010 PDSUs paid out at their maximum amount of 150% of target, the grant date value of each NEO’s 2010 PDSU would increase as follows:

	2010 PDSUs*
NEO	Minimum	At Target	At Maximum
David B. Bell	$—	$789,328	$1,183,993
Jonathan A. Kennedy	$—	$207,200	$310,800
Susan J. Hardman	$—	$207,200	$310,800
Peter R. Oaklander	$—	$222,000	$333,000

* It has been determined that the first year of the 2010 PDSUs will only payout at 50%.

[8]	If the 2009 PDSUs paid out at their maximum amount of 150% of target, the grant date value of each NEO’s 2009 PDSUs would increase as follows:

	2009 PDSUs*
NEO	Minimum	At Target	At Maximum
David B. Bell	$—	$1,442,400	$2,163,600
Jonathan A. Kennedy	$—	$336,963	$505,444
Susan J. Hardman	$—	$360,600	$540,900
Peter R. Oaklander	$—	$384,640	$576,960

* It has been determined that the 2009 PDSUs are likely to payout at 0%.

Grants of Plan Based Awards

The following tables set forth information regarding plan-based grants awarded to our NEOs in fiscal year 2011.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]
Name	Threshold	Target	Maximum
David B. Bell	$—	$713,000	$1,426,000
Jonathan A. Kennedy	$—	$250,000	$500,000
Susan J. Hardman	$—	$275,000	$550,000
Peter R. Oaklander	$—	$288,000	$576,000
Andrew M. Cowell	$—	$260,000	$520,000

[1]
These amounts represent each Named Executive Officer’s target and maximum cash payout under our Executive Incentive Plan. The actual bonuses paid to the Named Executive Officers under the Executive Incentive Plan with respect to 2011 are reported in the "Non Equity Incentive Plan Compensation" Column in the Summary Compensation Table.

			Estimated Future Payouts Under Equity Incentive Plan Awards
			Awards [1]			Options [2]
Name	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units [3]		All Other Option Awards: Number of Securities Underlying Options [4]		Exercise or Base Price of Option Awards Per Share	Grant Date Fair Value of Stock and Option Awards [5]
David B. Bell
	4/1/11	3/23/11	—	57,733	86,600	—	—	—	—		—		$—	$299,634
	4/1/11	3/23/11	—	—	—	—	185,258	277,887	—		—		$12.35	$410,430
	4/1/11	3/23/11	—	—	—	—	—	—	63,750	[4]	—		$—	$787,313
	4/1/11	3/23/11	—	—	—	—	—	—	—		179,190	[5]	$12.35	$527,396

Jonathan A. Kennedy
	4/1/11	3/23/11	—	20,243	30,365	—	—	—	—		—		$—	$105,061
	4/1/11	3/23/11	—	—	—	—	62,004	93,006	—		—		$12.35	$135,227
	4/1/11	3/23/11	—	—	—	—	—	—	21,000	[4]	—		$—	$259,350
	4/1/11	3/23/11	—	—	—	—	—	—	—		61,225	[5]	$12.35	$180,199

Susan J. Hardman
	4/1/11	3/23/11	—	22,267	33,401	—	—	—	—		—		$—	$115,566
	4/1/11	3/23/11	—	—	—	—	67,277	100,916	—		—		$12.35	$146,023
	4/1/11	3/23/11	—	—	—	—	—	—	22,500	[4]	—		$—	$277,875
	4/1/11	3/23/11	—	—	—	—	—	—	—		67,025	[5]	$12.35	$197,270

Peter R. Oaklander
	4/1/11	3/23/11	—	23,320	34,980	—	—	—	—		—		$—	$121,031
	4/1/11	3/23/11	—	—	—	—	69,960	104,940	—		—		$12.35	$151,463
	4/1/11	3/23/11	—	—	—	—	—	—	19,000	[4]	—		$—	$234,650
	4/1/11	3/23/11	—	—	—	—	—	—	—		57,500	[5]	$12.35	$169,235

Andrew M. Cowell
	6/1/11	4/18/11	—	17,333	26,000	—	—	—	—		—		$—	$200,863
	6/1/11	4/18/11	—	—	—	—	87,690	131,535	—		—		$12.35	$120,638
	6/1/11	4/18/11	—	—	—	—	—	—	30,000	[4]	—		$—	$257,138
	6/1/11	4/18/11	—	—	—	—	—	—	—		75,000	[5]	$12.35	$412,500

[1]
Represents DSUs granted to the NEOs under our MSU Program in 2011. MSU DSUs were awarded to Messrs. Bell (57,733), Kennedy (20,243) and Oaklander (23,320) and Ms. Hardman (22,267) on April 1, 2011, and awarded to Mr. Cowell (17,333) on June 1, 2011. These awards will be earned only if the TSR targets are achieved, as described in the CD&A. In addition, to the extent that an award is earned in whole or in part, it will vest 50% on April 1, 2013 and 50% on April 1, 2014, subject to continued employment on such dates. These awards were granted under our 2008 Equity Plan. A recipient may elect to defer receipt of the common stock represented by an MSU award for at least a five-year deferral period, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting period and, if applicable, the deferral period. Dividends will be paid out following the vesting date or the expiration of the deferral period. The maximum number of shares that can be received upon vesting is 150% of the original award; the minimum or threshold is 0%.

[2]
Represents stock options granted to the NEOs under our MSU Program in 2011. MSU Options were awarded to Messrs. Bell (185,258), Kennedy (62,004) and Oaklander (69,960), and Ms. Hardman (67,277) on April 1, 2011, and awarded to Mr. Cowell (87,690) on June 1, 2011. These awards will be earned only if the TSR targets are achieved, as described in the CD&A. In addition, to the extent that an award is earned in whole or in part, it will vest 50% on April 1, 2013 and 50% on April 1, 2014, subject to continued employment on such dates. These awards were granted under our 2008 Equity Plan. Dividend equivalents will accrue during the vesting period and, if applicable, the deferral period. Dividends will be paid out following the vesting date or the expiration of the deferral period. The maximum number of shares that can be received upon vesting is 150% of the original award; the minimum or threshold is 0%.

[3]
Represents restricted stock units granted under the 2008 Equity Plan. Each of the awards vest 25% on the anniversary date of the award and become fully vested in 4 years. Dividend equivalents will accrue during the vesting period and will be paid out following the vesting date.

[4]
Represents stock options granted under the 2008 Equity Plan. Each annual grant disclosed above vests 25% on the first anniversary date of the grant and 6.25% quarterly thereafter until fully vested. Each stock option grant expires seven years from the date of grant.

[5]
For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended December 30, 2011 filed with the SEC on February 24, 2012. Such discussion is found in said Form 10-K in Footnote 15 to the Consolidated Financial Statements.

Outstanding Equity Awards Value at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and other equity-based awards previously awarded to the NEOs, as of our fiscal year end, December 30, 2011.

	Option Awards						Stock Awards
Name	Grant Date [6]	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unvested Options	Option Exercise Price	Option Expiration Date	Grant Date [7]	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights that Have Not Vested	Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
David B. Bell	4/1/11	—	179,190		$12.35	4/1/18	4/1/11	63,750	$665,550	—	$—
	4/1/10	90,000	150,000		$14.80	4/1/17	1/4/10	40,500	$422,820	—	$—
	4/1/09	150,000	90,000		$12.02	4/1/16	4/1/09	—	$—	120,000	$—	[1]
	4/1/08	157,500	22,500		$26.42	4/1/15	4/1/10	—	$—	53,333	$556,797	[3]
	4/2/07	350,000	—		$26.77	4/2/14	4/1/11	—	$—	57,333	$598,557	[4]
	4/1/11			185,258	$12.35	4/1/18

Jonathan A. Kennedy	4/1/11	—	61,225		$12.35	4/1/18	4/1/11	21,000	$219,240	—	$—
	4/1/10	22,500	37,500		$14.80	4/1/17	1/4/10	10,000	$104,400	—	$—
	5/1/09	7,500	22,500		$11.75	5/1/16	7/1/08	750	$7,830	—	$—
	4/1/09	3,750	11,250		$12.02	4/1/16	4/1/08	500	$5,220	—	$—
	4/1/08	3,500	500		$26.42	4/1/15	4/1/09	—	$—	15,000	$—	[1]
	4/2/07	2,400	—		$26.77	4/2/14	5/1/09	—	$—	13,333	$—	[2]
	4/3/06	10,000	—		$29.30	4/3/13	4/1/10	—	$—	14,000	$146,160	[3]
	1/3/06	2,500	—		$25.35	1/3/13	4/1/11	—	$—	20,243	$211,337	[4]
	10/3/05	1,094	—		$22.06	10/3/12
	7/1/05	1,094	—		$19.00	7/1/12
	4/1/05	782	—		$17.08	4/1/12
	4/1/05	3,125	—		$17.08	4/1/12
	4/1/11			62,004	$12.35	4/1/18

Susan J. Hardman	4/1/11	67,025	67,025		$12.35	4/1/18	4/1/11	22,500	$234,900	—	$—
	4/1/10	22,500	37,500		$14.80	4/1/17	1/4/10	10,000	$104,400	—	$—
	4/1/09	37,500	22,500		$12.02	4/1/16	10/1/08	1,050	$10,962	—	$—
	10/1/08	9,375	3,125		$16.34	10/1/15	4/1/09	—	$—	30,000	$—	[1]
	4/1/08	35,000	5,000		$26.42	4/1/15	4/1/10	—	$—	14,000	$146,160	[3]
	4/2/07	33,000	—		$26.77	4/2/14	4/1/11	—	$—	22,267	$232,467	[4]
	4/3/06	35,000	—		$29.30	4/3/13
	2/1/06	25,000	—		$29.64	2/1/13
	1/3/06	6,250	—		$25.35	1/3/13
	10/3/05	6,250	—		$22.06	10/3/12
	9/1/05	15,000	—		$20.73	9/1/12
	7/1/05	3,125	—		$19.00	7/1/12
	4/1/05	3,125	—		$17.08	4/1/12
	4/1/11			67,277	$12.35	4/1/18

Peter R. Oaklander	4/1/11	—	57,500		$12.35	4/1/18	4/1/11	19,000	$198,360	—	$—
	4/1/10	23,625	39,375		$14.80	4/1/17	1/4/10	12,500	$130,500	—	$—
	4/1/09	40,000	24,000		$12.02	4/1/16	10/1/08	2,000	$20,880	—	$—
	10/1/08	19,500	6,500		$16.34	10/1/15	4/1/09	—	$—	32,000	$—	[1]
	4/1/08	36,750	5,250		$26.42	4/1/15	4/1/10	—	$—	15,000	$156,600	[3]
	4/2/07	40,000	—		$26.77	4/2/14	4/1/11	—	$—	23,320	$243,461	[4]
	4/3/06	100,000	—		$29.30	4/3/13
	4/1/11			69,960	$12.35	4/1/18

Andrew M. Cowell	6/1/11	—	75,000		$13.75	6/1/18	6/1/11	30,000	$313,200	—	—
	6/1/11			87,690	$13.75	6/1/18	6/1/11	—	$—	17,333	$180,957	[5]

[1]	These awards were granted on April 1, 2009 and fully vest on April 1, 2012. The payout level is determined to be 0%, therefore, these awards are disclosed as such.
[2]	These awards were granted on May 1, 2009 and fully vest on May 1, 2012. The payout level is determined to be 0%, therefore, these awards are disclosed as such.
[3]	These awards were granted on April 1, 2010 and fully vest on April 1, 2013. The payout level is not currently determinable, therefore, these awards are disclosed at target.
[4]	These awards were granted on April 1, 2011 and fully vest on April 1, 2014. The payout level is not currently determinable, therefore, these awards are disclosed at target.
[5]	These awards were granted on June 1, 2011 and fully vest on April 1, 2014. The payout level is not currently determinable, therefore, these awards are disclosed at target.
[6]	Options awarded prior to 2008 are fully vested. The vesting schedules of unvested options are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
4/1/08	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	1/1/12, 4/1/12
10/1/08	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	1/1/12, 4/1/12, 7/1/12, 10/1/12
4/1/09	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	1/1/12, 4/1/12, 7/1/12, 10/1/12, 1/1/13, 4/1/13
5/1/09	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	2/1/12, 5/1/12, 8/1/12, 11/1/12, 2/1/13, 5/1/13
4/1/10	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	1/1/12, 4/1/12, 7/1/12, 10/1/12, 1/1/13, 4/1/13, 7/1/13, 10/1/13, 1/1/14, 4/1/14
4/1/11	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	4/1/12, 7/1/12, 10/1/12, 1/1/13, 4/1/13, 7/1/13, 10/1/13, 1/1/14, 4/1/14, 7/1/14, 10/1/14, 1/1/15, 4/1/15
6/1/11	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	6/1/12, 9/1/12, 12/1/12, 3/1/13, 6/1/13, 9/1/13, 12/1/13, 3/1/14, 6/1/14, 9/1/14, 12/1/14, 3/1/15, 6/1/15

[7]	The vesting schedules for Stock and Unit awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
4/1/08	25% on each of four anniversary dates.	4/1/12
7/1/08	25% on each of four anniversary dates.	7/1/12
10/1/08	25% on each of four anniversary dates.	10/1/12
1/4/10	50% on each of two anniversary dates.	1/4/12
4/1/11	25% on each of four anniversary dates.	4/1/12, 4/1/13, 4/1/14, 4/1/15
6/1/11	25% on each of four anniversary dates.	6/1/12, 6/1/13, 6/1/14, 6/1/15

Option Exercises and Stock Vested

The following table sets forth information regarding the number of shares of stock acquired by the NEOs upon the vesting of certain of their outstanding stock awards and upon the exercise of their outstanding stock options, as well as the value of such stock upon vesting and the value realized upon exercise, as applicable, for the 2011 fiscal year.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting
David B. Bell	—	$—		40,500	[6]	$580,365

Jonathan A. Kennedy	15,000	$41,586	[1]	500	[3]	$6,175
	30,000	$91,273	[2]	750	[4]	$9,728
				300	[5]	$3,705
				10,000	[6]	$143,300

Susan J. Hardman	—	$—		10,000	[6]	$143,300
				1,050	[7]	$10,805
				1,250	[8]	$13,450

Peter R. Oaklander	—	$—		12,500	[6]	$179,125
				2,000	[7]	$20,580

Andrew M. Cowell	—	$—		—		—

[1]	These options were granted on April 1, 2009 and exercised on May 13, 2011.
[2]	These options were granted on May 1, 2009 and exercised on May 13, 2011.
[3]	These shares were granted on April 1, 2008 and vested on April 1, 2011.
[4]	These shares were granted on July 1, 2008 and vested on July 1, 2011.
[5]	These shares were granted on April 2, 2007 and vested on April 2, 2011.
[6]	These shares were granted on January 4, 2010 and vested on January 4, 2011.
[7]	These shares were granted on October 1, 2008 and vested on October 1, 2011.
[8]	These shares were granted on December 3, 2007 and vested on December 3, 2011.

Non-Qualified Deferred Compensation

The table below provides information concerning the NEOs non-qualified deferred compensation arrangements for our fiscal year ended December 30, 2011.

Name	[1]	Aggregate Earnings at December 30, 2011 [2]	Aggregate Balance at December 30, 2011
Jonathan A. Kennedy	DCP	$(565)	$14,180
Peter R. Oaklander	DCP	$11,781	$198,413

[1]	See Other Compensation for a full description of this plan.
[2]
Represents the unrealized gain (or loss) at the end of the fiscal year based upon the individual NEO's Non-Qualified Deferred Compensation Plan investment elections. We do not provide any interest to the executive on amounts deferred

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

Upon certain types of terminations of employment, NEOs may receive severance benefits. Severance benefits are addressed in Mr. Bell’s employment agreement as amended, though he and other NEOs may also be entitled to additional or different benefits in accordance with other agreements related to change in control or at the discretion of the Board. The Compensation Committee determined it was necessary to provide benefits to the NEOs in the event of a termination due to a change in control. This helps ensure their commitment and tenure, especially in the event of an ongoing negotiation where their leadership would be necessary during the process of the change in control. All deferred compensation under the DCP will be paid in full upon any termination of employment or change in control if elected by the executive. The amounts that each NEO would receive from the DCP are listed in the table above. None of the NEOs were retirement eligible as of December 30, 2011.

Employment Agreement for CEO

Mr. Bell may be entitled to receive severance benefits in certain circumstances upon termination of his employment. In order to receive these benefits, he must execute a release in Intersil’s favor.

If Mr. Bell’s employment with us is terminated for cause or if he resigns voluntarily prior to the end of his employment contract, Mr. Bell will not be entitled to any cash severance benefits, accelerated vesting of any shares of restricted stock, PDSUs, MSUs, stock options, MSOs or other equity compensation or post-termination death or medical benefits.

If Mr. Bell’s employment is terminated by reason of death or disability, he or his estate is entitled to receive:

(i)	twelve (12) months of his base salary;

(ii)	a pro-rata portion (based on the number of days Mr. Bell was employed in the calendar year of his termination) of a payment equal to 110% of his base salary;

(iii)	additional vesting service credit for the twelve-month period commencing on the date of his death or disability with respect to all time-based awards;

(iv)	stock options will remain exercisable for the lesser of 12 months following his death or disability or until the stated term of the option;

(v)	vesting of a pro-rated number of unvested PDSUs, only to the extent the applicable performance levels are achieved;

(vi)	vesting of awards granted under the MSU Program that are unvested but have been earned; and

(vii)
for awards granted under the MSU Program that have not been earned because the performance period is still in progress, the unvested awards will be vested only to the extent the applicable performance levels are achieved through the date of such termination.

If Mr. Bell’s employment is terminated by us without cause or if Mr. Bell terminates his employment because of an adverse change in his compensation, title or duties, or status as a director, or because we fail to cure our material breach of his employment agreement, in any case, not in connection with a change in control, he is entitled to receive:

(i)	the continued payment of his base salary for two years;

(ii)	four payments of 55% of his base salary payable within 30 days of each of the first two March 1st and September 1st dates following his termination of employment;

(iii)
accelerated vesting of time-based awards in an amount equal to the amount that would have vested over the eighteen (18) month period commencing on the date of his termination (but in no event shall any such award be less than 50% vested upon such a termination);

(iv)	the vesting of a pro-rated number of unvested PDSUs, only to the extent the applicable performance levels are achieved, through the last day of the quarter preceding such termination;

(v)	vesting of awards granted under the MSU Program that are unvested but have been earned; and

(vi)
for awards granted under the MSU Program that have not been earned because the performance period is still in progress, vesting of a pro-rata number of unvested awards only to the extent the applicable performance levels are achieved through the date of such termination.

(vii)
Eligibility to participate, along with his spouse, in Intersil’s retiree medical plan with premiums being paid by us until such time as he or his spouse becomes eligible for Medicare or becomes covered under another employer’s medical plan;

(viii)
reimbursement for certain of his and his covered dependants’ life insurance premiums until the earlier of one year following his termination of employment or the term of his employment agreement expires; and

(ix)	continued health coverage, at our expense, for a period of one (1) year following his termination, if he does not qualify to participate in our retiree medical plan.

If we decide not to renew Mr. Bell’s employment agreement and Mr. Bell remains employed through the expiration date, then upon Mr. Bell’s termination without cause or termination due to an adverse change in his compensation, title or duties, or status as a director, Mr. Bell’s time-based awards will fully vest, and a number of performance-based awards will vest to the extent the applicable performance levels are achieved through the last day of the quarter preceding such termination. The value of these benefits is covered under the termination without cause or involuntary termination chart below.

Change-in-Control Severance Agreements

We have entered into change-in-control severance agreements with Mr. Bell as well as the other NEOs. The agreements continue as long as the executive is employed with us; however, if a change in control occurs, the agreements (other than Mr. Bell’s agreement) are effective for a period of two and a half years from the date of termination following the change in control. In the event that a termination of employment occurs that would entitle Mr. Bell to benefits under his employment agreement and his change in control severance agreement, Mr. Bell will be entitled to benefits under only his change in control severance agreement.

The change in control severance agreements are intended to provide for continuity of management in the event of a change in control. Executives would be entitled to certain severance benefits in the event that their employment is terminated for certain reasons following a change in control. Specifically, if during the twelve month period following a change in control, the executive is terminated for any reason, other than for death, disability or for cause, or if such executive voluntarily terminates his or her employment because of an adverse change in his or her compensation, title, duties or location of employment, or because we fail to continue a benefit plan (including equity-based plans) without substituting a comparable range of benefits, or because we fail to cure our material breach of the agreement, or because we fail to have any successor agree to assume the terms of the agreement, then the executive will receive certain severance benefits, as described below.

Under Mr. Bell’s change-in-control severance agreement, Mr. Bell is entitled to receive, subject to his execution of a release of claims:

(i)	the continued payment, for two years following the termination, of his base salary in effect at the time of termination or the time of the change in control, whichever is higher;

(ii)	four (4) payments equal to 55% of his base salary payable within 30 days of each of the first two March 1st and September 1st dates following his termination of employment;

(iii)
eligibility to participate, along with his spouse, in our retiree medical plan with premiums being paid by us until such time as he or his spouse becomes eligible for Medicare or becomes covered under another employer’s medical plan;

(iv)	reimbursement for certain of his and his covered dependants’ life insurance premiums for a period of two (2) years;, and

(v)	continued health coverage, at our expense, for a period of two (2) years following his termination, if he does not qualify to participate in our retiree medical plan.

In addition, all restrictions on restricted stock and non-performance-based DSUs awarded to Mr. Bell would lapse and all unvested time-based options granted to Mr. Bell would vest and remain exercisable for between 12 to 24 months following his termination (but not in excess of the stated term of the option). In the case of PDSUs, such awards would fully vest in the amount the awards would have vested at the performance level achieved through the last day of the quarter immediately preceding the date of covered termination (or on the last day of the quarter immediately preceding the change in control if it is not reasonably practicable to measure performance following the change in control). With respect to awards granted under the MSU Program that are unvested but have been earned, such awards shall vest in full. With respect to awards granted under the MSU Program that have not been earned because the performance period is still in progress, such awards shall vest in full, only to the extent the applicable performance levels are achieved through the date of the change in control. If the benefits payable to Mr. Bell under his change-in-control severance agreement are ‘parachute payments’ subject to the excise tax imposed by Section 4999 of the Code, the benefits payable to Mr. Bell may be reduced if such a reduction results in Mr. Bell receiving a greater net after-tax amount than if such benefits were not reduced.

Under Mr. Bell’s and other NEO’s change in control severance agreement, a change in control would generally include each of the following events:

•	a merger, liquidation or sale of substantially all of our assets;

•	the acquisition by a person or group of 25% or more of our voting securities; or

•	a majority of our directors are replaced during a two-year period.

Under the change-in-control severance agreements for Messrs. Kennedy, Cowell and Oaklander and Ms. Hardman, each executive would be eligible to receive, subject to their execution of a release:

(i)	their targeted cash bonus, prorated through the date of termination;

(ii)
a lump sum payment equal to one hundred percent (100%) of the sum of their base salary (at the rate in effect at the time of termination or the time of the change in control, whichever is higher) and target annual bonus for the year of termination;

(iii)
continued participation in our medical plan and other welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation to the executive) for one year and reimbursements for any taxes incurred by them in connection with the receipt of such benefits; and

(iv)	full accelerated vesting of all of their time-based stock options and DSUs.

In the case of PDSUs, such awards would fully vest in the amount the awards would have vested at the performance level achieved through the last day of the quarter immediately preceding the date of covered termination. With respect to awards granted under the MSU Program that are unvested but have been earned, such awards shall vest in full. With respect to awards granted under the MSU Program that have not been earned because the performance period is still in progress, such awards shall vest in full, only to the extent the applicable performance levels are achieved through the date of the change in control.

In addition, the NEOs hired prior to 2011 (other than Mr. Bell) are entitled to receive a payment for certain taxes in the event that any portion of their payments are taxable under Section 4999 of the Internal Revenue Code as amended. However, we are not including such a payment provision for new hires; therefore, Andrew Cowell does not have such a provision in his change in control agreement.

Change of Control Severance Benefits:

Each NEO would be entitled to receive the following estimated benefits if his or her employment is terminated in connection with a change in control under the circumstances described above. The table below reflects the amount that would be payable under the various arrangements assuming that the change of control and termination occurred on December 30, 2011. Actual amounts may differ.

Estimated Current Value of Termination Benefits – Change in Control
If Named Executive Officers were Terminated on December 30, 2011
Name	Fiscal Year	Severance Amount Cash		Early Vesting of Restricted Shares [3]	Early Vesting of Stock Options [3]	Early Vesting of Performance Shares [4]	Other		Total
David B. Bell	2011	$2,604,000	[1]	$1,088,370	$—	$690,662	$82,869	[5]	$4,465,901
Jonathan A. Kennedy	2011	$602,000	[2]	$336,690	$—	$181,300	$34,584	[6]	$1,154,574
Susan J. Hardman	2011	$620,000	[2]	$350,262	$—	$181,300	$15,832	[6]	$1,167,394
Peter R. Oaklander	2011	$650,000	[2]	$349,740	$—	$194,250	$247,247	[6]	$1,441,237
Andrew M. Cowell	2011	$570,000	[2]	$313,200	$—	$—	$16,613	[6]	$899,813

[1]
Represents a continuation of Mr. Bell's base salary for two years following the date of termination and 4 payments of 55% of Mr. Bell's base salary payable within 30 days of each of the first two March 1st and September 1st dates following Mr. Bell's termination of employment.

[2]	Represents the sum of each such NEO’s annual base salary and a pro rata target bonus.
[3]
Represents the full vesting of all outstanding time-based restricted stock awards and stock options which would be fully vested at the time of a change in control termination. The calculation above is based on the intrinsic value to each executive based upon a closing stock price on December 30, 2011 of $10.44.

[4]
Represents the payout of all outstanding performance-based share awards which would be fully vested and paid out based on the Company’s performance for the quarter end preceding the change in control termination. Amounts noted represent a 0% payout on the 2009 PDSUs, a 50% payout on the first third of the 2010 PDSUs, a 0% payout on the second third, a 125% payout on the last third of the 2010 PDSUs, and a 0% payout on the 2011 MSU DSUs.

[5]
Represents (i) the present value of post-termination medical coverage for Mr. Bell for two years, (ii) Mr. Bell’s accrued and unused vacation as of December 30, 2011 and (iii) two years of reimbursements for life insurance premiums.

[6]
Represents (i) one year of post-termination medical coverage, (ii) each such NEO’s accrued and unused vacation as of December 30, 2011, and (iii) the DCP balance for Messrs. Kennedy and Oaklander as of December 30, 2011.

Severance Benefits—Without Cause or Involuntary Termination (Not in Connection with a Change in Control)

The change-in-control severance agreements for the NEOs address only their termination of employment following a change in control. Only Mr. Bell, pursuant to his 2010 employment agreement, as amended, is contractually entitled to severance benefits in the event of a termination prior to a change in control. The table below represents the severance benefits available to Mr. Bell in the event of an involuntary termination for good reason or a termination without cause, in either case, not in connection with a change in control. The table reflects the amount that would be payable under Mr. Bell’s 2010 employment agreement, as amended, assuming that the termination occurred on December 30, 2011. Actual amounts may differ.

Estimated Current Value of Termination Benefits – Without Cause or Involuntary
If Named Executive Officers were terminated on December 30, 2011
Name	Fiscal Year	Severance Amount Cash [1]	Early Vesting of Restricted Shares [2]	Early Vesting of Stock Options [2]	Early Vesting of Performance Shares [3]	Other [4]	Total
David B. Bell	2011	$2,604,000	$1,088,370	$—	$197,332	$64,353	$3,954,055

[1]
Represents (a) two years of continued payment of Mr. Bell’s base salary in effect at the time of termination and (b) 4 payments of 55% of Mr. Bell's base salary payable within 30 days of each of the first two March 1st and September 1st dates following Mr. Bell's termination of employment.

[2]
Represents 18 months accelerated vesting of all unvested stock option grants and non-performance restricted stock awards for Mr. Bell. The calculation above is based on our closing stock price on December 30, 2011 of $10.44.

[3]
Represents the pro rata vesting of the performance-based target grant from the effective date of the shares until the date of the involuntary termination at the performance levels achieved as of the end of the quarter prior to the date of the termination, in this case December 30, 2011. Amounts noted represent a 0% payout on the 2009 PDSUs, a 50% payout on the first third of the 2010 PDSUs, a 0% payout of the remaining 2010 PDSUs, and a 0% payout on the 2011 MSU DSUs.

[4]	Represents life insurance premiums and medical coverage for one year following the date of covered termination and includes accrued, unused vacation of $45,260.

Severance Benefits—Death or Disability

The change-in-control severance agreements for the NEOs address only their termination of employment following a change in control. Only Mr. Bell, pursuant to his 2010 employment agreement, as amended, is contractually entitled to severance benefits in the event of a termination due to death or disability. The table below represents the severance benefits available to Mr. Bell in the event of his termination due to death or disability, as well as certain life insurance benefits and other general amounts that would be payable upon the death or disability of the NEOs. These disclosed amounts are estimates only assuming that termination occurred on December 30, 2011. Actual amounts may differ.

Estimated Current Value of Termination Benefits – Death or Disability
If Named Executive Officers were Terminated on December 30, 2011
Name	Fiscal Year	Severance Amount Cash [1]	Early Vesting of Restricted Shares		Early Vesting of Stock Options		Early Vesting of Performance Shares		Life Insurance [4]	Other [5]	Total
David B. Bell	2011	$1,302,000	$1,088,370	[2]	$—	[2]	$197,332	[3]	$1,000,000	$45,260	$3,632,962
Jonathan A. Kennedy	2011	$—	$—		$—		$—		$903,000	$19,665	$922,665
Susan J. Hardman	2011	$—	$—		$—		$—		$930,000	$15,832	$945,832
Peter R. Oaklander	2011	$—	$—		$—		$—		$975,000	$234,195	$1,209,195
Andrew M. Cowell	2011	$—	$—		$—		$—		$855,000	$6,343	$861,343

[1]
Represents 12 months of base salary as a severance payment and a pro-rated portion of 110% of Mr. Bell's base salary based on the number of days employed in the calendar year of his death or disability.

[2]
Represents 12 months accelerated vesting of all time-based unvested stock options and non-performance restricted stock awards. The calculation above is based on our closing stock price on December 30, 2011 of $10.44.

[3]
Represents the prorata vesting of the performance target grant from the effective date of the shares until the date of the termination due to death or disability at the performance levels achieved as of the end of the quarter prior to the date of the termination, in this case December 30, 2011. Amounts noted represent a 0% payout on the 2009 PDSUs, a 50% payout on the first third of the 2010 PDSUs, a 0% payout of the remaining 2010 PDSUs, and a 0% payout on the 2011 MSU DSUs.

[4]	Reflects the estimated present value of the proceeds payable to the NEOs' beneficiaries upon death from the company paid life insurance plan.
[5]
Represents accrued, unused vacation for each NEO as of December 30, 2011 as well as the aggregate balance of non-qualified deferred compensation at year-end for Messrs. Kennedy and Oaklander as detailed in the Non-Qualified Deferred Compensation Plan table.

DIRECTOR COMPENSATION

The following table provides compensation information for the fiscal year ended December 30, 2011 for each non-employee member of our Board of Directors.

Director	Fees Earned or Paid in Cash		Stock Awards		Option Awards		All Other Compensation [1]	Total
Robert W. Conn	$55,000		$49,400	[2]	$14,716	[3]	$14,320	$133,436
James V. Diller	$56,000		$49,400	[2]	$14,716	[3]	$14,320	$134,436
Gary E. Gist	$81,000		$49,400	[2]	$14,716	[3]	$3,840	$148,956
Mercedes Johnson	$55,000		$49,400	[2]	$14,716	[3]	$3,840	$122,956
Gregory Lang	$51,000		$49,400	[2]	$14,716	[3]	$3,840	$118,956
Jan Peeters	$70,000		$49,400	[2]	$14,716	[3]	$12,400	$146,516
Robert N. Pokelwaldt	$65,000		$49,400	[2]	$14,716	[3]	$3,840	$132,956
James A. Urry	$46,500	[4]	$49,400	[2]	$14,716	[3]	$10,480	$121,096

[1]
Represents dividends paid on DSUs in 2011. Mr. Urry elected to defer receipt of his DSUs. Dividends paid to Messrs. Conn, Diller, Peeters and Urry include dividends from their 2003 DSUs which were deferred and released in 2011.

[2]
Represents 4,000 DSUs awarded at a price of $12.35 on April 1, 2011. The 2011 grants will vest incrementally over a three year period with 33% vesting on the first and second anniversaries of the date of the award and 34% on the third anniversary of the date of the award.

[3]	Represents 5,000 stock options issued on April 1, 2011 with a strike price of $12.35 and a calculated fair value of $2.94. Grants vest 100% on the first anniversary of the date of the grant.
[4]
Mr. Urry received $15,500 per quarter in cash compensation. Beginning in Q4 of 2011, all cash compensation payable for Board and committee memberships to Mr. Urry are instead paid directly to Augusta Columbia Capital Group, LLC, a company in which Mr. Urry is a managing partner.

The table below represents the option and stock awards held by our non-employee directors as of December 30, 2011.

Director	Option Awards	Stock Awards
Robert W. Conn	110,000	8,000
James V. Diller	95,000	8,000
Gary E. Gist	95,000	8,000
Mercedes Johnson	75,000	8,000
Gregory Lang	60,000	8,000
Jan Peeters	95,000	8,000
Robert N. Pokelwaldt	95,000	8,000
James A. Urry	95,000	8,000

The Compensation Committee has established minimum share ownership requirements for each non-employee director of two times the director’s annual cash compensation. The ownership requirement must be attained within a five-year period from their date of appointment. Director ownership is calculated using the fair value of DSUs granted (vested and unvested) and the cost basis of shares purchased through option exercises or shares purchased in the open market. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned. A recent review of the non-employee directors listed above revealed that each non-employee director is on track to meet the 2X ownership requirement goal within the timeframe indicated.

Non-employee directors who are also officers do not receive compensation for their services as directors. The compensation for services as directors is reviewed on an annual basis by the Compensation Committee. Compensation for non-employee directors in 2011 was as follows:

Director	Retainer		Audit Committee Retainer		Compensation Committee Retainer		Nominating and Governance Committee Retainer		Total Retainer
Robert W. Conn	$45,000		$10,000						$55,000
James V. Diller	$45,000				$6,000		$5,000		$56,000
Gary E. Gist	$75,000	[1]			$6,000				$81,000
Mercedes Johnson	$45,000		$10,000						$55,000
Gregory Lang	$45,000				$6,000				$51,000
Jan Peeters	$45,000		$20,000	[2]			$5,000		$70,000
Robert N. Pokelwaldt	$45,000		$10,000				$10,000	[2]	$65,000
James A. Urry	$45,000				$12,000	[2]	$5,000		$62,000

[1]	Receives a higher retainer as a result of serving as Chairman of the Board
[2]	Receives a higher retainer as a result of serving as Committee Chairman

In 2011, each non-employee director received an award for 4,000 DSUs which vests over three years, 33% on the first anniversary of the date of grant, 33% on the second anniversary of the date of grant, and 34% on the third anniversary of the date of grant. Each non-employee director also received a grant for 5,000 stock options which cliff vest 100% on the first anniversary of the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

The table and notes below summarize the status of our equity compensation plans (shares in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Awards	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders:
Elantec 1995 and 2001 Equity Incentive Plans [1]	32	$22.60	None
Xicor 1990, 1998 and 2002 Equity Incentive Plans [1]	260	$13.33	None
Techwell 2006 Stock Incentive Plan	129	$10.91	None
Intersil 1999 Equity Compensation Plan [3]	4,380	$23.59	None
Intersil 2009 Option Exchange Plan	1,666	$13.08	None
Intersil 2008 Equity Compensation Plan [4]	11,159	$13.13	8,439
Intersil Employee Stock Purchase Plan [5]	4,533	N/A	508
Equity compensation plans not approved by shareholders [6]	—	N/A	None
Total [7]	22,159	$16.21	8,947

[1]
Each of these plans in these totals has been acquired by a purchase method accounting acquisition made by Intersil. At the time of the respective acquisitions Intersil ceased making grants, and will not make any additional grants, under these plans. Future grants are expected to be made under the 2008 Equity Compensation Plan.

[2]
The number of securities for the Techwell 2006 Stock Incentive Plan includes 112 shares that are deferred or restricted stock units outstanding. The weighted-average exercise price displayed is only for 17 stock options.

[3]
The number of securities for the Intersil 1999 Equity Compensation Plan includes 296 shares that are deferred or restricted stock units outstanding. The weighted-average exercise price displayed is only for 4,084 stock options.

[4]
The number of securities for the Intersil 2008 Equity Compensation Plan includes 3,270 shares that are deferred or restricted stock units outstanding. The weighted-average exercise price displayed is only for 7,889 stock options. Grants of deferred or restricted stock units reduce the shares available for future grants by 2.33 shares each or 12,198 shares in 2011.

[5]
The Employee Stock Purchase Plan does not employ a “look-back” option feature; therefore there are no options or right to purchase outstanding stock until the final day of the subscription period (which is then settled immediately).

[6]	There are no equity compensation plans that have not been approved by shareholders.
[7]
The number of securities for the total of the plans includes 3,678 shares that are deferred or restricted stock units outstanding. The weighted-average exercise price displayed is only for 13,948 stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of March 8, 2012 with respect to shares of each class of common stock beneficially owned by (i) each person or group that is known to be the beneficial owner of more than 5% of each class of outstanding common stock, (ii) each Director and NEO and (iii) all Directors and executive officers as a group. Unless otherwise specified, all shares are directly held.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has voting or investment power.

Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035.

	Class A Common Stock
	Shares Beneficially Owned	Percent [1]
T. Rowe Price Associates, Inc. [2]	19,160,722	15.16%
FMR LLC (Fidelity Management and Research Company) [3]	16,532,758	13.08%
UBS AG [4]	8,947,133	7.08%
Blackrock, Inc. [5]	8,459,785	6.69%
T. Rowe Price Mid-Cap Growth Fund [6]	8,000,000	6.33%
Wellington Management Company, LLP [7]	7,297,679	5.77%
Artisan Partners Holdings LP [8]	6,854,300	5.42%
RidgeWorth Capital Management, Inc. [9]	6,334,415	5.01%
David B. Bell [10]	1,096,589	*
James V. Diller [11]	571,765	*
Peter Oaklander [12]	389,102	*
Susan Hardman [13]	353,324	*
Gary E. Gist [14]	171,703	*
James A. Urry [15]	163,023	*
Robert W. Conn [16]	142,285	*
Jan Peeters [17]	130,999	*
Robert Pokelwaldt [18]	128,519	*
Jonathan Kennedy [19]	123,646	*
Mercedes Johnson [20]	98,999	*
Gregory Lang [21]	73,266	*
Andrew Cowell [22]	—	*
All directors and executive officers as a group (17 persons)	4,276,818	3.3%

*	Less than 1% of the outstanding Class A Common Stock

[1]	Percentages are derived using the number of shares of Class A Common Stock outstanding as of March 8, 2012.

[2]
Based solely on information obtained from a Schedule 13-G filed by T. Rowe Price Associates, Inc. for the period ending 12/31/2011. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

[3]
Based solely on information obtained from a Schedule 13-G filed by FMR LLC for the period ending 12/31/2011. The address of FMR LLC (Fidelity Management & Research Company) is 82 Devonshire Street, Boston, MA 02109.

[4]
Based solely on information obtained from a Schedule 13-G filed by UBS AG (for the benefit and on behalf of UBS Global Asset Management division of UBS AG) for the period ending 12/31/2011. The address of UBS AG is Bahnhofstrasse 45, PO Box CH-8001, Zurich V8 CH 8001, Switzerland.

[5]	Based solely on information obtained from a Schedule 13-G filed by Blackrock, Inc. for the period ending 12/31/2011. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

[6]
Based solely on information obtained from a Schedule 13-G filed by T. Rowe Price Mid-Cap Growth Fund for the period ending 12/31/2011. The address of T. Rowe Price Mid-Cap Growth Fund is 100 East Pratt Street, Baltimore, MD 21202.

[7]
Based solely on information obtained from a Schedule 13-G filed by Wellington Management Company, LLP for the period ending 12/31/2011. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

[8]
Based solely on information obtained from a Schedule 13-G filed by Artisan Partners Holdings LP for the period ending 12/31/2011. The address of Artisan Partners Holdings LP is 857 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

[9]
Based solely on information obtained from a Schedule 13-G filed by RidgeWorth Capital Management, Inc. as parent company for Ceredex Value Advisors LLC for the period ending 12/31/2011. The address of RidgeWorth Capital Management, Inc. is 3333 Piedmont Road, Northeast, Suite 1500, Atlanta, GA 30305.

[10]
Includes 85,854 shares held by Mr. Bell. Also includes 874,798 shares subject to options exercisable within 60 days of March 8, 2012; 15,937 Restricted Stock Units that will vest within 60 days of March 8, 2012; and 120,000 shares (at target) of Performance-based Deferred Stock Units (PDSUs) that will vest within 60 days of March 8, 2012. The PDSUs are eligible for a maximum payout of 150% or a minimum payout of 0% based upon company performance; however, at the time of this filing, the payout of these PDSUs is projected to be 0%, subject to change.

[11]
Includes 472,765 shares owned by the James V. Diller & June P. Diller Trust. Also includes 95,000 shares subject to options exercisable within 60 days of March 8, 2012; and 4,000 Deferred Stock Units that will vest within 60 days of March 8, 2012.

[12]
Includes 53,726 shares held by Mr. Oaklander. Also includes 298,625 shares subject to options exercisable within 60 days of March 8, 2012; 4,750 Restricted Stock Units that will vest within 60 days of March 8, 2012; and 32,000 shares (at target) of Performance-based Deferred Stock Units (PDSUs) that will vest within 60 days of March 8, 2012. The PDSUs are eligible for a maximum payout of 150% or a minimum payout of 0% based upon company performance; however, at the time of this filing, the payout of these PDSUs is projected to be 0%, subject to change.

[13]
Includes 48,254 shares held by Ms. Hardman. Also includes 269,444 shares subject to options exercisable within 60 days of March 8, 2012; 5,625 Restricted Stock Units that will vest within 60 days of March 8, 2012; and 30,000 shares (at target) of Performance-based Deferred Stock Units (PDSUs) that will vest within 60 days of March 8, 2012. The PDSUs are eligible for a maximum payout of 150% or a minimum payout of 0% based upon company performance; however, at the time of this filing, the payout of these PDSUs is projected to be 0%, subject to change.

[14]
Includes 72,703 shares owned by the Gist Family Living Trust. Also includes 95,000 shares subject to options exercisable within 60 days of March 8, 2012; and 4,000 Deferred Stock Units that will vest within 60 days of March 8, 2012.

[15]
Includes 36,024 shares held by Mr. Urry. Shares held also includes 27,999 shares associated with Deferred Stock Unit awards that Mr. Urry has elected to defer. Mr. Urry will take possession of these shares 5 years from the date of vest for each award. In addition, Mr. Urry’s ownership includes 95,000 shares subject to options exercisable within 60 days of March 8, 2012; and 4,000 Deferred Stock Units that will vest within 60 days of March 8, 2012.

[16]
Includes 28,285 shares held by Dr. Conn. Also includes 110,000 shares subject to options exercisable within 60 days of March 8, 2012; and 4,000 Deferred Stock Units that will vest within 60 days of March 8, 2012.

[17]
Includes 7,999 shares held by Mr. Peeters. Shares held also includes 24,000 shares associated with Deferred Stock Unit awards that Mr. Peeters has elected to defer. Mr. Peeters will take possession of these shares 5 years from the date of vest for each award. In addition, Mr. Peeter’s ownership includes 95,000 shares subject to options exercisable within 60 days of March 8, 2012; and 4,000 Deferred Stock Units that will vest within 60 days of March 8, 2012.

[18]
Includes 29,519 shares held by Mr. Pokelwaldt. Also includes 95,000 shares subject to options exercisable within 60 days of March 8, 2012; and 4,000 Deferred Stock Units that will vest within 60 days of March 8, 2012.

[19]
Includes 10,094 shares held by Mr. Kennedy. Also includes 92,802 shares subject to options exercisable within 60 days of March 8, 2012; 5,750 Restricted Stock Units that will vest within 60 days of March 8, 2012; and 15,000 shares (at target) of Performance-based Deferred Stock Units (PDSUs) that will vest within 60 days of March 8, 2012. The PDSUs are eligible for a maximum payout of 150% or a minimum payout of 0% based upon company performance; however, at the time of this filing, the payout of these PDSUs is projected to be 0%, subject to change.

[20]
Includes 19,999 shares held by Ms. Johnson. Also includes 75,000 shares subject to options exercisable within 60 days of March 8, 2012; and 4,000 Deferred Stock Units that will vest within 60 days of March 8, 2012.

[21]
Includes 9,266 shares held by Mr. Lang. Also includes 60,000 shares subject to options exercisable within 60 days of March 8, 2012; and 4,000 Deferred Stock Units that will vest within 60 days of March 8, 2012.

[22]
Mr. Cowell joined Intersil on May 31, 2011. At the time of this filing, Mr. Cowell did not hold any shares of Intersil stock; and there are no shares subject to options exercisable within 60 days of March 8, 2012.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our executive officers and key employees are as follows:

David B. Bell, CEO, President and Director. Mr. Bell is described above as a nominee for Director.

Jonathan A. Kennedy, Senior Vice President and CFO. Mr. Kennedy, age 41, has served as Intersil’s Senior Vice President and CFO since April 18, 2009. From December 3, 2008 to April 17, 2009, he was Intersil’s Interim CFO. From April 2005 to December 2, 2008, he was Intersil’s Corporate Controller. From June 2004 to April 2005, he was Intersil’s Director of Finance. Mr. Kennedy joined Intersil from Alcon, Inc., where he served as Director of Finance and Information Technology from July 2000 to June 2004. Prior to Alcon, Mr. Kennedy held various finance and information technology positions at Autonomous Technologies and Harris Corporation.

Susan J. Hardman, Senior Vice President, Analog and Mixed-Signal Products Group. Ms. Hardman, age 50, has served as Intersil’s Senior Vice President, Analog and Mixed-Signal Products Group since September 13, 2008. From October 19, 2007 to September 12, 2008, she served as Vice President and General Manager, Analog and Mixed-Signal Products Group. From March 18, 2006 to September 12, 2008, she served as Intersil’s Vice President and General Manager, Automotive and Specialty Products Group. From September 7, 2004 to March 17, 2006 she served as Intersil’s Vice President, Corporate Marketing. Ms. Hardman joined Intersil from Exar Corporation, where she was Vice President and General Manager of Exar’s Interface products division. Prior to that, she served as Vice President of Corporate Marketing and Director of Product Marketing for Exar. Prior to Exar, Ms. Hardman worked for VLSI Technology for eight years and held a variety of management positions. Ms. Hardman began her career with Motorola, where she worked for six years in a variety of engineering roles.

Peter R. Oaklander, Senior Vice President, Power Management Products Group. Mr. Oaklander, age 48, has served as Senior Vice President, Power Management Products Group since September 13, 2008. From March 27, 2006 to September 12, 2008, he served as Intersil’s Senior Vice President, Worldwide Sales. Prior to this, Mr. Oaklander spent 20 years at Analog Devices, where he held the position of Vice President and General Manager of Power Management products in the Analog Semiconductor division. Prior to that, his positions at Analog Devices included Vice President and General Manager of Analog Devices’ Silicon Valley Operations, Managing Director of the Asia Pacific region, Director of Consumer Sales and Analog Semiconductor Components division Field Marketing in Japan, as well as other positions with increasing responsibility. As of February 9, 2012, Mr. Oaklander is no longer Senior Vice President, Power Management Products Group, but he remains employed by Intersil through a transition period that will end on April 2, 2012. David B. Bell, President and CEO will temporarily assume the role and responsibilities of Senior Vice President, Power Management Products Group.

Andrew M. Cowell, Senior Vice President, Consumer Products Group. Mr. Cowell, age 46, has served as our Senior Vice President, Consumer Products Group since May 31, 2011. Mr. Cowell joined Intersil from Micrel Semiconductor, where he served for four years as Vice President of Analog Marketing. Prior to this, Mr. Cowell served as the head of Micrel’s Strategic Applications division with responsibility for new product definition for power products. He also served in the role of Marketing and Applications Manager for the power product line. Prior to joining Micrel, Mr. Cowell worked for Siliconix Semiconductor where he held a variety of technical positions throughout the world. Mr. Cowell began his career as a design engineer at Advanced Power Supplies.

Gerald J. Edwards, Senior Vice President, Worldwide Operations and Technology. Mr. Edwards, age 55, has served as our Senior Vice President, Worldwide Operations and Technology since November 21, 2011. Mr. Edwards joined Intersil from National Semiconductor where he served as Vice President of Worldwide Operations and Quality since 2009. Prior to this role, Mr. Edwards served as Vice President, United Kingdom Operations. Before his tenure at National Semiconductor, Mr. Edwards held a variety of semiconductor manufacturing operations management positions, including fab operations and engineering management positions at Philips Semiconductors and ST Microelectronics. He is a past President of Scottish Engineering, and a past Director of the National Microelectronics Institute (UK). He is also a past Chairman of the Scottish Manufacturing Advisory Board.

Vern Kelley, Senior Vice President, Human Resources. Mr. Kelley, age 58, has served as Intersil’s Senior Vice President, Human Resources since September 13, 2008. From February 24, 2003 to September 12, 2008, he served as Intersil’s Vice President, Human Resources. Prior to this, Mr. Kelley spent 19 years at National Semiconductor, most recently holding the position of Vice President, Human Resources for their product divisions. In his role, he also oversaw HR activities associated with National’s acquisition, divestiture, and joint venture activities which included joint ventures and acquisitions in China and Europe. Before joining National Semiconductor in 1983, Mr. Kelley was a division employee relations manager for Allstate Insurance Company.

David M. Loftus, Senior Vice President, Worldwide Sales and Corporate Marketing. Mr. Loftus, age 50, has served as Intersil’s Senior Vice President, Worldwide Sales and Corporate Marketing since September 10, 2008. From May 1991 to July 2008, Mr. Loftus held various positions at Xilinx, Inc., most recently holding the position of Vice President/General Manager, General Products Division from May 2007 to July 2008. Prior to this he was their General Manager, CPLD Division from August 2005 to May 2007 and their Vice President/Managing Director, Asia Pacific from May 2002 to August 2005. Prior to his tenure at Xilinx, Mr. Loftus was a Research Engineer at Georgia Tech Research Institute from January 1983 to May 1991.

Thomas C. Tokos, Senior Vice President, General Counsel and Secretary. Mr. Tokos, age 59, has served as our Senior Vice President, General Counsel and Secretary since September 13, 2008. From May 27, 2003 to September 12, 2008, he served as Intersil’s Vice President, General Counsel and Secretary. Previously, Mr. Tokos served as general counsel to semiconductor and technology companies and as an attorney with private law firms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose late filings of stock transaction reports by its executive officers, Directors, and ten-percent equity security holders. Based solely on a review of reports filed by us on these individuals’ behalf and written representations from the officers and Directors that no other reports were required, we believe that during the 52 weeks ending December 30, 2011, our officers, Directors and ten-percent equity security holders timely filed all reports they were required to file under Section 16(a); except for Messrs. Bell, Cowell and Kennedy, and Ms. Hardman, who each had one delinquent filing. Each of these delinquent filings have been subsequently reported on a Form 4 filing for each executive officer.

AUDIT AND OTHER FEES PAID TO KMPG LLP

	Fiscal Year
	2011		2010		2009
Audit service fees		$1,930,000		$2,120,000		$1,810,000
Audit-related fees		$10,000		$10,000	$	―
Tax fees		$887,000		$835,000	$	―
All other fees	$	―	$	―	$	―

AUDIT COMMITTEE PRE-APPROVAL POLICY

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by our Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval of audit, audit-related, tax and other accounting engagements as specifically set forth by the Audit Committee on an annual basis. Individual engagements anticipated to exceed pre-approved fee thresholds and miscellaneous engagements not listed in the policy must be individually pre-approved. The policy authorizes the Audit Committee to delegate one or more of its members pre-approval authority with respect to permitted engagements.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035, Telephone: 1-888-468-3774, E-mail: investor@intersil.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

We are not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Thomas C. Tokos	Milpitas, California
Senior Vice President, General Counsel and Secretary	March 13, 2012

EXHIBIT A

THE INTERSIL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
(AS AMENDED)

1.	Purpose of the Plan

This Plan is intended to promote the interests of Intersil Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

2.	Definitions

Capitalized terms herein shall have the following meanings:

2.1.
“Compensation” shall mean the total earnings paid to a Participant by one or more Participating Corporations during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate; provided that Compensation shall not include the following items of compensation:

2.1.1.	any extraordinary income compensation of a non-recurring nature;

2.1.2.
any award made or amount paid pursuant to an employer’s equity-based compensation arrangementincluding, but not limited to, performance shares, stock options (including any exercise thereof), restrictedstock, stock appreciation rights (including any exercise thereof), and dividend equivalents;

2.1.3.	severance pay or special retirement pay;

2.1.4.	imputed compensation, such as employer-paid group insurance premiums; and

2.1.5.	reimbursements or other allowances for automobile, relocation, tax-equalization, travel or educationalexpenses.

2.2.	“Board” shall mean the Corporation’s Board of Directors.

2.3.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4.	“Committee” shall mean the committee described in Section 3 below.

2.5.	“Common Stock” shall mean the Corporation’s common stock.

2.6.	“Corporate Affiliate” shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

2.7.
“Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Corporation is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

2.8.
“Corporation” shall mean Intersil Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Intersil Corporation which shall by appropriate action adopt the Plan.

2.9.
“Effective Date” shall mean March 1, 2000. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

2.10.
“Eligible Employee” shall mean any employee on active payroll status who is employed by a Participating Corporation on such terms that he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Section 3401(a) of the Code, with the exception of Five-Percent Owners, as defined in Section 2.13 below.

2.11.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12.
“Fair Market Value” per share of Common Stock as of a particular date means (i) if the shares of Common Stock are then listed on a national stock exchange, the closing sales price per share of Common Stock on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if shares of Common Stock are not then listed on a national stock exchange but are then quoted on NASDAQ or a similar quotation system, the closing price for the shares of Common Stock as quoted on NASDAQ or a similar quotation system on such date, or if no sale was made on such date on NASDAQ or a similar quotation system, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine; provided that, where the shares of Common Stock are so listed or traded, the Committee may make such discretionary determinations where the shares have not been traded for 10 Trading Days. Notwithstanding the foregoing, upon the date of an initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, the “Fair Market Value” per share of Common Stock means the price at which such stock is initially offered by the Company in such public offering.

2.13.
“Five-Percent Owner” shall mean any individual who would, immediately after the grant of purchase rights, as described in Section 8.1, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

2.14.	“Participant” shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

2.15.
“Participating Corporation” shall mean the Corporation and such Corporate Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan are listed in the attached Schedules, which may be amended from time to time.

2.16.	“Plan” shall mean the Corporation’s Employee Stock Purchase Plan, as set forth in this document.

2.17.	“Purchase Date” shall mean the last Trading Day of each purchase period, i.e., the last Trading Day of September and March of each year in which the Plan is maintained by the Corporation.

2.18.	“Trading Day” shall mean any day on which shares of the Company’s Common Stock are actively traded.

3.	Administration of the Plan

The Plan shall be administered by the Board, or by a Committee appointed by the Board. All references to the Committee herein shall apply to the Board in the event that no Committee is appointed pursuant to this Section. Such Committee shall, at such times as the Common Stock is registered pursuant to Section 12 of the Exchange Act, consist of at least two individuals each of whom shall be a “non-employee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to purchase rights offered hereunder), qualify as “outside directors” for purposes of Section 162(m) of the Code and related Treasury regulations. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. The Committee shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Committee shall be final and binding on all parties having an interest in the Plan.

4.	Stock Subject to the Plan

4.1.
Number of Shares. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock that may be issued over the term of the Plan shall not exceed 6,533,334 shares.

4.2.
Adjustments. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

5.	Purchase Periods

5.1.	Purchase Period. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until the termination of the Plan pursuant to Section 10.2.

5.2.
Duration of Purchase Period. Except for the initial purchase period, each purchase period shall have a duration of six (6) months. Purchase periods shall run from April 1st to September 30th and from October 1st to March 31st; provided that the first purchase period shall begin on the date of the Corporation’s initial public offering and end on September 30, 2000.

6.	Eligibility

6.1.	Eligible Employees. Each individual who is an Eligible Employee shall be eligible to participate in the Plan on the start date of any purchase period under the Plan.

6.2.
Participation. To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment procedure prescribed by the Committee (or its designate), at the time specified by such procedures. Such enrollment will include authorizing payroll deductions as described in Section 7 below. An Eligible Employee’s election to participate in the Plan for a particular purchase period shall apply to subsequent purchase periods, unless revoked by the Eligible Employee, as provided in Section 7 and 8.

7.	Payroll Deductions

7.1.
Election and Revocation. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Compensation paid to the Participant during each purchase period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect for the entire purchase period. The rate of payroll deduction may not be increased or decreased during the purchase period. However, the Participant may, at any time during a purchase period, revoke his or her payroll deduction election by using the procedures prescribed by the Committee. The revocation shall become effective as soon as possible following the completion of such procedure. The revocation of a payroll deduction election results in the termination of the Participant’s outstanding purchase rights, as provided in Section 8.6.1 below.

7.2.
Beginning Date. Payroll deductions shall begin on the first pay period following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay period ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance outstanding from time to time in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

7.3.	Ending Date. Payroll deductions shall automatically cease upon the termination of the Participant’s purchase rights in accordance with the provisions of the Plan.

7.4.
No Further Obligation. Subject to the limitations set forth in Sections 7.4 and 9 below, the Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date.

8.	Purchase Rights

8.1.
Grant of Purchase Rights. A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she elects to participate. Such purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. Under no circumstances shall a purchase right be granted under the Plan to any Eligible Employee if such individual would immediately after the grant be a Five-Percent Owner, as defined in Section 2.13.

8.2.
Exercise of the Purchase Rights. Purchase rights shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with Section 8.6. below) on such date. The purchase shall be accomplished by applying the Participant’s payroll deductions for the purchase period ending on such Purchase Date to the purchase of shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period.

8.3.	Purchase Price.

8.3.1.
Unless otherwise provided by the Committee the purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date shall be eighty-five (85%) of the Fair Market Value per share of Common Stock on the Purchase Date.

8.4.
Number of Shares That May Be Purchased. The number of shares of Common Stock that will be purchased by a Participant on each Purchase Date shall be that number of shares (including fractional shares) of Common Stock obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 16,667 shares, subject to periodic adjustments as provided in Section 4.2. and subject to the limitation in Section 9.

8.5.
Excess Payroll Deductions. Any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be refunded to the Participant or held for the purchase of shares of Common Stock for the Participant on the next Purchase Date at the sole discretion of the Plan’s administrator.

8.6.	Termination of Payroll Deductions During a Purchase Period. The following provisions shall govern the termination of payroll deduction elections during a purchase period rights:

8.6.1.
Participant Election to Terminate Payroll Deductions. A Participant may, at any time before the last two weeks of a purchase period, terminate his or her payroll deductions by revoking his or her payroll deduction election through the procedure described above, and no further payroll deductions shall be collected from the Participant during the purchase period in which such revocation is made. Any payroll deductions collected during the purchase period in which a revocation of payroll deduction election occurs shall be refunded in cash..

8.6.2.
Effect of Participant Election to Terminate Payroll Deductions. The termination of a payroll deduction election shall be irrevocable. In order to resume payroll deductions in any subsequent purchase period, such individual must re-enroll in the Plan on or before the start date of the next purchase period for which the individual is eligible to participate.

8.6.3.
Termination of Participation Upon Ceasing to be an Eligible Employee. Should the Participant cease to remain an Eligible Employee for any reason (including death or disability) while his or her purchase rights are outstanding, then such Participant’s right to continue payroll deduction contributions shall immediately terminate, and all of the Participant’s payroll deductions accumulated prior to such termination shall be refunded as soon as practicable following such termination of employment.

8.6.4.
Effect of Leave of Absence Upon Participation. Should the Participant cease to remain in active service by reason of an approved leave of absence, then such Participant’s right to continue payroll deduction contributions shall terminate on the date which is 91 days after the day the Participant last rendered active service, and all of the Participant’s payroll deductions accumulated prior to such date shall be refunded to the Participant as soon as practicable following such date.

8.7.
Corporate Transaction. Outstanding purchase rights shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase. The Corporation shall use its best efforts to provide at least ten (10) days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction in accordance with Section 8.6.1 above.

8.8.
Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any Purchase Date exceed the number of shares then available for issuance under the Plan, the Committee shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

8.9.	Assignability. Purchase rights shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

8.10.
No Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase rights until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

8.11.	Dividends. Once shares are purchased on a Participant’s behalf, to the extent that dividends are paid on such shares, such dividends shall be distributed in cash to the Participant.

9.	Accrual Limitations

9.1.
Twenty-Five Thousand Dollar Limit. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

9.2.
Application of the Limit. For purposes of applying such accrual limitations, (i) the right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted and, (ii) the right to acquire Common Stock under any outstanding purchase right shall accrue in accordance with the rate preserved in the Plan, but in the event may such rate exceed Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for any one calendar year.

9.3.
Refund of Excess. If solely by reason of such accrual limitations, the purchase rights of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase rights shall be refunded within thirty (30) days or at the sole discretion of the Committee held until the next purchase period for which such Participant is eligible to make a purchase under the Plan.

9.4.
Limit Controls. In the event there is any conflict between the provisions of this Section 9 and one or more provisions of the plan or any instrument issued thereunder, the provisions of this Section 9 shall be controlling.

10.	Effective Date and Termination of the Plan

10.1.	Effective Date. The Plan was adopted by the Board on November 3, 1999 and became effective on March 1, 2000.

10.2.
Termination of the Plan. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) February 28, 2019 or (ii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

11.	Amendment of the Plan

The Board may alter, amend, suspend or discontinue the Plan at any time, with such change to become effective immediately following the close of any purchase period. However, the Board may not, without the approval of the Corporation’s stockholders, (i) increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

12.	General Provisions

12.1.	Costs and Expenses. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

12.2.
No Right to Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

12.3.	Governing Law. The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

SCHEDULE D

Corporations Participating in
Employee Stock Purchase Plan

As of March 8, 2012

Intersil Corporation

EXHIBIT B

INTERSIL CORPORATION
AMENDED AND RESTATED
2008 EQUITY COMPENSATION PLAN
As of May 2, 2012

Intersil Corporation, a Delaware corporation, wishes to attract key employees, directors and consultants to the Company and its Subsidiaries, to induce key employees, directors and consultants to remain with the Company and its Subsidiaries and to encourage them to increase their efforts to make the Company’s business more successful, whether directly or through its Subsidiaries. In furtherance thereof, the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan is designed to provide equity-based incentives to key employees and consultants of the Company and its Subsidiaries and to directors of the Company. Awards under the Plan may be made in the form of Options, Stock Appreciation Rights, Restricted Stock, Phantom Shares, Deferred Stock Units and Other Stock-Based Awards.

1.	DEFINITIONS.

Whenever used herein and unless otherwise provided in a Participant’s Award Agreement, the following terms shall have the meanings set forth below:

“Award” means, except where referring to a particular category of grant under the Plan, an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Phantom Share, Deferred Stock Unit or Other Stock-Based Award.

“Award Agreement” means a certificate issued by the Company to a Participant evidencing and setting forth the terms and conditions of an Award made under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means the Participant’s (i) act or acts of dishonesty, moral turpitude or criminality with respect to his or her employment or other service with the Company, (ii) continued failure to perform such Participant’s duties as an Employee, Director or Consultant, as reasonably determined by the Board (or the Committee, if such power is so delegated by the Board) acting in good faith, after reasonable notice of such failure and opportunity to cure such failure (if curable) is given to such Participant by the Board (or the Committee, if such power is so delegated by the Board), or (iii) willful or deliberate violations of such Participant’s obligations to the Company that result or could reasonably be expected to result in material injury to the Company. For these purposes “Company” shall include the Subsidiaries of the Company, as applicable.

“Change in Control” means the happening of any of the events described below:

(i)
any Person, other than (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (e) a Participant or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Participant), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(ii)
during any period of 12 consecutive months, the individuals at the beginning of any such period who constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii)
the consummation of a merger or consolidation of the Company in which the shareholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or

(iv)
the complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder.

“Committee” means the Committee appointed by the Board under Section 3.

“Common Stock” means Class A Common Stock of the Company, par value $.01 per share, either currently existing or authorized hereafter.

“Company” means Intersil Corporation, a Delaware corporation, or any successor thereto.

“Consultant” means a key consultant rendering service to the Company or its Subsidiaries.

“Deferred Stock Unit” or “DSU” means the unfunded right awarded under Section 10 to receive a Share after the applicable vesting period or deferral period expires and all other conditions, including, when applicable, the attainment of specified Performance Goals, provided by the Committee are satisfied.

“Director” means a member of the Board who is not an employee of the Company or a Subsidiary.

“Disability” means a Participant either:

(i)
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)
is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

“Employee” means a key employee of the Company or its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Fair Market Value” per Share means, on any given date (i) if the Shares are then listed on a national stock exchange, the closing price per Share on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if the Shares are not then listed on a national exchange, but are then quoted on NASDAQ or a similar quotation system, the closing price for the Shares as quoted on NASDAQ or a similar quotation system on such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code (and, with respect to Incentive Stock Options, Section 422 of the Code) and the applicable guidance thereunder.

“Grantee” means an Employee, Director or Consultant who is granted a Stock Appreciation Right, Restricted Stock, Phantom Share, Deferred Stock Unit or Other Stock-Based Award hereunder.

“Incentive Stock Option” means an Option which is an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means the right to purchase, at the price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

“Optionee” means an Employee, Director, or Consultant to whom an Option is granted, or the Successors of the Optionee, as the context so requires.

“Option Price” means the exercise price per Share of an Option.

“Other Stock-Based Award” shall have the meaning set forth in Section 11.

“Participant” means a Grantee or Optionee.

“Performance Goal” means the goal established by the Committee for a performance measuring period during the period permitted by Section 162(m) of the Code, based upon one or more criteria that the Committee shall select from the following: revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction, in each case, as it may relate to the Company or any Subsidiary (or any division or business unit thereof).

“Person” means any individual, partnership, corporation, company, limited liability company, association, trust, joint venture, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Phantom Share” means a right, granted pursuant to the Plan, of the Grantee to receive payment of the Phantom Share Value.

“Phantom Share Value” means, with respect to each Phantom Share, the Fair Market Value of a Share on the Settlement Date or, if so provided by the Committee, such Fair Market Value less a base value established by the Committee at the time of grant.

“Plan” means this Intersil Corporation Amended and Restated 2008 Equity Compensation Plan, as amended from time to time.

“Restricted Stock” means an award of Shares that are subject to restrictions hereunder as described in Section 8.

“Retirement” means the Separation from Service of a Participant with the Company under circumstances which would entitle an Employee to an immediate pension under one of the Company’s approved retirement plans or retirement as determined by the Committee in its absolute discretion pursuant to such other standard as may be adopted by the Committee.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations thereunder.

“Separation from Service” means a Participant’s termination of employment or other service, as applicable, with the Company and its Subsidiaries that meets the requirements of a “separation from service” as defined in Section 409A of the Code and guidance thereunder. For these purposes, service with the Company or its Subsidiaries does not include any period of required notice under applicable law prior to Separation from Service, or during which a Participant is receiving severance pay or “pay in lieu of notice”. Cessation of service as an officer, Employee, Director or Consultant shall not be treated as a Separation from Service if the Participant continues without interruption to serve thereafter in a material manner in another one (or more) of such other capacities, as determined by the Committee in its sole discretion. Unless otherwise required under Section 409A of the Code, a transfer of employment or service between the Company and a Subsidiary shall not be deemed a Separation from Service. However, individuals employed by or providing services to an entity that ceases to be a Subsidiary shall be deemed to have incurred a Separation from Service as of the date such entity ceases to be a Subsidiary unless such individual is employed by, or in the service of, the Company or another Subsidiary immediately thereafter.

“Settlement Date” has the meaning set forth under Section 9.4(c).

“Share” means one share of Common Stock of the Company.

“Specified Employee” means a “specified employee” as determined in accordance with the requirements under Section 409A of the Code.

“Stock Appreciation Right” or “SAR” means the right granted under Section 7 to receive, in cash or Shares, as determined by the Committee, the increase in the Fair Market Value of a Share underlying the SAR from the date of grant to the date of exercise.

“Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

“Successor of the Optionee” means: (i) the legal representative of the estate of a deceased Optionee, (ii) persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee or (iii) persons who shall acquire the right to exercise an Option on behalf of the Optionee as the result of a determination by a court or other governmental agency of the incapacity of the Optionee.

2.	EFFECTIVE DATE AND TERMINATION OF PLAN.

The Intersil Corporation 2008 Equity Compensation Plan (the “Old Plan”) originally became effective on May 7, 2008. This Plan (which amends and restates the Old Plan in its entirety) became effective on May 4, 2011, subject to the approval of the shareholders of the Company. The Plan shall terminate on, and no Award shall be granted hereunder on or after, May 4, 2021; provided, however, that the Board (or the Committee, if such power is so delegated by the Board) may at any time prior to that date terminate the Plan.

3.	ADMINISTRATION OF PLAN.

a) The Plan shall be administered by the Committee appointed by the Board. The Committee shall consist of at least two individuals each of whom shall be a “non-employee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as “outside directors” for purposes of Section 162(m) of the Code and related Treasury regulations and meet the requirements for “independence” of any applicable stock exchange or securities self-regulatory organization. Notwithstanding the foregoing, the Board or the Committee may, to the extent permitted by applicable law or the rules of any applicable securities exchange, designate one or more officers or Board members to serve as a “Secondary Committee” and delegate to the Secondary Committee authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 or Section 162(m) of the Code. Unless otherwise provided herein, the Secondary Committee shall have the same authority with respect to selecting the individuals to whom such Awards are granted and establishing the terms and conditions of such Awards as the Committee has under the terms of the Plan.

b) The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan exclusively relating to such member. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder.

c) Subject to the provisions of the Plan, the Committee shall in its discretion as reflected by the terms of the Award Agreements (i) authorize the granting of Awards to Employees, Directors or Consultants of the Company and its Subsidiaries; (ii) determine the eligibility of an Employee, Director or Consultant to receive an Award subject to Section 4 hereof, (iii) determine the number of Shares to be covered under any Award Agreement (considering the position and responsibilities of the Employee, Director or Consultant, the nature and value to the Company of the Employee’s, Director’s or Consultant’s present and potential contribution to the success of the Company whether directly or through a Subsidiary, and such other factors as the Committee may deem relevant), the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award, and (iv) determine the Performance Goals, if any, that apply to the receipt or vesting of any Award hereunder and certify that such Performance Goals have been attained, if applicable.

d) The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as determined by the Committee. The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.

e) Without limiting the generality of the Committee’s discretion hereunder, the Committee may (subject to such considerations as may arise under Section 16 of the Exchange Act, or under other corporate, securities or tax laws) take any steps it deems appropriate, that are not inconsistent with the purposes and intent of the Plan, to establish Performance Goals applicable to Awards otherwise permitted to be granted hereunder, and to attempt to procure shareholder approval with respect thereto, to take into account the provisions of Section 162(m) of the Code and the regulations thereunder.

4.	ELIGIBILITY.

Any Employee, Director or Consultant who is designated by the Committee as eligible to participate in the Plan shall be eligible to receive an Award under the Plan, provided that Incentive Stock Options shall be granted only to Employees of the Company and its Subsidiaries (provided that such Subsidiary satisfies the requirements of Code Section 424(f)).

5.	SHARES AND UNITS SUBJECT TO THE PLAN; TERM OF AWARDS.

5.1.	In General.

a) Subject to Sections 5.1(d) and 5.2, and subject to adjustments as provided in Section 16, the total number of Shares subject to Awards granted under the Plan, in the aggregate, may not exceed 34,352,316 provided that each share issued pursuant to an Award other than an Option or SAR shall reduce the number of Shares available for issuance under the Plan by 2.33 Shares. For example, if all Awards under the Plan are in the form of Restricted Stock Awards, 14,743,483 Shares are available for issuance, subject to adjustment as provided in Section 16. With respect to stock-settled SARs, each such SAR shall count against the limit described in the first sentence of this Section 5.1(a) based on the number of Shares underlying the exercised portion of such Award rather than the number of Shares actually issued in settlement of such Award. Any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the number of Shares available for Awards under the Plan. Shares distributed under the Plan may be treasury Shares or authorized but unissued Shares.

b) If any Shares covered by an Award are later canceled or forfeited or for any other reason are not, and will not be, payable under the Plan, such Shares may again be made the subject of Awards under the Plan; provided, however, that such Shares shall be counted against the Individual Limit (as defined in Section 5.2); provided further, however, that any Shares tendered by a Participant in connection with the net exercise of an Award or the tax liability with respect to an Award, including Shares withheld from any such Award, shall not be available for future Awards hereunder. The Committee may adopt procedures for the counting of Shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

c) The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any rights of first refusal or other restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.

d) Notwithstanding any other provision of the Plan to the contrary, in addition to the Share limit set forth in Section 5.1(a), in connection with the Company’s underwater stock option exchange that was implemented in 2009 (the “Option Exchange”), 2,913,705 additional Shares (subject to adjustment as provided in Section 16) are reserved for issuance under the Plan solely with respect to the exercise of any Options granted in connection with the Option Exchange. Such additional shares may be used solely in connection with Options granted under the Option Exchange and, to the extent not used, will be cancelled and will not be available for future grant under the Plan.

5.2.	Other Limitations.

In no event may any Participant receive Awards totaling more than 666,667 Shares in any calendar year (the “Individual Limit”), or in the case of Awards payable in cash $2,000,000. The aggregate Fair Market Value, determined as of the date an Award is granted, for Awards that are intended to be Incentive Stock Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000. To the extent an Award purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence the portion of the Award in excess of such limit shall be a Non-Qualified Stock Option.

5.3.	Term of Awards.

The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any SAR or Option exceed a period of seven years from the date of grant.

5.4      Certain Vesting Requirements.

Subject to the terms of the plan, awards of Deferred Stock Units, Other Stock-Based Awards, Phantom Shares and Restricted Stock shall vest ratably over a period of not less than three years, unless the vesting of such Awards is based upon the achievement of performance criteria, in which case such Awards shall vest over a period of not less than one year; provided, however, that notwithstanding the foregoing, the Company’s Compensation Committee may, in its sole discretion, grant Awards of Deferred Stock Units, Other Stock-Based Awards, Phantom Shares and Restricted Stock representing, in the aggregate, not more than 10% of the number of Shares reserved for issuance under Section 5.1(a) (determined without regard to any special Share counting rules described in Section 5.1(a)) that are not subject to any minimum vesting period requirement.

6.	PROVISIONS APPLICABLE TO STOCK OPTIONS.

6.1.	Grant of Option.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those eligible Employees, Directors and Consultants to whom Options are to be granted and the number of Shares to be optioned to each such Employee, Director and Consultant; (ii) determine whether to grant Incentive Stock Options, Non-Qualified Stock Options, or both (to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option hereunder); provided that Incentive Stock Options may only be granted to Employees of the Company and its Subsidiaries (provided that such Subsidiary satisfies the requirements of Code Section 424(f)); (iii) cause each Option to be designated as an Incentive Stock Option or a Non-Qualified Stock Option; (iv) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.

6.2.	Option Price.

a) The Option Price shall be determined by the Committee on the date the Option is granted and shall be reflected in the Award Agreement, as the same may be amended from time to time subject to section 6.2(b). Any particular Award Agreement may provide for different exercise prices for specified amounts of Shares subject to the Option provided that the Option Price with respect to each Option (regardless of whether it is an Incentive Stock Option or Non-Qualified Stock Option) shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted. Notwithstanding the foregoing, in the case of the grant of an Incentive Stock Option to an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), the Option Price with respect to each Option shall not be less than 110% of the Fair Market Value of a Share on the day the Option is granted.

b) The Option Price of an Option awarded under the Plan shall not be reduced after the grant of such Option, except in the case of a change in capital structure as described in Section 16.1.

6.3.	Period of Options Vesting and Exercisability.

a) Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the seventh anniversary of the date of grant or shall have such other shorter term as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

b) The Award Agreement may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Director, or a Consultant to exercise the Option as to any part or all of the Shares subject to the Option prior to the full vesting of the Option. Any Shares so purchased (i) shall vest in accordance with the vesting schedule otherwise applicable to the Option, (ii) shall, prior to vesting, be subject to a repurchase right in favor of the Company, with the repurchase price to be equal to the lesser of (x) the exercise price paid or (y) the Fair Market Value of the Shares on the date of such repurchase, and (iii) shall be subject to any other restriction the Company determines to be appropriate.

c) Unless otherwise provided in the Award Agreement or herein, no Option (or portion thereof) shall ever become vested and exercisable, and no Shares acquired pursuant to such Option shall ever become vested, if the Optionee has a Separation from Service before the time at which such Option or Shares would otherwise have become vested, and any Option that would otherwise become vested and exercisable, or Shares that would otherwise become vested, after such Separation from Service shall be forfeited upon such separation. Notwithstanding the foregoing provisions of this Section 6.3, Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or vested, and Shares subject to such schedule may be fully or more rapidly vested, at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee’s Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee’s death, may be exercised by the Successors of the Optionee.

6.4.	Exercisability Upon and After Separation of Optionee.

a) The Committee shall provide in the Award Agreement the extent (if any) to which any Option may be exercised upon the Separation from Service of the Optionee.

b) Except as may otherwise be expressly set forth in this Section 6 or as may otherwise be expressly provided under the Award Agreement, no provision of this Section 6 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable upon the Separation from Service.

6.5.	Exercise of Options.

a) Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

b) Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Incentive Stock Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

c) If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Subsidiary) thereupon has a tax-withholding obligation, shall pay to the Company (or such Subsidiary) an amount equal to any withholding tax the Company (or Subsidiary) is required to pay as a result of the disqualifying disposition.

6.6.	Payment.

a) The aggregate Option Price shall be paid in full within three days of exercise. Payment must be made by one of the following methods

(i) cash or a certified or bank cashier’s check;

(ii)	in cash or a certified or bank cashier’s check or wire transfer received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Shares covered by the Option,

(iii)
if approved by the Committee in its discretion, Shares of Common Stock owned by the Participant prior to the exercise and having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

(iv)
by any combination of such methods of payment or any other method acceptable to the Committee in its discretion; provided, that such method does not result in an impermissible or illegal arrangement of or extension of credit by the Company to the Participant.

b) Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid adverse accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option. Any fractional Shares resulting from an Optionee’s election that is accepted by the Company shall be paid in cash.

6.7.	Exercise by Successors.

An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

6.8.	Non-Transferability of Option.

Each Option granted under the Plan shall by its terms be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death. The Committee may (but need not) permit other transfers of Non-Qualified Stock Options, where the Committee concludes that such transferability (i) does not result in an acceleration resulting in U.S. federal income taxation under Section 409A of the Code, and (ii) is otherwise appropriate and desirable.

7.	PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS

The grant of Stock Appreciation Rights (SARs) shall be subject to the following terms and conditions:

7.1. Grant of SARs: Any SAR granted under the Plan shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and shall specify the number of Shares subject to the SAR and the exercise price for the SAR. The Agreement may contain such other provisions not inconsistent with the terms of the Plan as the Committee shall deem advisable. The exercise price of a SAR shall not be less than the Fair Market Value of the Common Stock on the date of grant.

7.2. Tandem SARs. A SAR granted under the Plan may, if the Committee so provides, be granted in tandem with all or a portion of a related Option. A SAR granted in tandem with an Option may be granted either at the time of the grant of the Option or at a time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable. The exercise price of a SAR granted in tandem with an Option may not be less than the Fair Market Value of the Shares underlying the related Option on the date of the SAR grant.

7.3. Exercise of a SAR: A SAR shall entitle the Participant to exercise such SAR (or any portion of such SAR) by surrendering the SAR in exchange for a payment equal to the excess of the Fair Market Value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment may be in cash, in shares of Common Stock, in shares of Restricted Stock, or any combination thereof, as the Committee shall determine. Upon exercise or lapse of a SAR issued in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise or lapse, and such shares shall no longer be available for purchase under the Option. Conversely, if the related Option is exercised, or lapses, as to some or all of the shares of Common Stock covered by the grant, the related SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise or lapse.

7.4. Other Applicable Provisions: Unless specifically provided in this Article VII and unless otherwise provided in an Award Agreement, a SAR shall be subject to the same terms and conditions applicable to Options as stated in Article VI.

8.	PROVISIONS APPLICABLE TO RESTRICTED STOCK.

8.1. Grant of Restricted Stock.

Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to eligible Employees, Directors and Consultants; (ii) determine the restrictions applicable to Restricted Stock; and (iii) determine or impose other conditions to the grant of Restricted Stock under the Plan as it may deem appropriate.

8.2. Certificates.

a) Each Grantee of Restricted Stock shall be issued a stock certificate in respect of Restricted Stock awarded under the Plan. Such certificate shall be registered in the name of the Grantee. Without limiting the generality of Section 5.1(c), the certificates for Restricted Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan and an Award Agreement issued by Intersil Corporation to the registered owner. Copies of such Plan and Award Agreement are on file in the offices of Intersil Corporation.

b) The Committee shall require that the stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award. If and when such restrictions lapse, the stock certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 8.3.

8.3. Restrictions and Conditions.

a) Unless otherwise provided by the Committee, the Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i)
Subject to the provisions of the Plan and the Award Agreement, during a period commencing with the date of the Award and ending on the date the period of forfeiture with respect to the Restricted Stock lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Restricted Stock awarded under the Plan (or have such Shares attached or garnished). The period of forfeiture with respect to Restricted Stock granted hereunder shall lapse as provided in the Plan and the applicable Award Agreement.

(ii)
Except as provided in the foregoing clause (i), the Grantee shall have, in respect of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any dividends, which dividends shall be held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and shall be forfeited if the underlying Shares are forfeited). Certificates for Shares (not subject to restrictions) shall be delivered to the Grantee or his or her designee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Restricted Stock.

(iii)
Subject to the provisions of the Award Agreement, if the Grantee has a Separation from Service for any reason during the applicable period of forfeiture, then all Shares still subject to restriction (and any dividends related thereto) shall thereupon, and with no further action, be forfeited by the Grantee.

b) Restricted Shares shall vest according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant.

9.	PROVISIONS APPLICABLE TO PHANTOM SHARES.

9.1.	Grant of Phantom Shares.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Phantom Shares to eligible Employees, Directors and Consultants and (ii) determine or impose other conditions to the grant of Phantom Shares under the Plan as it may deem appropriate.

9.2.	Vesting.

a) Phantom Shares shall vest according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant.

b) Unless otherwise provided in the Award Agreement, if a Grantee has a Separation from Service, any and all of the Grantee’s Phantom Shares which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding.

9.3. Settlement of Phantom Shares.

a) Each vested and outstanding Phantom Share shall be settled by the transfer to the Grantee of Shares, cash or any combination of the foregoing (as determined by the Committee in its sole discretion) in an amount equal to the Phantom Share Value.

b) Each Phantom Share shall be settled with a single-sum payment by the Company; provided that, with respect to Phantom Shares of a Grantee which have a common Settlement Date, the Committee may permit the Grantee to elect in accordance with procedures established by the Committee to receive installment payments over a period not to exceed ten (10) years. Such election must be made (i) in the year before the award is made, (ii) within 30 days of initial eligibility under the Plan, (iii) within 30 days after a grant but only if there is at least a 12 month vesting requirement attached to the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest, or (iv) if the Award is subject to attainment of Performance Goals over a performance period of not less than 12 months, at least 6 months prior to the date the applicable performance period for such Performance Goal ends; provided, that, in any such case, such election complies with the requirements of Section 409A of the Code and the regulations thereunder.

c) Phantom Shares shall be settled as provided above within 10 days after the date on which they become vested (the “Settlement Date”), provided that a Grantee may elect, in accordance with procedures to be adopted by the Committee, that such Settlement Date will be deferred as elected by the Grantee to a time permitted by the Committee under procedures to be established by the Committee. Elections under this Section 9.4(c) will not be effective for twelve months and must be made no later than twelve (12) months prior to the date on which the Award would otherwise be settled and must require payment of a lump-sum or the commencement of payments over a period not to exceed ten (10) years (as specified in the form of election) no earlier than five (5) years following the date upon which payment would otherwise commence under the terms of the Award Agreement; provided, that, in any case, such election complies with the requirements of Section 409A of the Code and the regulations thereunder.

9.4. Other Phantom Share Provisions.

a) Rights or benefits with respect to Phantom Shares granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance attachment, charge, garnishment, execution, or levy of any kind, wither voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, charge or otherwise dispose of any right or benefits payable hereunder shall be void.

b) A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder shall be made to the Grantee’s estate. If a Grantee with a vested Phantom Share that has been deferred dies, such Phantom Share shall be settled and the Phantom Share Value in respect of such Phantom Shares paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.

c) Phantom Shares are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan. Each Grantee’s right in the Phantom Shares is limited to the right to receive payment, if any, as may herein be provided. The Phantom Shares do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of ERISA. The right of any Grantee of Phantom Shares to receive payments by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained in the Plan shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Without limiting Section 9, no provision of the Plan shall be interpreted to confer any voting, dividend or derivative or other similar rights with respect to any Phantom Shares.

10.	PROVISIONS APPLICABLE TO DEFERRED STOCK UNITS

10.1. Grant of DSUs. Subject to the terms of the Plan, the Committee may grant Deferred Stock Units to eligible Employees, Directors and Consultants pursuant to an Award Agreement, which contains such terms and conditions as determined by the Committee.

10.2. Vesting; Other Restrictions. The DSUs granted under the Plan shall vest and be paid in accordance with the terms provided for by the Committee in an Award Agreement (with payment to occur within 10 days after the vesting date, unless deferred in accordance with this Section 10). The DSU may be subject to additional terms and conditions as the Committee so determines in its sole and absolute discretion. Unless the Committee provides otherwise in an applicable Award Agreement, in the event of a Separation from Service for any reason, all unvested DSUs will be forfeited upon Separation from Service.

10.3. Deferral of DSUs. The terms of a DSU grant may provide for the elective deferral of receipt of a DSU in accordance with terms established by the Committee. Such deferral must be made (i) in the year before the award is made, (ii) within 30 days of initial eligibility under the Plan, (iii) within 30 days of a grant but only if there is at least a 12 month vesting requirement attached to the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest, or (iv) if the Award is subject to attainment of Performance Goals over a performance period of not less than 12 months, at least 6 months prior to the date the applicable performance period for such Performance Goal ends.

10.4. Certificates; Shareholder Rights; Dividends. A Share certificate shall not be issued to the Grantee prior to vesting or the expiration of any applicable deferral period under section 10.3. Prior to the date a Share is issued, a Grantee shall not have the right to vote the shares or receive dividends. However, the Committee may provide for payments that are equal to the amount of the dividends which are otherwise payable with respect to unvested or deferred DSUs (“Dividend Equivalents”) provided that such Dividend Equivalents shall be subject to the same restrictions as the underlying DSU.

10.5. Non-Transferability. A DSU Grantee may not sell, transfer, assign or in any other way convey or encumber a DSU.

11.	OTHER STOCK-BASED AWARDS

The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of award (in addition to those Awards provided in Sections 6 through and including 10 hereof) that is payable in, or valued in whole or in part by reference to, shares of Common Stock, and that is deemed by the Committee to be consistent with the purposes of the Plan (any such Award, an “Other Stock-Based Award”). Other Stock-Based Awards shall be subject to such terms and conditions as may be determined by the Committee, consistent with the terms and purposes of the Plan.

12.	CLAIMS PROCEDURE

With respect to Phantom Shares and Deferred Stock Units, but only to the extent ERISA is applicable to such Award, the Company shall administer a claims procedure as follows:

12.1. Initial Claim. A Participant or his or her beneficiary who believes that he or she is entitled to benefits under the Plan (the “Claimant”), or the Claimant’s authorized representative acting on behalf of such Claimant, must make a claim for those benefits by submitting a written notification of his or her claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Committee.

12.2. Procedure for Review. The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently to similarly situated Claimants. Any notification to a Claimant required hereunder may be provided in writing or by electronic media, provided that any electronic notification shall comply with the applicable standards imposed under section 2520.104b-1(c) of Title 29 of the Code of Federal Regulations.

12.3. Claim Denial Procedure. If a claim is wholly or partially denied, the Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefore, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA following an adverse benefit determination on review.

12.4. Appeal Procedure. In the case of an adverse benefit determination, the Claimant or his or her representative shall have the opportunity to appeal to the Committee for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied. The Claimant or his or her representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed “relevant” to a claim in accordance with section 2560.503-1(m)(8) of Title 29 of the Code of Federal Regulations. The Claimant or his or her representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his or her representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

12.5. Decision on Appeal. The Committee shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with section 2560-1(m)(8) of Title 29 of the Code of Federal Regulations) and (iv) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.

13.	TAXES; WITHHOLDING.

13.1. In General.

The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require a Participant to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option or SAR, (ii) the lapsing of any restrictions applicable to any Restricted Stock or DSUs, (iii) the receipt of a distribution in respect of Phantom Shares or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code). Notwithstanding anything contained herein to the contrary, all taxes, interest and penalties incurred by a Participant with respect to an Award granted under the Plan (including, without limitation, any taxes, interest or penalties incurred under Code Section 409A) shall be the sole responsibility of the Participant, and neither the Company nor any Subsidiary shall have any liability therefore.

13.2. Share Withholding.

a)    Upon the exercise of an Option or SAR, the Participant may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that the Participant makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

b)    Upon the lapsing of restrictions on, or settlement of, Restricted Stock, Phantom Shares or DSUs (or other income-recognition event), the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of such lapse or settlement sufficient to satisfy the applicable withholding taxes.

c)    Any withholding of Shares under this Section 13.2 shall occur at a rate that does not exceed the minimum required tax withholding rate.

13.3. Withholding Required.

Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Award shall be forfeited upon the failure of the Participant to satisfy such requirements.

13.4.	For purposes of this Section 13, the “Company” shall include the Company and its Subsidiaries, as applicable.

14.	REGULATIONS AND APPROVALS.

14.1. The obligation of the Company to sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

14.2. The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

14.3. Each Award (or issuance of Shares in respect thereof) is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of an Award, no payment shall be made or Shares issued in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

14.4. In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

14.5. Without amending the Plan, Awards may be granted to Participants who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

15.	INTERPRETATION AND AMENDMENTS, OTHER RULES.

The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which an Award shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee, except as provided in clause (ii) of the foregoing sentence, shall be final and binding upon all persons. The Board (or the Committee, if such power is so delegated by the Board) may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to an Award previously granted unless such amendments are required in order to comply with applicable laws; provided that the Board (or the Committee, if such power is so delegated by the Board) may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained. Notwithstanding anything contained herein to the contrary, neither the Board nor the Committee may, without approval of the Company’s shareholders, implement a program that provides for the repricing, replacing or cash buy-back of, underwater Awards

16.	CHANGES IN CAPITAL STRUCTURE; CHANGE IN CONTROL.

16.1. Changes in Capital Structure.

a)    If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:

(x)	the maximum aggregate number of Shares which may be made subject to Awards under the Plan (and the Individual Limit), shall be appropriately adjusted by the Committee; and/or

(y)
the Committee shall take any such action as in its judgment shall be necessary to preserve the Participants’ rights in their respective Awards substantially proportionate to the rights existing in such Awards prior to such event, including, without limitation, adjustments in (A) the number of Awards granted, (B) the number and kind of shares or other property to be distributed in respect of Awards, (C) the Option Price (or exercise price of a SAR), and (D) performance-based criteria established in connection with Awards; provided that, in the discretion of the Committee, the foregoing clause (D) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 16.1(a) had the event related to the Company.

b) Any Shares or other securities distributed to a Grantee with respect to Restricted Stock shall be subject to the restrictions and requirements imposed by Section 8, including depositing the certificates therefore with the Company together with a stock power and bearing a legend as provided in Section 8.2(a).

c) If the Company shall be consolidated or merged with another corporation, each Grantee who has received Restricted Stock that is then subject to restrictions imposed by Section 8.3(a) may be required to deposit with the successor corporation the certificates for the stock or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with Section 8.2(b), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by Section 8.3(a), and the certificates therefore or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 8.2(a).

16.2. Change in Control.

a)    Options and SARs. Upon a Change in Control, the Committee, in its discretion, may take one or more of the following actions with respect to all Options and SARs that are outstanding and unexercised as of such Change in Control: (i) accelerate the vesting and exercisability of all such Options and/or SARs to the extent unvested and unexercisable, such that all outstanding Options and/or SARs are fully vested and exercisable, (ii) cancel all outstanding vested Options and/or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option or SAR, as applicable, as of the date of the Change in Control over the Option Price, in the case of an Option, or the exercise price, in the case of a SAR, of such portion (provided that any Options with a per share Option Price or SARs with a per share exercise price, in either case, that equals or exceeds the Fair Market Value of the underlying Common Stock on the date of such Change in Control shall be cancelled with no compensation due the Participant) , (iii) terminate all Options and/or SARs immediately prior to the Change in Control, provided that the Company provides the Participant an opportunity to exercise such Options and/or SARs, as applicable, within a specified period following the Participant’s receipt of a written notice of such Change in Control and of the Company’s intention to terminate such Options and/or SARs, as applicable, prior to such Change in Control, or (iv) require the successor corporation, following a Change in Control if the Company does not survive such Change in Control, to assume all outstanding Options and/or SARs and/or to substitute such Options and/or SARs, as applicable, with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of such Participants with respect to such Awards.

b)    Other Awards. Upon a Change in Control, all Restricted Stock, Phantom Shares, DSU grants and Other Stock-Based Awards that are outstanding may, at the discretion of the Committee, become immediately and fully vested. Unless otherwise provided in an applicable Award Agreement, upon a Change in Control, all vested Phantom Shares, DSU grants and Other Stock-Based Awards (if applicable) shall be distributed in a single sum payment. Notwithstanding the foregoing, no such vesting or settlement shall occur with respect to any Phantom Share, DSU or Other Stock-Based Award that is treated as “non-qualified deferred compensation” within the meaning of Code Section 409A unless such Change in Control constitutes a “change in the ownership or effective control” of the Company or a “change in ownership” of a substantial portion of the Company’s assets, in any case, in accordance with Code Section 409A and the regulations thereunder.

16.3. Committee Authority. The judgment of the Committee with respect to any matter referred to in this Section 16 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

17.	MISCELLANEOUS.

17.1. No Rights to Employment or Other Service.

Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the individual’s employment or other service at any time.

17.2. No Fiduciary Relationship.

Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its Subsidiaries, or any of their officers or the Committee, on the one hand, and the Participant, the Company, its Subsidiaries or any other person or entity, on the other.

17.3. Notices.

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Committee or mailed to its principal office, addressed to the attention of the Committee; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 17.3.

17.4. Exculpation and Indemnification.

The Company shall indemnify and hold harmless the members of the Board and the members of the Committee, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

17.5. Captions.

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

17.6. Code Section 409A.

The Plan and all Awards are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Code Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Plan and/or any Award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Code Section 409A. In the event that a Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s Separation from Service, then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s Separation from Service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum cash payment, without interest, on the earlier of (i) the first business day following the six (6) month anniversary of such Participant’s Separation from Service or (ii) the tenth business day following such Participant’s death.

17.7.    Governing Law.

THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.

intersil™

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
01 DAVID B. BELL	☐	☐	☐
02 DR. ROBERT W. CONN	☐	☐	☐
03 JAMES V. DILLER	☐	☐	☐
04 GARY E. GIST	☐	☐	☐
05 MERCEDES JOHNSON	☐	☐	☐
06 GREGORY LANG	☐	☐	☐
07 JAN PEETERS	☐	☐	☐
08 ROBERT N. POKELWALDT	☐	☐	☐
09 JAMES A. URRY	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	For	Against	Abstain
2 To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm.	☐	☐	☐
3 To approve an amendment to The Intersil Corporation Employee Stock Purchase Plan, as described in Item 3 of our proxy statement.	☐	☐	☐
4 To approve an amendment to the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan, as described in Item 4 of our proxy statement.	☐	☐	☐
5 To vote on a non-binding advisory proposal regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in our proxy statement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000126206_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

INTERSIL CORPORATION
Annual Meeting of Shareholders
May 2, 2012
This proxy is solicited on behalf of the Board of Directors

The undersigned holder of common stock of INTERSIL CORPORATION, a Delaware corporation, hereby appoints David B. Bell and Vern Kelley with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of Intersil Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company's headquarters, located at 1001 Murphy Ranch Road, Milpitas, California 95035, on May 2, 2012 at 8:00 a.m., local time, and at any and all adjournments and postponements thereof, as follows:

This proxy, when properly executed, will be voted as directed by the shareholders. If no such directions are made, this proxy will be voted FOR the election of the director nominees listed on the reverse side and for each proposal.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

0000126206_2 R1.0.0.11699

Continued and to be signed on reverse side